Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249553

PROSPECTUS/OFFER TO EXCHANGE

ATLAS TECHNICAL CONSULTANTS, INC.

Offer to Exchange Warrants to Purchase Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
for
Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (END OF DAY), EASTERN STANDARD TIME, ON NOVEMBER 16, 2020 OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants, including the public warrants (as defined below) and the private placement warrants (as defined below) (collectively, the “warrants”), each to purchase shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Atlas Technical Consultants, Inc. (the “Company”), the opportunity to receive 0.185 shares of Class A common stock in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to:

•        All holders of our publicly traded warrants to purchase our Class A Common Stock that were originally sold as part of the units issued in our initial public offering, which closed on November 20, 2018 (the “IPO”), referred to as the “public warrants.” The public warrants entitle such warrant holders to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. As of November 5, 2020, there were 20,000,000 public warrants outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,700,000 shares of our Class A Common Stock in exchange for the public warrants.

•        All holders of our warrants to purchase our Class A Common Stock that were privately issued in connection with our IPO based on an exemption from registration under the Securities Act, referred to as the “private placement warrants.” The private placement warrants entitle such warrant holders to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. The terms of the private placement warrants are identical to the public warrants, except that such private placement warrants are exercisable on a cashless basis and are not redeemable by us, in each case, so long as they are still held by permitted transferees of Sponsor. As of November 5, 2020, there were 3,750,000 private placement warrants outstanding, all of which were held by our affiliates. For more information, see the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others.” Pursuant to the Offer, we are offering up to an aggregate of 693,750 shares of our Class A Common Stock in exchange for the private placement warrants.

The warrants are governed by the warrant agreement, dated as of November 15, 2018 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent. Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “ATCX” and “ATCXW,” respectively.

Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.185 shares of our Class A common stock for each warrant tendered by such holder and exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the outstanding warrants to amend the Warrant Agreement (the “Warrant Amendment”), which governs all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.1665 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, approval of the Warrant Amendment requires the Warrant Consent (as defined below).

As of the date of this Prospectus/Offer to Exchange, an affiliate of BlueCrest Capital Management Limited (“BlueCrest”), which holds 8,870,000 warrants, representing approximately 37.3% of the total warrants outstanding, has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement (the “Public Tender and Support Agreement”). Additionally, Boxwood Sponsor LLC (the “Sponsor”), which holds 3,750,000 warrants, representing approximately 15.8% of the total warrants outstanding has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement (the “Private Tender and Support Agreement” and, together with the Public Tender and Support Agreement, the “Tender and Support Agreements”). Accordingly, since holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Transactions and Agreements Concerning Our Securities — Tender and Support Agreements.”

You may not consent to the Warrant Amendment without tendering your warrants in the Offer and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the warrants, and therefore by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the warrants you have tendered in the Offer. There are no guaranteed delivery provisions provided for in conjunction with the Offer under the terms of this Prospectus/Offer to Exchange. Tendering warrant holders must tender their warrants in accordance with the procedures set forth under “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment.”

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants in the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by November 16, 2020, may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Class A common stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding warrants to shares of Class A common stock as provided in the Warrant Amendment. Our public warrants are currently listed on the Nasdaq under the symbol “ATCXW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A common stock issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors (the “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, the Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888) 803-9655

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call: (866) 342-1635
Email: atcxw@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities

This Prospectus/Offer to Exchange is dated November 12, 2020.

i

About This Prospectus/Offer to Exchange

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Class A common stock and warrants, and the financial statements and the notes that are included in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “our company,” “we,” “us,” “our,” and similar references to refer to Atlas Technical Consultants, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Prospectus/Offer to Exchange that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus/Offer to Exchange are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto;

•        the adequacy of our efforts to mitigate cyber security risks and threats, especially with a significant number of employees working remotely due to the COVID-19 pandemic;

•        operational challenges related to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•        the ability to maintain the listing of our Class A common stock on Nasdaq following the Atlas Business Combination;

•        our access to capital to fund expansions, acquisitions, and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business, as a result of which they would then receive expense reimbursements;

•        our public securities’ potential liquidity and trading;

•        changes adversely affecting the business in which we are engaged;

•        the risks associated with cyclical demand for our services and vulnerability to industry downturns and regional national downturns;

•        fluctuations in our revenue and operating results;

•        unfavorable conditions or further disruptions in the capital and credit markets;

•        our ability to generate cash, service indebtedness and incur additional indebtedness;

•        competition from existing and new competitors;

•        our ability to integrate any businesses we acquire and achieve projected synergies;

•        the impact of potential information technology or data security breaches or other cyber-attacks or other disruptions;

•        our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

•        our ability to recruit and retain experienced personnel;

•        risks related to legal proceedings or claims, including liability claims;

•        our dependence on third-party contractors to provide various services;

•        safety and environmental requirements and governmental regulations that may subject us to unanticipated liabilities;

•        general economic conditions and demand for our services;

•        our ability to fulfill our public company obligations;

•        the approval of the Warrant Amendment and our ability to require that all outstanding warrants be exchanged for Class A common stock;

•        the exchange of warrants for Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

•        the lack of a third-party determination that the Offer or the Consent Solicitation is fair to holders of the warrants; and

•        other risks and uncertainties set forth in the “Risk Factors” section of this Prospectus/Offer to Exchange.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Defined Terms

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Atlas” are to Atlas Technical Consultants, Inc., the registrant, unless the context otherwise requires;

“bylaws” are to our bylaws as currently in effect, filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part;

“charter” are to our second amended and restated certificate of incorporation filed with the Delaware Secretary of State on February 13, 2020 as currently in effect, filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part;

“Class A common stock” or “Class A shares” are to our Class A common stock, par value $0.0001 per share;

“Class B common stock” or “Class B shares” are to our Class B common stock, par value $0.0001 per share;

“Code” are to the Internal Revenue Code of 1986, as amended;

“common stock” are to the Class A common stock and Class B common stock;

“Consent Solicitation” are to the solicitation of consent from the holders of the outstanding warrants to approve the Warrant Amendment;

“credit agreement” are to our Credit Agreement, dated as of February 14, 2020 among Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Intermediate Holdings LLC, the lenders and issuing banks from time to time party thereto and Macquarie Capital Funding LLC, as Administrative Agent and as Collateral Agent, as amended by Amendment No. 1 to the Credit Agreement, dated March 30, 2020, and Amendment No. 2 to the Credit Agreement, dated March 31, 2020, as amended, supplemented or otherwise modified;

“DGCL” are to the Delaware General Corporation Law;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Expiration Date” are to midnight (end of day), Eastern Standard Time on November 16, 2020.

“GAAP” are to United States generally accepted accounting principles;

“IPO” are to the initial public offering of units of Boxwood Merger Corp. (now known as Atlas Technical Consultants, Inc.), which closed on November 20, 2018;

“Letter of Transmittal and Consent” are to the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“Offer” are to the opportunity to receive 0.185 shares of Class A common stock in exchange for each of our outstanding warrants.

“Offer Period” are to the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“organizational documents” are to the charter and bylaws;

“private placement warrants” are to the warrants issued to our Sponsor in a private placement in connection with the closing of the IPO that have not become public warrants under the Warrant Agreement as a result of being transferred to any person other than permitted transferees;

“public warrants” are to the warrants (i) sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) or (ii) initially issued to purchasers of our units issued in connection with the IPO that have been transferred to any person other than permitted transferees;

“Sponsor” are to Boxwood Sponsor LLC, a Delaware limited liability company;

“units” are to our units sold in the IPO, each of which consisted of one Class A ordinary share and one-half of one warrant prior to their automatic separation upon the closing of the Atlas Business Combination;

“Warrant Agreement” are to that Warrant Agreement, dated as of November 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent;

“Warrant Amendment” are to the amendment to the Warrant Agreement permitting the Company to require that each outstanding warrant be converted into 0.1665 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer;

“Warrant Consent” are to the vote or written consent of a majority of all outstanding warrants approving the Warrant Amendment with respect to the terms of the warrants; and

“warrants” are to the public warrants and the private placement warrants;

Unless the context requires otherwise, references in this Prospectus/Offer to Exchange to the subscription investors refer to such persons in their capacities as such and not in any other capacity (including as directors and officers of the Company, if applicable).

Summary

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

In this Prospectus/Offer to Exchange, unless the context requires otherwise, references to the “Company,” “we,” “our,” or “us” refer to (i) Atlas Intermediate, ATC Group, AS&M Holdings LP (formerly known as “Atlas Technical Consultants Holdings LP” (“Atlas Holdings”)) and all of their subsidiaries prior to the consummation of the Atlas Business Combination, (ii) Atlas Technical Consultants, Inc. and its consolidated subsidiaries following the consummation of the Business Combination and (iii) references to “Boxwood” refer to Boxwood Merger Corp. The acquisition of Atlas Intermediate and ATC Group, pursuant to that certain unit purchase agreement entered into by and between Atlas TC Buyer LLC (the “Buyer”), a Delaware limited liability company, Atlas Holdings and the other parties thereto on August 12, 2019 (as amended, the “Purchase Agreement”) is referred to herein as the “Atlas Business Combination.”

Summary of the Offer and Consent Solicitation

The Company

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection engineering and consulting services under the name Atlas Technical Consultants, Inc., offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets.

On February 14, 2020, Boxwood, a special purpose acquisition company and the historical registrant prior to such date, consummated the Atlas Business Combination in which it acquired Atlas. In connection with such business combination, the Company changed its name to Atlas Technical Consultants, Inc.

Corporate Contact Information

Our principal executive offices are located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, and our telephone number is (512) 851-1501. We maintain a website at www.oneatlas.com, where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer

As of November 5, 2020, we had outstanding an aggregate of 20,000,000 public warrants and 3,750,000 private placement warrants, each exercisable for one share of our Class A common stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 4,393,750 shares of our Class A common stock in exchange for all of the outstanding warrants.

Under the Warrant Agreement, we may call the outstanding warrants for redemption at our option:

•   in whole and not in part;

•   at a price of $0.01 per warrant;

•   upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•   if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, provided that there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of public warrants on a “cashless basis”.

The terms of the private placement warrants are identical to the public warrants, except (i) they will not be redeemable by the Company so long as they are held by the Sponsor and (ii) they may be exercisable by the holders on a cashless basis. The warrants expire on February 14, 2025, subject to certain terms and conditions.

Market Price of Our Class A Common Stock

Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “ATCX” and “ATCXW,” respectively. See “Market Information, Dividends and Related Stockholder Matters — Market Information of Class A Common Stock and public warrants.”

The Offer

Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.185 shares of our Class A common stock for each warrant so exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Class A common stock in the exchange.

The shares of Class A common stock issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation

In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be converted into shares of Class A common stock at a ratio of 0.1665 shares of Class A common stock per outstanding warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no warrants will remain outstanding. Holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, therefore, if the other conditions described therein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail, see “Transactions and Agreements Concerning Our Securities —Tender and Support Agreements.”

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants and the consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, approval of the Warrant Amendment is conditioned upon receiving the Warrant Consent. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

Withdrawal Rights

If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by November 16, 2020 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates

Certain of our directors, executive officers and affiliates hold warrants and have indicated to us that they intend to tender such warrants pursuant to the Offer. None of our directors, executive officers or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others.”

Federal and State Regulatory Approvals

Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Considerations

For those holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat your exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of Class A common stock (except to the extent any cash payment is received in lieu of a fractional share), (ii) your aggregate tax basis in our Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for our Class A common stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our Class A common stock, there can be no assurance in this regard, and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require holders to recognize taxable income.

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, if approved, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require holders to recognize taxable income. See “Market Information, Dividends and Related Stockholder Matters — Material U.S. Federal Income Tax Considerations.”

No Recommendation

None of the members of our Board, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.
Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004
Dealer Manager

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888) 803-9655

We have other business relationships with the dealer manager, as described in “Market Information, Dividends and Related Stockholder Matters — Dealer Manager.”

Additional Information

We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent to the information agent at the below address and phone number:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call: (866) 342-1635

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this Prospectus/Offer to Exchange, including the consolidated financial statements and related notes included herein before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Additionally, the risks and uncertainties described in this Prospectus/Offer to Exchange or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Furthermore, the on-going global pandemic related to COVID-19 may amplify many of the risks discussed below to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations as well as our stock price following completion of this Offer and Consent Solicitation.

Risks Relating to Our Business and Industry

Outbreaks of communicable diseases, including the on-going global pandemic related to COVID-19, have had and could continue to have, directly or indirectly, a material and adverse effect on our business, financial condition and results of operations. The duration and extent to which this will impact our future financial condition and results of operations remains uncertain.

Global or national health concerns, including the outbreak of pandemic or contagious disease, can negatively impact the global economy and, therefore, demand and pricing for our services. For example, the outbreak of the COVID-19 pandemic and the measures being taken to address and limit the spread of the virus have already adversely affected the U.S. economy and financial markets, resulting in an economic downturn that has negatively impacted the demand for our services. The full impact of the COVID-19 outbreak continues to evolve. Furthermore, the COVID-19 pandemic also raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which could affect demand for our services and impact our financial condition and results of operations even after the pandemic is contained and the containment measures are lifted. For example, if a client’s financial difficulties become severe, the client may be unwilling or unable to pay our invoices in the ordinary course of business, which could adversely affect collections of both our accounts receivable and unbilled services. The COVID-19 pandemic raises the possibility of an extended global economic downturn which may impact the ability of our customers to pay for our services. We continue to monitor the impact of the COVID-19 pandemic on our cash flows and on the credit and financial markets.

Additionally, we have an increased number of employees working remotely. As a result, we may have increased cyber security and data security risks, due to increased use of home Wi-Fi networks and virtual private networks, as well as increased disbursement of physical machines. While we implement IT controls to reduce the risk of a cyber-security and data security breach, there is no guarantee that these measures will be adequate to safeguard all systems with an increased number of employees working remotely.

At this time we are monitoring, and will continue to monitor, the safety of our employees during the COVID-19 pandemic. We are evaluating, and will continue to evaluate, the impact of COVID-19 on current projects, but the full effects of COVID-19 on our operations are still unknown. The duration and extent of the impact from the COVID-19 pandemic continues to be evaluated by governments and experts and depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions, and the impact of these and other factors on our employees and clients. The potential for an extension of shelter-in-place orders within the cities and municipalities we operate in could further negatively impact future results as well as the re-designation of infrastructure spending to non-essential services. Disruptions to capital markets due to the uncertainty surrounding the length and severity of COVID-19 could delay the timing of our customers’ capital projects. In addition, the timing of payments from our commercial customers may be impacted.

We cannot assure you that we will achieve synergies and cost savings in connection with prior or future acquisitions.

We may not achieve anticipated cost savings in connection with prior or future acquisitions within the anticipated time frames or at all. A variety of risks could cause us not to realize some or all of these expected benefits. These risks include, among others, higher than expected standalone overhead expenses, delays in the anticipated timing of activities related to such initiatives and the incurrence of other unexpected costs associated with operating the business. Moreover, our implementation of cost savings initiatives may disrupt our operations and performance, and our estimated cost savings from such initiatives may be based on assumptions that prove to be inaccurate. If, for any reason, the benefits we realize are less than our estimates or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially and adversely affected.

In addition, our operating results from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill, or other long-lived assets, particularly if economic conditions worsen unexpectedly. These changes could materially adversely affect our results of operations, financial condition, stockholders’ equity, and cash flows.

Our continued success is dependent upon our ability to hire, retain and utilize qualified personnel.

The success of our business is dependent upon our ability to hire, retain and utilize qualified personnel, including engineers, architects, designers, craft personnel and corporate management professionals who have the required experience and expertise at a reasonable cost. The market for these and other personnel is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the expertise, and in the timeframe, demanded by our clients, or to replace such personnel when needed in a timely manner. In certain geographic areas, for example, we may not be able to satisfy the demand for our services because of our inability to successfully hire and retain qualified personnel. Furthermore, some of our personnel hold government granted clearance that may be required to obtain government projects. If we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, qualified technical and management personnel could limit our ability to successfully complete existing projects and compete for new projects.

In addition, if any of our key personnel retire or otherwise leave the company, we need to have appropriate succession plans in place and to successfully implement such plans, which requires devoting time and resources toward identifying and integrating new personnel into leadership roles and other key positions. If we cannot attract and retain qualified personnel or effectively implement appropriate succession plans, it could have a material adverse impact on our business, financial condition and results of operations.

The cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. For example, the uncertainty of contract award timing can present difficulties in matching our workforce size with our contracts. If an expected contract award is delayed or not received, we could incur costs resulting from excess staff, reductions in staff, or redundancy of facilities that could have a material adverse impact on our business, financial condition and results of operations.

Our profitability could suffer if we are not able to maintain adequate utilization of our workforce.

The cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. The rate at which we utilize our workforce is affected by several factors, including:

•        our ability to transition employees from completed projects to new assignments and to hire and assimilate new employees;

•        our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces;

•        our ability to manage attrition;

•        our need to devote time and resources to training, business development, professional development, and other non-chargeable activities;

•        our ability to match the skill sets of our employees to the needs of the marketplace; and

•        if we over-utilize our workforce, our employees may become disengaged, which will impact employee attrition. If we under-utilize our workforce, our profit margin and profitability could suffer.

If we are unable to integrate acquired businesses successfully, our business could be harmed.

As part of our business strategy to pursue accretive acquisitions, we intend to selectively pursue targets that provide complementary, low-risk services and expand our national platform. Our inability to successfully integrate future acquisitions could impede it from realizing all of the benefits of those acquisitions and could weaken our business operations. The integration process of any particular acquisition may disrupt our business and, if implemented ineffectively, may preclude realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration process may result in unanticipated problems, expenses, liabilities and competitive responses and may cause our stock price to decline.

The difficulties of integrating acquisitions include, among other things:

•        unanticipated issues in integration of information, communications and other systems;

•        unanticipated incompatibility of logistics, marketing and administration methods;

•        maintaining employee morale and retaining key employees;

•        integrating the business cultures of both companies;

•        preserving important strategic client relationships;

•        consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•        coordinating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of such acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all.

Further, acquisitions may also cause us to:

•        cause our management to expend significant time, effort and resources;

•        issue securities that would dilute our current stockholders;

•        use a substantial portion of our cash resources;

•        increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•        assume liabilities, including environmental liabilities, for which we do not have indemnification from the former owners or have indemnification that may be subject to dispute or concerns regarding the creditworthiness of the former owners;

•        record goodwill and non-amortizable intangible assets that are subject to impairment testing on a regular basis and potential impairment charges;

•        experience volatility in earnings due to changes in contingent consideration related to acquisition liability estimates;

•        incur amortization expenses related to certain intangible assets;

•        lose existing or potential contracts as a result of conflict of interest issues;

•        incur large and immediate write-offs; or

•        become subject to litigation.

Construction and maintenance sites are inherently dangerous workplaces. If we, the owner, or others working at the project site fail to maintain safe work sites, we can be exposed to significant financial losses and reputational harm, as well as civil and criminal liabilities.

Construction and maintenance sites often put our employees and others in proximity with large pieces of mechanized equipment, moving vehicles, chemical and manufacturing processes, and highly regulated materials, in a challenging environment. If we fail to implement safety procedures or if the procedures we implement are ineffective, or if others working at the site fail to implement and follow appropriate safety procedures, our employees and others may become injured, disabled or even lose their lives, the completion or commencement of our projects may be delayed, and we may be exposed to litigation or investigations. Unsafe work sites also have the potential to increase employee turnover, increase the cost of a project to our clients, and raise our operating and insurance costs. Any of the foregoing could result in financial losses or reputational harm, which could have a material adverse impact on our business, financial condition and results of operations.

In addition, our projects can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject us to civil and/or criminal liabilities. We are also subject to regulations dealing with occupational health and safety. Although we maintain functional groups whose primary purpose is to ensure we implements effective health, safety and environmental (“HSE”) work procedures throughout our organization, including construction sites and maintenance sites, the failure to comply with such regulations could subject it to liability. In addition, despite the work of our functional groups, we cannot guarantee the safety of our personnel or that there will be no damage to or loss of our work, equipment or supplies.

Our safety record is critical to our reputation. Many of our clients require that we meet certain safety criteria to be eligible to bid for contracts and many contracts provide for automatic termination or forfeiture of some or all of our contract fees or profit in the event we fail to meet certain measures. Accordingly, if we fail to maintain adequate safety standards, we could suffer reduced profitability or the loss of projects or clients, which could have a material adverse impact on our business, financial condition and results of operations.

Demand from clients is cyclical and vulnerable to economic downturns. If the economy weakens or client spending declines, our financial results may be impacted.

Demand for services from our clients is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. Our business traditionally lags the overall recovery in the economy. If the economy weakens or client spending declines, then our revenue, profits and overall financial condition may deteriorate.

In addition, if there is an economic downturn, our existing and potential clients may either postpone entering into new contracts or request price concessions. Difficult financing and economic conditions may cause some of our clients to demand better pricing terms or delay payments for services we perform, thereby increasing the average number of days our receivables are outstanding and the potential of increased credit losses on uncollectible invoices. Further, these conditions may result in the inability of some of our clients to pay us for services that it has already performed. Accordingly, these factors affect our ability to forecast our future revenue and earnings from business areas that may be adversely impacted by market conditions.

Our results of operations depend on the award of new contracts and the timing of the performance of these contracts.

Our revenues are derived from new contract awards. Delays in the timing of the awards or cancellations of such prospects as a result of economic conditions, material and equipment pricing and availability or other factors could impact our long-term projected results. It is particularly difficult to predict whether or when we will receive large-scale projects as these contracts frequently involve a lengthy and complex bidding and selection process, which is affected by several factors, such as market conditions or governmental and environmental approvals. Since a significant portion of our revenues is generated from such projects, our results of operations and cash flows can fluctuate significantly from quarter to quarter depending on the timing of our contract awards and the commencement or progress of work under awarded contracts. Furthermore, many of these contracts are subject to financing contingencies and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing for the project.

In addition, certain contracts require us to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, we may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer.

The uncertainty of contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than necessary under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, we may incur additional costs resulting from reductions in staff or redundancy of facilities, which could have a material adverse effect on our business, financial condition and results of operations.

The contracts in our backlog may be adjusted, cancelled or suspended by our clients and, therefore, our backlog is not necessarily indicative of our future revenues or earnings. Additionally, even if fully performed, our backlog is not a good indicator of future gross margins.

Backlog represents the total dollar amount of revenues we expect to record in the future as a result of performing work under contracts that have been awarded to it. As of September 30, 2020, our backlog totaled approximately $638 million. There is no assurance that backlog will be realized as revenues in the amounts reported or, if realized, will result in profits. In accordance with industry practice, substantially all of our contracts are subject to cancellation, termination, or suspension at the discretion of the client. In the event of a project cancellation, we would generally have no contractual right to the total revenue reflected in our backlog. Projects can remain in backlog for extended periods of time because of the nature of the project and the timing of the services required by the project. The risk of contracts in backlog being cancelled or suspended generally increases during periods of widespread economic slowdowns or in response to changes in commodity prices.

The contracts in our backlog are subject to changes in the scope of services to be provided as well as adjustments to the costs relating to the contracts. The revenue for certain contracts included in backlog is based on estimates. Additionally, the way we perform on our individual contracts can affect greatly our gross margins and hence, future profitability.

Our services expose us to significant risks of liability, and our insurance policies may not provide adequate coverage.

If we fail to provide our services in accordance with applicable professional standards or contractual requirements, we could be exposed to significant monetary damages or even criminal violations. Our engineering practice, for example, involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. While we do not generally accept liability for consequential damages in our contracts, and although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, a catastrophic event at one of our project sites or completed projects resulting from the services we have performed could result in significant professional or product liability, and warranty or other claims against us as well as reputational harm, especially if public safety is impacted. These liabilities could exceed our insurance limits or the fees we generate, may not be covered by insurance at all due to various exclusions in our coverage and self-insured retention amounts, and could impact our ability to obtain insurance in the future. Further, even where coverage applies, the policies have deductibles, which result in our assumption of exposure for certain amounts with respect to any claim filed against us. In addition, clients or subcontractors who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay it. An uninsured claim, either in part or in whole, as well as any claim covered by insurance but subject to a high deductible, if successful and of a material magnitude, could have a material adverse impact on our business, financial condition and results of operations.

Unavailability or cancellation of third-party insurance coverage would increase our overall risk exposure as well as disrupt the management of our business operations.

We maintain insurance coverage from third-party insurers as part of our overall risk management strategy and some of our contracts require us to maintain specific insurance coverage limits. If any of our third-party insurers fail, suddenly cancel coverage, or otherwise are unable to provide us with adequate insurance coverage, our overall risk exposure and operational expenses would increase and the management of our business operations would be disrupted. In addition, there can be no assurance that any of our existing insurance coverage will be renewable upon the expiration of the coverage period or that future coverage will be affordable at the required limits.

Catastrophic events may adversely impact our business operations.

Our business operations may be adversely impacted by force majeure or extraordinary events beyond the control of the contracting parties, such as natural and man-made disasters as well as terrorist attacks. Such events could result in the closure of offices, interruption of projects, and the relocation of employees. We typically remain obligated to perform our services after a terrorist attack or natural disaster unless the contract contains a force majeure clause that relieves us of our contractual obligations. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our business operations.

Further, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems, and our website for our development, marketing, operational, support, hosted services, and sales activities. Despite our implementation of network security measures, we are vulnerable to disruption, infiltration, or failure of these systems or third-party hosted services in the event of a major earthquake, fire, power loss, telecommunications failure, cyber-attack, war, terrorist attack, or other catastrophic event could cause system interruptions, reputational harm, loss of intellectual property, lengthy interruptions in our services, breaches of data security, and loss of critical data and could harm our future operating results.

We engage in a highly competitive business. If we are unable to compete effectively, we could lose market share and our business and results of operations could be negatively impacted.

We face intense competition to provide technical, professional and construction services to clients. The markets we serve are highly competitive and we compete against many regional, national and multinational companies.

The extent of our competition varies by industry, geographic area and project type. Our projects are frequently awarded through a competitive bidding process, which is standard in our industry. We are constantly competing for project awards based on pricing, schedule and the breadth and technical sophistication of our services. Competition can place downward pressure on our contract prices and profit margins, and may force us to accept contractual terms and conditions that are less favorable to us, thereby increasing the risk that, among other things, we may not realize profit margins at the same rates as we have seen in the past or may become responsible for costs or other liabilities we have not accepted in the past. If we are unable to compete effectively, we may experience a loss of market share or reduced profitability or both, which, if significant, could have a material adverse impact on our business, financial condition and results of operations.

The nature of our contracts, particularly those that are fixed price, subject us to risks of cost overruns. We may experience reduced profits or, in some cases, losses if costs increase above budgets or estimates or if the project experiences schedule delays.

As of September 30, 2020 and December 31, 2019, less than 10% of our revenues were earned under fixed price contracts. Fixed price contracts require us to estimate the total cost of the project in advance of its performance. For fixed price contracts, we may benefit from any cost savings, but we bear greater risk of paying some, if not all, of any cost overruns. Fixed price contracts are established in part on partial or incomplete designs, cost and scheduling estimates that are based on several assumptions, including those about future economic conditions, commodity and other materials pricing and availability of labor, equipment and materials, and other exigencies. If the design or the estimates prove inaccurate or if circumstances change due to, among other things, unanticipated technical problems, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather or other delays beyond our control, changes in the costs of equipment or raw materials, our vendors’ or subcontractors’ inability or failure to perform, or changes in general economic conditions, then cost overruns may occur and we could experience reduced profits or, in some cases, a loss for that project. These risks are exacerbated for projects with long-term durations because there is an increased risk that the circumstances on which we based our original estimates will change in a manner that increases costs. If the project is significant, or there are one or more issues that impact multiple projects, costs overruns could have a material adverse impact on our business, financial condition and results of operations.

Governmental agencies may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may suffer a decline in revenue.

Most government contracts may be modified, curtailed or terminated by the government either at our discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then we typically can recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all our potential revenue and profits from that contract. In addition, for some assignments, the U.S. government may attempt to “insource” the services to government employees rather than outsource to a contractor. If a government terminates a contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

Our failure to comply with a variety of complex procurement rules and regulations could damage our reputation and result on our being liable for penalties, including termination of our government contracts, disqualification from bidding on future government contracts, suspension or debarment from government contracting.

We must comply with laws and regulations relating to government contracts, which affect how we do business with our customers and may impose added costs on our business. Some significant laws and regulations that affect us include:

•        federal, state, and local laws and regulations (including the Federal Acquisition Regulation or “FAR”) regarding the formation, administration, and performance of government contracts;

•        the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. government for payment or approval; and

•        federal, state, and local laws and regulations regarding procurement integrity including gratuity, bribery and anti-corruption requirements as well as limitations on political contributions and lobbying.

Any failure to comply with applicable laws and regulations could result in contract termination, damage to our reputation, price or fee reductions or suspension or debarment from contracting with the government, each of which could materially adversely affect our business, results of operations and financial condition.

In addition, federal, state, and local government entities may revise existing contract rules and regulations or adopt new contract rules and regulations at any time and may also face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Any of these changes could impair our ability to obtain new contracts or renew contracts under which we currently perform when those contracts are eligible for recompetition.

We are dependent on third parties to complete certain elements of our contracts.

Third-party subcontractors we hire perform certain work under our contracts. We also rely on third-party equipment manufacturers or suppliers to provide equipment and materials used for certain of our projects. If we are unable to hire qualified subcontractors or find qualified equipment manufacturers or suppliers, our ability to successfully complete certain projects could be impaired. If we are not able to locate qualified third-party subcontractors or the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, especially in a lump sum or a fixed price contract, we may suffer losses on these contracts. If a subcontractor, supplier or manufacturer fails to provide services, supplies or equipment as required under a contract for any reason, we may be required to source these services, equipment or supplies to other third parties on a delayed basis or on less favorable terms, which could impact contract profitability. There is a risk that we may have disputes with our subcontractors relating to, among other things, the quality and timeliness of work performed, customer concerns about a subcontractor or our failure to extend existing task orders or issue new task orders under a contract. In addition, faulty workmanship, equipment or materials could impact the overall project, resulting in claims against us for failure to meet required project specifications.

Third parties may find it difficult to obtain enough financing to help fund their operations. The inability to obtain financing could adversely affect a third party’s ability to provide materials, equipment or services which could have a material adverse impact on our business, financial condition and results of operations. In addition, a failure by a third-party subcontractor, supplier or manufacturer to comply with applicable laws, regulations or client requirements could negatively impact our business and, for government clients, could result in fines, penalties, suspension or even debarment being imposed on us, which could have a material adverse impact on our business, financial condition and results of operations.

We rely on third-party internal and outsourced software to run our critical accounting, project management and financial information systems. As a result, any sudden loss, disruption or unexpected costs to maintain these systems could significantly increase our operational expense and disrupt the management of our business operations.

We rely on third-party software to run our critical accounting, project management and financial information systems. We also depend on our software vendors to provide long-term software maintenance support for our information systems. Software vendors may decide to discontinue further development, integration or long-term software maintenance support for our information systems, in which case we may need to abandon one or more of our current information systems and migrate some or all of our accounting, project management and financial information to other systems, thus increasing our operational expense as well as disrupting the management of our business operations.

Cyber security breaches of our systems and information technology could adversely impact our ability to operate.

We need to protect our own internal trade secrets and other business confidential information from disclosure. We face the threat to our computer systems of unauthorized access, computer hackers, computer viruses, malicious code, organized cyber-attacks and other security problems and system disruptions, including possible unauthorized access to our and our clients’ proprietary or classified information. We rely on industry-accepted security measures and technology to securely maintain all confidential and proprietary information on our information systems. We have devoted and will continue to devote significant resources to the security of our computer systems, but they are still vulnerable to these threats. A user who circumvents security measures can misappropriate confidential or proprietary information, including information regarding us, our personnel and/or our clients, or cause interruptions or malfunctions in operations. As a result, we can be required to expend significant resources to protect against the threat of these system disruptions and security breaches or to alleviate problems caused by these disruptions and breaches. Any of these events can damage our reputation and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Negative conditions in the credit and financial markets and delays in receiving client payments could result in liquidity problems, adversely affecting our cost of borrowing and our business.

Although we finance much of our operations using cash provided by operations, at times we depend on the availability of credit to grow our business and to help fund business acquisitions. Instability in the credit markets in the U.S. or abroad could cause the availability of credit to be relatively difficult or expensive to obtain at competitive rates, on commercially reasonable terms or in sufficient amounts. This situation could make us more difficult or more expensive for us to access funds, refinance our existing indebtedness, enter into agreements for new indebtedness, or obtain funding through the issuance of securities or such additional capital may not be available on terms acceptable to us, or at all. We may also enter into business acquisition agreements that require us to access credit, which if not available at the closing of the acquisition could result in a breach of the acquisition agreement and a resulting claim for damages by the sellers of such business. In addition, market conditions could negatively impact our clients’ ability to fund their projects and, therefore, utilize our services, which could have a material adverse impact on our business, financial condition and results of operations.

Some of our customers, suppliers and subcontractors depend on access to commercial financing and capital markets to fund their operations. Disruptions in the credit or capital markets could adversely affect our clients’ ability to finance projects and could result in contract cancellations or suspensions, project delays and payment delays or defaults by our clients. In addition, clients may be unable to fund new projects, may choose to make fewer capital expenditures or otherwise slow their spending on our services or to seek contract terms more favorable to them. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects or that cause them to exercise their right to terminate our contracts with little or no prior notice. In addition, any financial difficulties suffered by our subcontractors or suppliers could increase our cost or adversely impact project schedules. These disruptions could materially impact our backlog and have a material adverse impact on our business, financial condition and results of operations.

If we fail to comply with federal, state and local governmental requirements, our business may be adversely affected.

We are subject to U.S. federal, state, and local laws and regulations that affect our business. Although we have policies and procedures to comply with U.S. trade laws, the violation of such laws could subject us and our employees to civil or criminal penalties, including substantial monetary fines, or other adverse actions including debarment from participation in U.S. government contracts, and could damage our reputation and our ability to do business.

Our business strategy relies in part on acquisitions to sustain our growth. Acquisitions of other companies present certain risks and uncertainties.

Our business strategy involves growth through, among other things, the acquisition of other companies. We may finance these acquisitions or other strategic investments with cash, the issuance of equity or equity linked securities or a combination of the foregoing, and therefore any such acquisition or strategic investment could be dilutive to our existing stockholders. We try to evaluate companies that we believe will strategically fit into our business and growth objectives, including, for example, our acquisition of ATC Group Services, an environmental and engineering consulting services company with over 1,700 employees across North America (“ATC Group Services”) in January 2019 and Long Engineering, Inc. (“LONG”) in February 2020. We are currently engaged in an evaluation of multiple acquisition or strategic investment opportunities, some of which may be material to our results of operation and financial condition. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results.

We may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of our lenders and, therefore, may not be able to complete such acquisitions or strategic investments. We may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and we may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions we pursue, may negatively affect and cause significant volatility in our financial results.

In addition, we have assumed, and may in the future assume, liabilities of the company we are acquiring. While we retain third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to us. If there are unknown liabilities or other obligations, our business could be materially affected.

Our quarterly results may fluctuate significantly, which could have a material negative effect on the price of our Class A common stock.

Our quarterly operating results may fluctuate due to several factors, including:

•        fluctuations in the spending patterns of our customers;

•        the number and significance of projects executed during a quarter;

•        unanticipated changes in contract performance, particularly with contracts that have funding limits;

•        the timing of resolving change orders, requests for equitable adjustments and other contract adjustments;

•        project delays;

•        changes in prices of commodities or other supplies;

•        weather conditions that delay work at project sites;

•        the timing of expenses incurred in connection with acquisitions or other corporate initiatives;

•        natural disasters or other crises;

•        staff levels and utilization rates;

•        changes in prices of services offered by our competitors; and

•        general economic and political conditions.

If our quarterly operating results fluctuate significantly, causing our operating results to fall below the expectations of securities analysts, the price of our Class A common stock may decrease substantially, which could have a material negative impact on our financial condition and results of operations.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

An impairment charge on our goodwill could have a material adverse impact on our financial position and results of operations.

Because we have grown in part through acquisitions, goodwill and intangible assets represent a substantial portion of our assets. Under U.S. GAAP, we are required to test goodwill carried in our combined balance sheets for possible impairment on an annual basis based upon a fair value approach. As of September 30, 2020, we have $97.9 million of goodwill, representing approximately 27% of our total assets of $368.0 million. We also are required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce our enterprise fair value below our book value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in a reporting unit’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions toward our facilities, and other factors.

If our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, we might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If the fair value of our reporting units is less than their carrying value, we could be required to record an impairment charge. The amount of any impairment could be significant and could have a material adverse impact on our financial position and results of operations for the period in which the charge is taken.

Rising inflation, interest rates, and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed price contracts.

Rising inflation, interest rates, or construction costs could reduce the demand for our services. In addition, we bear all the risk of rising inflation with respect to those contracts that are fixed price. Because a portion of our revenues are earned from fixed price contracts (less than 10% as of September 30, 2020 and December 31, 2019), the effects of inflation on our financial condition and results of operations over the past few years have been generally minor. However, if we expand our business into markets and geographic areas where fixed price and lump sum work is more prevalent, inflation may have a larger impact on our results of operations in the future. Therefore, increases in inflation, interest rates or construction costs could have a material adverse impact on our business, financial condition and results of operations.

We are subject to professional standards, duties and statutory obligations on professional reports and opinions we issue, which could subject us to monetary damages.

We issue reports and opinions to clients based on our professional engineering expertise as well as our other professional credentials that subject us to professional standards, duties and obligations regulating the performance of our services. If a client or another third party alleges that our report or opinion is incorrect or it is improperly relied upon and we are held responsible, we could be subject to significant liability or claims for damages. In addition, our reports and other work product may need to comply with professional standards, licensing requirements, securities regulations and other laws and rules governing the performance of professional services in the jurisdiction where the services are performed. We could be liable to third parties who use or rely upon our reports and other work product even if we are not contractually bound to those third parties. These events could in turn result in monetary damages and penalties.

The outcome of pending and future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We are a party to claims and litigation in the normal course of business. Since we engage in engineering and construction activities for large facilities and projects where design, construction or systems failures can result in substantial injury or damage to employees or others, we are exposed to claims and litigation and investigations if there is a failure at any such facility or project. Such claims could relate to, among other things, personal injury, loss of life, business interruption, property damage, pollution and environmental damage and be brought by our clients or third parties, such as those who use or reside near our clients’ projects. We can also be exposed to claims if it agreed that a project will achieve certain performance standards or satisfy certain technical requirements and those standards or requirements are not met. In many of our contracts with clients, subcontractors, and vendors, we agree to retain or assume potential liabilities for damages, penalties, losses and other exposures relating to projects that could result in claims that greatly exceed the anticipated profits relating to those contracts. In addition, while clients and subcontractors may agree to indemnify us against certain liabilities, such third parties may refuse or be unable to pay it.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer. As of the date of this Prospectus/Offer to Exchange, holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment, therefore, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the outstanding warrants, the Company will have the right to require holders of the public warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.1665 shares of Class A common stock. This represents a ratio of shares of Class A common stock per warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding public warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

As of the date of this Prospectus/Offer to Exchange, BlueCrest, which holds 8,870,000 warrants, representing approximately 37.3% of the total warrants outstanding, has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Public Tender and Support Agreement. Additionally, the Sponsor, which holds 3,750,000 warrants, representing approximately 15.8% of the total warrants outstanding has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Private Tender and Support Agreement. Accordingly, since holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Transactions and Agreements Concerning Our Securities — Tender and Support Agreements.”

If adopted, we currently intend to require the conversion of all outstanding public warrants to Class A common stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding public warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.

The exchange of warrants for Class A common stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our warrants may be exchanged for shares of Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A common stock. We also intend to require an exchange of all remaining outstanding public warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A common stock will be issued. These issuances of Class A common stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your outstanding warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Class A common stock in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our Class A common stock and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for shares of Class A common stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A common stock offered in the Offer is fixed and will not be adjusted. The market price of our Class A common stock may fluctuate, and the market price of our Class A common stock when we deliver our Class A common stock in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of shares of Class A common stock for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A common stock or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A common stock when we deliver Class A common stock in exchange for your warrants could be less than the market price of the public warrants at the time you tender your warrants. The market price of our Class A common stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver Class A common stock in exchange for warrants, or during any extension of the Offer Period.

The liquidity of the warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer. However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of such unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

The Offer and Consent Solicitation

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.185 shares of Class A common stock in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Class A common stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the outstanding warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be converted into shares of Class A common stock at a ratio of 0.1665 shares of Class A common stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, approval of the Warrant Amendment requires the Warrant Consent. Holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, therefore, if the other conditions described therein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail, see “Transactions and Agreements Concerning Our Securities —Tender and Support Agreements.”

Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment and you cannot consent to the Warrant Amendment without tendering your warrants. Thus, before deciding whether to tender any warrants, you should be aware that a tender of warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by December 15, 2020 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information

We were originally formed as a blank check company incorporated on June 28, 2017 as Boxwood Merger Corp., a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 20, 2018, we consummated our initial public offering of units, each consisting of one Class A ordinary share and one half of one warrant to purchase one Class A ordinary share. On February 14, 2020, we consummated the acquisition of the equity interests in certain of the subsidiaries of Atlas Holdings, pursuant to the terms of the unit purchase agreement, dated as of August 12, 2019, by and among Boxwood, Atlas Holdings and certain of its subsidiaries. In connection with such acquisition and business combination, the Company changed its name to Atlas Technical Consultants, Inc.

The rights of holders of our common stock are governed by our charter, our bylaws and the Delaware General Corporation Law, each of which is described herein and in documents, which are included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part.

Our principal executive offices are located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, and our telephone number is (512) 851-1501. We maintain a website at www.oneatlas.com, where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part. Our Class A common stock and public warrants trade on the Nasdaq under the symbols “ATCX” and “ATCXW,” respectively.

Warrants Subject to the Offer

The public warrants were issued in connection with our IPO and the private placement warrants were issued pursuant to certain subscription agreements, each in connection with the closing of the Atlas Business Combination. Each warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on the Nasdaq under the symbol “ATCXW.” As of November 5, 2020, 23,750,000 warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,393,750 shares of our Class A common stock in exchange for the warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on February 14, 2025, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Class A common stock issuable in exchange for a warrant, the amount of warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, for any material changes to the facts set forth therein.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on Nasdaq on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•        the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•        no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•        there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•        there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

Approval of the Warrant Amendment is conditioned on our receiving the Warrant Consent.

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants and the related consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Class A common stock upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each consent warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants is unknown and cannot be predicted with certainty; and (vi) such warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of warrants may tender warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of Class A common stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

The statement contained in the Letter of Transmittal and Consent indicating that each tendering holder (a) waives any and all rights with respect to such holder’s tendered warrants and (b) releases and discharges the Company from any and all claims such holder may have now, or in the future, arising out of or related to such warrants, shall not relate to any claims such holder has under federal securities laws and such statements should be treated as being so amended and shall be deemed to be applicable to all warrant holders who have previously or shall in the future use such Letter of Transmittal and Consent in connection with the Offer.

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See “— Timing and Manner of Deliveries.”

Timing and Manner of Deliveries

WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants by a registered holder to us or the issuance of Class A common stock to such registered holder pursuant to the Offer. If transfer taxes are imposed in connection with the Offer for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Class A common stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from any such transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your warrants. A valid withdrawal of tendered warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that warrants that are not accepted by us for exchange on or prior to December 15, 2020 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which we may extend. Our Class A common stock to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on October 16, 2020. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A common stock in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others,” “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the outstanding warrants. Certain of our directors, executive officers and affiliates hold warrants as outlined in the table below. Certain of our directors, executive officers and affiliates hold warrants as outlined in the table below. BlueCrest and Boxwood Sponsor LLC have agreed pursuant to the Tender and Support Agreements to tender such warrants pursuant to the Offer, provided that each such person shall make such tender and consent conditioned on there being no amendment to the terms of the Offer as described in this Prospectus/Offer to Exchange that is materially adverse to such holder. None of such holders will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding warrants exchanged pursuant to the Offer. None of our other directors, executive officers or affiliates are required to or have indicated that they will participate in the Offer.

The following table lists the warrants beneficially owned by our directors, executive officers and affiliates as of October 29, 2020:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
5% Stockholders:
BlueCrest Capital Management Ltd(2)	8,870,000	37.3%
Boxwood Sponsor LLC(3)	3,750,000	15.8%
Davidson Kempner Capital Management(4)	1,750,000	7.4%
AQR Capital Management(5)	1,570,000	6.6%
Named Executive Officers and Directors:
Stephen M. Kadenacy(3)(6)	3,750,000	15.8%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Determined based on 23,750,000 warrants, representing 20,000,000 public warrants and 3,750,000 private placement warrants outstanding as of October 29, 2020.

(2)      BlueCrest Capital Management Limited (“BlueCrest”) serves as investment manager to Millais Limited, a Cayman Islands limited company, with respect to the shares held for the account of Millais Limited. Michael Platt serves as control person of BlueCrest. The address of the principal business office of BlueCrest is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

(3)      According to a Schedule 13D filed with the SEC on March 3, 2020, Boxwood Sponsor LLC is jointly owned and managed by MIHI Boxwood Sponsor, LLC and Boxwood Management Company, LLC. MIHI Boxwood Sponsor, LLC is controlled by its sole manager MIHI LLC and Boxwood Management Company, LLC is controlled by its sole manager, Stephen M. Kadenacy. As such, each of MIHI LLC and Stephen M. Kadenacy may be deemed to beneficially own the securities held by Boxwood Sponsor LLC. MIHI LLC is a member managed LLC. MIHI LLC is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaim any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI LLC and MIHI Boxwood Sponsor, LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5369.

(4)      According to a Schedule 13G/A filed with the SEC on February 13, 2020, Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, LP. (“DKIP”) and Davidson Kempner International, Ltd., (“DKIL”) hold the interests shown. MHD Management Co. (“MHD”) is the general partner of DKP and MHD Management Co. GP, L.L.C. is the general partner of MHD. Davidson Kempner Capital Management LP (“DKCM”) is responsible for the voting and investment decisions of DKP, DKIP and DKIL. Thomas L. Kempner, Jr. and Anthony A. Yoseloff, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The address of each of these entities is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(5)      According to a Schedule 13G filed with the SEC on June 8, 2020, AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. CNH Partners, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC, and CNH Partners, LLC act as investment manager to AQR Absolute Return Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. The address of the principal business office of each of the reporting persons is Two Greenwich Plaza Greenwich, CT 06830.

(6)      Mr. Kadenacy owns a majority interest in, and is the sole manager of, Boxwood Management Company, LLC. As such, he may be deemed to beneficially own the shares held by each of Boxwood Management Company, LLC and Boxwood Sponsor LLC. Mr. Kadenacy disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

Selected Historical Financial Data

The following tables set forth our selected statement of operations data for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020, and our selected balance sheet data as of December 31, 2018 and 2019 and as of September 30, 2020, which have been derived from the financial statements appearing elsewhere in this Prospectus/Offer to Exchange. The financial information as of and for the years ended December 31, 2018 and 2019 are for periods prior to the Atlas Business Combination and present the combined financial information of our accounting predecessor, Atlas Intermediate Holdings LLC (“Atlas Intermediate”) and ATC Group Partners LLC (“ATC Group”). Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following selected financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange. The selected financial data included in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange.

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(in thousands, except share and per share data)
	(unaudited)
Statement of Operations Data:
Revenue	$342,503	$358,033	$471,047	$426,439
Cost of revenues	(179,840)	(196,247)	(259,741)	(249,504)
Operating expenses	(165,096)	(139,173)	(192,075)	(157,459)
Operating (loss) income	(2,433)	22,613	19,231	19,476
Interest expense, net	(18,349)	(8,027)	(9,862)	(6,787)
Other	18	(718)	(1,339)	(644)
Net (loss) income	$(20,764)	$13,541	$8,030	$12,045
Provision for non-controlling interest	8,144	—	—	—
Redeemable preferred stock dividends	(11,277)	—	—	—
Net (loss) income attributable to Members/holders of Class A common stock	$(23,897)	$13,541	$8,030	$12,045
Net loss per Class A common share: basic and diluted(1)	$(0.49)	N/A	N/A	N/A
Balance Sheet Data:
Cash and cash equivalents	$11,635	$17,355	$20,185	$6,509
Property and equipment, net	14,717	13,957	14,824	12,260
Total Assets	367,996	361,388	352,773	354,835
Long-term debt, net of current maturities and loan costs, and other long-term liabilities	255,897	164,366	159,904	117,612
Total shareholders’ equity (deficit)/members’ capital	$(124,217)	$133,318	$127,443	$171,794
Cash Flow Statement Data:
Net cash provided by operating activities	$10,125	$18,692	$31,507	$36,916
Net cash (used in) investing activities	(14,913)	(5,858)	(9,607)	(14,149)
Net cash (used in) financing activities	(3,762)	(1,988)	(8,224)	(26,875)

____________

(1)      See Notes 1 and 9 to our financial statements included elsewhere in this Prospectus/Offer to Exchange for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts as of the years ended December 31, 2018 and 2019, and nine months ended September 30, 2019 and 2020.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. This discussion contains “forward-looking statements” reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this Prospectus/Offer to Exchange, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to update any of these forward-looking statements.

OVERVIEW

Our Business

Headquartered in Austin, Texas, we are a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take construction risk.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the nine months ended September 30, 2020, we:

•        performed more than 40,000 projects, with average revenue per project of less than $10,000; and

•        delivered over 90% of our revenue under “time & material” and “cost-plus” contracts.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues were derived from clients that have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Georgia and Texas Departments of Transportation, US Postal Service, US Environmental Protection Agency, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., Speedway, Walmart Inc., and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education and industrial sectors. Our customers include government agencies (federal, state and local), quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes engineers, inspectors, scientists and other field experts. As of September 30, 2020, our technical staff represented 80% out of our approximately 3,300 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of September 30, 2020, our contracted backlog was estimated to be approximately $638 million. See “— Backlog” below for additional information relating to our backlog.

For the three months ended September 30, 2020, we recognized approximately $120.5 million of gross revenues, ($0.9) million of net loss relating to the holders of our Class A common stock and $19.0 million of adjusted EBITDA. For the nine months ended September 30, 2020, we recognized approximately $342.5 million of gross revenues, ($2.9) million of net loss relating to the holders of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), and $47.2 million of adjusted EBITDA. For a definition of adjusted EBITDA and a reconciliation of adjusted EBITDA to historical combined net income (loss), see “— Non-GAAP Financial Matters” below.

COVID-19 Pandemic

The domestic and global crisis resulting from the outbreak of the COVID-19 pandemic, and the measures being taken to address and limit the spread of the virus, have already adversely affected the U.S. economy and financial markets, resulting in an economic downturn that has negatively impacted the demand for our services. This crisis has affected our operations and liquidity in a number of ways. Project delays have negatively impacted our revenue, and if continued or exacerbated, or reordered in areas where such shelter in place orders have been lifted, could result in a material adverse effect to our business. Additionally, a prolonged downturn could ultimately result in an overall decrease in demand for our services. Although we cannot currently predict with certainty the full extent to which our business, results of operations, financial condition or liquidity will ultimately be impacted, we will continue to monitor the safety of our employees during the COVID-19 pandemic, and we are evaluating, and will continue to evaluate, the impact of COVID-19 on our current projects. Our top priority is to protect our employees and their families, as well as our clients.

HOW WE EVALUATE OUR OPERATIONS

We use a variety of financial and other information in monitoring the financial condition and operating performance of our business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. We use this information for planning and monitoring our business, as well as in determining management and employee compensation.

We evaluate our overall business performance based primarily on a combination of four financial metrics: revenue, backlog, adjusted EBITDA and liquidity measures. These are key measures used by our management team and Board to understand and evaluate our operational performance, to establish budgets and to develop short and long-term operational goals.

Revenue

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. We recognize revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. We generally contract for services to customers based on either a fixed fee or hourly rates. In such contracts, our efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, we recognize revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Backlog

We analyze our backlog, which we define as fully awarded and contracted work or revenue we expect to realize for work completed, to evaluate operations and future revenue potential. Our contracted backlog includes revenue we expect to record in the future from signed contracts. In order to calculate backlog, we determine the amounts for contracted projects that are fully funded, and then determine the respective revenues expected to be realized upon completion of work. We use backlog to evaluate company revenue growth as it typically follows growth in backlog.

Adjusted EBITDA

We view adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. We define adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization and adjustments for certain one-time or non-recurring items. For more information on adjusted EBITDA, as well as a reconciliation to the most directly comparable GAAP measure, please see “— Non-GAAP Financial Measures” below.

COMPONENTS AND FACTORS AFFECTING OUR OPERATING RESULTS

Revenue

We generate revenue primarily by providing infrastructure-based testing, inspection, certification, engineering, and compliance services to a wide range of public- and private-sector clients. Our revenue consists of both services provided by our employees and pass-through fees from subcontractors and other direct costs. We generally utilize a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Cost of Revenue

Cost of revenue reflects the cost of personnel and specifically identifiable costs associated with revenue.

Operating Expense

Operating expense includes corporate expenses, including personnel, occupancy, and administrative expenses, including depreciation and amortization.

Interest Expense

Interest expense consists of contractual interest expense on outstanding debt obligations including amortization of deferred financing costs and other related financing expenses.

Other Income (Expense)

Other income or expense reflects the gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset when such asset is sold or retired.

Income Tax Expense

Following the consummation of the Atlas Business Combination, we are organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Atlas TC Holdings LLC, a subsidiary of the Company (“Holdings”) and will continue to operate through the subsidiaries of Atlas Intermediate, and in which our only direct assets consists of common units of Holdings. We are the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

Previously, Atlas Intermediate was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for us or our subsidiaries have been provided for in the accompanying consolidated financial statements except as disclosed below.

The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant for the nine months ended September 30, 2020 and 2019. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The results of operations prior to the Atlas Business Combination were treated consistently in this manner.

Subsequent to the Atlas Business Combination, the Up-C structure allowed the holders of our Class B common stock to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal income (and certain state and local) tax purposes following the Atlas Business Combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, our future taxable income that is allocated to Atlas Holdings and its limited partners will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level.

Income tax relating to the C-Corps is not considered in the provision for non-controlling interest calculation as it is solely the responsibility of the holders of our Class A common stock. The Texas margin tax is considered within the provision of non-controlling interest as it generated through the results of Atlas Intermediate and its subsidiaries.

Although the majority of our wholly-owned subsidiaries are structured as limited liability companies and considered pass through entities for federal and state income tax purposes, we do have two entities that are registered as C-Corps under federal income tax law. For those C-Corp entities, we are subject to income tax assessments within their jurisdictions on their current operations. Additionally, our Texas domiciled subsidiaries are subject to the Texas margin tax as discussed above.

Income tax expense and our effective tax rates can be affected by many factors, including changes in our mix of pre-tax losses/earnings, the effect of non-controlling interest in income of consolidated subsidiaries, our acquisition strategy, available tax incentives and credits, changes in judgment regarding the realizability of our deferred tax assets, changes in existing tax laws and our assessment of uncertain tax positions. Our tax returns are routinely audited by the taxing authorities and settlements of issues raised in these audits may affect our effective tax rate.

Net Income (loss) From Continuing Operations

Net income from continuing operations reflects our operating income after taking into account costs and expenses for a given period, while excluding any gain or loss from discontinued operations.

Loss From Discontinued Operations

Loss from discontinued operations includes our non-recurring gains or losses realized in connection with the disposition of an asset or component of the business that results in discontinued operations.

Provision for Non-controlling Interest

Our ownership and voting structure is comprised of holders of our Class A common stock that participate 100% in the results of Atlas Technical Consultants, Inc. and 19.4% in Atlas Intermediate and its subsidiaries and holders of our Class B common stock that participate in the results of Atlas Intermediate and its subsidiaries until their Class B common stock is converted to Class A common stock. The holders of our Class B common stock participate in 80.6% of Atlas Intermediate and its subsidiaries. In connection with the Atlas Business Combination, it was determined that the results of Atlas Intermediate and its subsidiaries would be fully consolidated within the results of the Company.

Due to the participation of the holders of our Class B common stock in the results of Atlas Intermediate and subsidiaries, a non-controlling interest was deemed to exist. Consolidated net income includes earnings attributable to both the shareholders and the non-controlling interests.

The provision for non-controlling interest relates to pre-tax income subsequent to the Atlas Business Combination and does not include a pro-rata share of taxes as federal and state income taxes are attributable only to the holders of our Class A common stock under the Up-C structure.

Redeemable Preferred Stock Dividends

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, Holdings and GSO COF III AIV-2 LP (“GSO AIV-2”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,450, which represents a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

The Preferred Units rank senior in priority to all other existing and future equity securities of Holdings with respect to liquidation preference and distribution rights.

The Preferred Units have a liquidation preference of $1,000 per Preferred Unit (the “Liquidation Preference”).

Subject to any limitations set forth in the Atlas Credit Agreement (as defined below), the Preferred Units pay a dividend of 5% per annum, plus either an additional 6.25% per annum in cash or 7.25% per annum in additional Preferred Units, at Holdings’ option, payable quarterly in arrears.

If a cash dividend is not able to be made because of a limitation under the Atlas Credit Agreement, then the Liquidation Preference with respect to any Preferred Unit shall increase to 3.5625% in any quarter until a cash dividend can be made.

The Preferred Units do not possess voting rights and are not convertible into any other security of Holdings.

Holdings may redeem the Preferred Units beginning on the second anniversary of the Closing Date at a price of 103% of the Liquidation Preference (the “Redemption Premium”), and on the third anniversary of their issuance at the Liquidation Preference, in each case plus accrued and unpaid dividends. The Preferred Units may only be redeemed by Holdings within the first two years of the Closing Date upon a change of control as described below, in which case such Preferred Units will be redeemed at a customary make-whole amount as if the Preferred Units were redeemed on the second anniversary.

Subject to the terms of Holdings’ and its subsidiaries’ senior credit agreements, Holdings will be required to redeem the Preferred Units at the Redemption Premium, plus accrued and unpaid dividends, in the event of (i) a change of control, (ii) sales or other dispositions of all or substantially all of Holdings’ assets and (iii) the insolvency or bankruptcy of Holdings or any of its material subsidiaries.

Finally, holders of the Preferred Units may require Holdings to redeem their Preferred Units at the Liquidation Preference, plus accrued and unpaid dividends, beginning on the eighth anniversary of the Closing Date, subject to certain customary limitations.

Net Income (loss) Attributable to Class A Common Stock (Previously Members)

Net income (loss) attribution to holders of our Class A common stock represents our results after the provision for non-controlling interest, the effect of all taxes under the Up-C structure for the period subsequent to the Atlas Business Combination, and dividends due on redeemable preferred stock.

Net income (loss) for the historical results of Atlas Intermediate prior to the Atlas Business Combination are also reported within this line item.

RESULTS OF OPERATIONS

Consolidated Results of Operations for the three and nine months ended September 30, 2020 and September 30, 2019

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except per share data)
Revenues	$120,486	$128,753	$342,503	$358,033
Cost of revenues	(62,229)	(70,623)	(179,840)	(196,247)
Operating expenses	(51,355)	(47,068)	(165,096)	(139,173)
Operating income (loss)	6,902	11,062	(2,433)	22,613
Interest expense	(6,310)	(2,493)	(18,349)	(8,027)
Other (expense) income	(31)	64	18	(718)
Income (loss) before income taxes	561	8,633	(20,764)	13,868
Income tax benefit (expense)	—	45	—	(114)
Net income (loss) from continuing operations	561	8,678	(20,764)	13,754
Loss from discontinued operations	—	—	—	(213)
Net income (loss)	561	8,678	(20,764)	13,541
Provision for non-controlling interest	3,003	—	8,144	—
Redeemable preferred stock dividends	(4,501)	—	(11,277)	—
Net (loss) income attributable to Class A common stock shareholders/members	$(937)	$8,678	$(23,897)	$13,541
(Loss) Per Class A Common Share	$(0.16)	N/A	$(0.49)	N/A

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,774,872	N/A	5,770,411	N/A

Comparison of the three months ended September 30, 2020 to the three months ended September 30, 2019

Overview of Financial Results

For the three months ended September 30, 2020, we have seen an increase in our backlog to $637.7 million or 4.4% compared to September 30, 2019 due in part to the LONG and Alta Vista acquisitions. Revenues were lower for the three months ended September 30, 2020 in comparison to the three months ended September 30, 2019 due to the effects of the COVID-19 pandemic and related shelter in place orders in select markets but operating income increased slightly due to our cost containment efforts at the pandemic’s onset. This was our strongest quarter from a revenue generating perspective in 2020 despite the fact that we continue to have both clients and employees working remotely. This is consistent with 2019 as the three months ended September 30, 2019 was also our highest revenue generating quarter in 2019.

Interest expense was higher due to the higher borrowings associated with the Atlas Business Combination and the dividends on redeemable preferred stock were a result of the Atlas Business Combination.

Revenue

Revenue for the three months ended September 30, 2020 decreased $8.3 million, or 6%, to $120.5 million as compared to $128.8 million for the corresponding prior year period.

The decrease in revenue for the three months ended September 30, 2020 was primarily attributable to shelter in place orders and other similar restrictions, such as capacity restrictions and social distancing requirements in large metropolitan areas on the West Coast and Eastern seaboard in the amount of $10.5 million. We also saw a net decrease of $2.5 million when comparing the quarter ended September 30, 2020 to the same period in 2019 as we provided a higher volume of services in 2019 to one of our key clients that did not recur at a similar volume during 2020. The services rendered were a new service offering for us in 2019 and we continue to leverage that offering to other nationwide clients; timing of services may vary when comparing each period when comparing our results of operations.

The completion of the acquisition of LONG in February 2020 served to add $4.4 million to our quarterly revenues. Our expansion into new markets in Texas served to also deliver revenue growth to partially offset the impacts of COVID-19 when comparing the three months ended September 30, 2020 to 2019.

Cost of Revenue

Cost of revenue for the three months ended September 30, 2020 decreased $8.4 million, or 12%, to $62.2 million as compared to $70.6 million for the corresponding prior year period. The decrease in cost of revenues was due mainly to the decrease in revenues, but the percentage decrease was higher than the revenue decrease of 6% due to the fact that a contract in 2019 that did not recur in 2020 relied significantly on outside subcontractors.

We earn a lower margin on work performed by others than that performed by ourselves. This is evidenced by the fact that cost of revenue, as a percentage of revenue, decreased to 51.6% from 54.9% for the three months ended September 30, 2020 when compared to the three months ended September 30, 2019.

Operating Expense

Operating expense for the three months ended September 30, 2020 increased $4.3 million, or 9%, to $51.4 million as compared to $47.1 million for the corresponding prior year period. For the three months ended September 30, 2020, operating expense, as a percentage of revenue, increased to 42.6% from 36.6% for the three months ended September 30, 2019.

The Company continues to be cognizant of the impacts of COVID-19 pandemic on its operations and has made efforts to either delay or eliminate overhead costs where appropriate. The increase in costs was not consistent with the decrease in revenues as we have incurred professional service-related fees associated with public company oversight, required filings and previously-announced contemplated equity offering as well as incurred higher medical costs in comparison to the prior year.

Interest Expense

Interest expense for the three months ended September 30, 2020 increased $3.8 million or 153%, to $6.3 million as compared to $2.5 million for the corresponding prior year period. The increase in interest expense is due to higher borrowings and interest rates in comparison to the prior year and higher amortization of deferred financing fees for the Atlas Credit Agreement in comparison to Atlas Credit Facility.

Other Income (Expense)

Other income (expense) for the three months ended September 30, 2020 and 2019 was $0.0 million and $0.1 million, respectively. There was no significant activity in either period.

Income Tax Expense

Income tax expense for the three months ended September 30, 2020 was $0.0 million compared to income tax expense of $0.0 million for the three months ended September 30, 2019.

Prior to the Atlas Business Combination and reorganization as an Up-C structure for income tax purposes, we were treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or our subsidiaries has been provided for in the accompanying consolidated financial statements, except for margin taxes in the State of Texas and a few of our subsidiary C-Corp entities. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts.

The effective rate of the Company for the three months ended September 30, 2020 was 0% as we did not believe that it was more likely than not that we would utilize the benefit or deferred tax asset generated by applying the statutory rate of 26% to our pre-tax loss that resulted during the three months ended September 30, 2020. As such, we fully reserved for the deferred tax asset which reduced our effective tax rate to 0%.

Loss From Discontinued Operations

Loss from discontinued operations was $0.0 million for the three months ended September 30, 2020 and 2019. We closed of the Power & Industrial (P&I) business unit in late 2018 with some closing transactions recorded in 2019 in early 2019.

Provision for Non-controlling Interest

The provision for non-controlling interest for the three months ended September 30, 2020 increased by $3.0 million, or 100%, to $3.0 million from $0.0 million for the corresponding period. The provision is new for 2020 as there was a reverse recapitalization created by the Atlas Business Combination whereby the holders of our Class B common stock only share in the results of Atlas Intermediate and its subsidiaries based upon their ownership percentage in relation to total common stockholders. This treatment is effective from the Atlas Business Combination until the exchange of Class B common stock to Class A common stock.

Redeemable Preferred Stock Dividends

Redeemable preferred stock dividends for the three months ended September 30, 2020 increased by $4.5 million, or 100%, to $4.5 million from $0.0 million for the three months ended September 30, 2019. This increase is due to $141.8 million of redeemable preferred stock that we issued in connection with the Atlas Business Combination.

Comparison of the nine months ended September 30, 2020 to the nine months ended September 30, 2019

Overview of Financial Results

For the nine months ended September 30, 2020, we have seen an increase in our backlog to a record level of $637.7 million or 4.4% compared to September 30, 2019. Revenues were slightly lower in comparison to the comparable period due to the effects of the COVID-19 pandemic. We have incurred an operating loss thus far due to the costs associated with the consummation of the Atlas Business Combination in the first quarter.

Interest expense was higher due to the higher borrowings associated with the Atlas Business Combination and the dividends on redeemable preferred stock that were issued in connection with the Atlas Business Combination.

Revenue

Revenue for the nine months ended September 30, 2020 decreased $15.5 million, or 4%, to $342.5 million as compared to $358.0 million for the corresponding prior year period.

The decrease in revenue for the nine months ended September 30, 2020 was primarily attributable to shelter in place orders and other similar restrictions, such as capacity restrictions and social distancing requirements, in large metropolitan areas on the West Coast and Eastern seaboard in the amount of $25.7 million. The completion of the acquisition of Long Engineering (“LONG”) in February 2020 served to add $11.2 million to our revenues offset the decrease in revenues associated with COVID-19.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2020 decreased $16.4 million, or 8%, to $179.8 million as compared to $196.2 million for the corresponding prior year period. The decrease in cost of revenues was due mainly to the decrease in revenues, but the percentage decrease was higher than the revenue decrease of 4% due to the fact that a contract in 2019 that did not recur in 2020 relied significantly on outside subcontractors.

We earn a lower margin on work performed by others than that performed by ourselves. This is evidenced by the fact that cost of revenue, as a percentage of revenue, decreased to 52.5% from 54.8% for the nine months ended September 30, 2020 when compared to the nine months ended September 30, 2019.

Operating Expense

Operating expense for the nine months ended September 30, 2020 increased $25.9 million, or 19%, to $165.1 million as compared to $139.2 million for the corresponding prior year period. For the nine months ended September 30, 2020, operating expense, as a percentage of revenue, increased to 48.2% from 38.9% for the nine months ended September 30, 2019.

The increase in operating expense for the nine months ended September 30, 2020 was primarily attributable to the consummation of the Atlas Business Combination as the Company expensed $7.5 million of acquisition related costs and $12.0 million of costs incurred with change of control provisions contained within employment agreements and our former Management Incentive Plan. These transaction-related items comprised 5.7% of the 9.3% change in operating expenses as a percentage of revenues when comparing the nine months ended September 30, 2020 to September 30, 2019. The remainder of the increase was attributable to legal, accounting and insurance costs related to our status as a newly public company.

Interest Expense

Interest expense for the nine months ended September 30, 2020 increased $10.3 million, or 129%, to $18.3 million as compared to $8.0 million for the corresponding prior year period. The increase in interest expense is due to higher borrowings and interest rates in comparison to the prior year, the write-off of $1.7 million of deferred financing fees relating to the Atlas Credit Facility, and higher amortization of deferred financing fees for the Atlas Credit Agreement in comparison to the Atlas Credit Facility.

Other Income (Expense)

Other income (expense) for the nine months ended September 30, 2020 and 2019 was $0.0 million and ($0.7) million, respectively. We recorded a lease termination charge and settlements with former owners associated with an acquired company during 2019, and this did not repeat in 2020.

Income Tax Expense

Income tax expense for the nine months ended September 30, 2020 was $0.0 million compared to income tax expense of $0.1 million for the nine months ended September 30, 2019.

Prior to the Atlas Business Combination and reorganization as an Up-C structure for income tax purposes, we were treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or our subsidiaries has been provided for in the accompanying consolidated financial statements, except for margin taxes in the State of Texas and a few of our subsidiary C-Corp entities. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts.

The effective rate of the Company for the nine months ended September 30, 2020 was 0% as we did not believe that it was more likely than not that we would utilize the benefit or deferred tax asset generated by applying the statutory rate of 26% to our pre-tax loss that resulted during the period between the Atlas Business Combination through September 30, 2020. As such, we fully reserved for the deferred tax asset which reduced our effective tax rate to 0%.

Loss From Discontinued Operations

Loss from discontinued operations for the nine months ended September 30, 2020 decreased $0.2 million, or 100%, to $0.0 million as compared to $0.2 million for the corresponding prior year period.

The decrease in loss from discontinued operations for the nine months ended September 30, 2020 was attributable to the closure of the P&I business unit in late 2018 with some closing transactions recorded in 2019.

Provision for Non-controlling Interest

The provision for non-controlling interest for the nine months ended September 30, 2020 increased by $8.1 million, or 100%, to $8.1 million from $0.0 million for the corresponding period. This increase is due to the reverse recapitalization created by the Atlas Business Combination whereby the holders of our Class B common stock only share in the results of Atlas Intermediate and its subsidiaries based upon their ownership percentage in relation to total common stockholders. This treatment is effective from the Atlas Business Combination until the exchange of Class B common stock to Class A common stock.

Redeemable Preferred Stock Dividends

Redeemable preferred stock dividends for the nine months ended September 30, 2020 increased by $11.3 million or 100% to $11.3 million from $0.0 million for the nine months ended September 30, 2020. This increase is due to $141.8 million of redeemable preferred stock that we issued in connection with the Atlas Business Combination.

Consolidated Results of Operations for the years ended December 31, 2019 and December 31, 2018

	For the Year Ended December 31,
	2019	2018
	($ in thousands)
Revenues	$471,047	$426,439
Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)
Operating income	19,231	19,476
Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96
Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)
Net income from continuing operations	8,176	12,438
Loss from discontinued operations	(146)	(393)
Net income	$8,030	$12,045

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018

Revenue

Revenue for the year ended December 31, 2019 increased $44.6 million, or 10%, to $471.0 million as compared to $426.4 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2019 was primarily attributable to the contribution from various acquisitions completed in late 2018 as well as organic growth from our existing platform in the amounts of $24.6 million and $20.0 million, respectively. Our existing operations benefited from new scope of work for an existing client serviced across our nationwide platform and our expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the year ended December 31, 2019 increased $10.2 million, or 4%, to $259.7 million as compared to $249.5 million for the corresponding prior year period. The increase in cost of revenues was due to the increase in revenues, however it was not commensurate with the revenue increase due to a reclassification in the current year of benefits from cost of revenues to operating expenses. Without this reclassification, cost of revenues would have increased 10% comparing the year ended December 31, 2019 to 2018.

For the year ended December 31, 2019, cost of revenue, as a percentage of revenue, decreased to 55.1% from 58.5% for the year ended December 31, 2018. The decrease in cost of revenue as a percentage of revenue for the year ended December 31, 2019 was primarily due to a change in presentation of benefits expense relating to those employees servicing projects from cost of revenues to operating expenses for one of our acquired companies to conform with the existing platform. This represented 3.0% of our revenues for the year ended December 31, 2019.

Operating Expense

Operating expense for the year ended December 31, 2019 increased $34.6 million, or 22%, to $192.1 million as compared to $157.5 million for the corresponding prior year period. For the year ended December 31, 2019, operating expense, as a percentage of revenue, increased to 40.8% from 36.9% for the year ended December 31, 2018.

The increase in operating expense for the year ended December 31, 2019 was primarily attributable to the increase in revenues for the period as we incurred additional personnel related and vehicle costs associated with the direct labor hires required to support those additional revenues, non-recurring transaction related costs associated with our then-proposed acquisition by Boxwood, which we completed on February 14, 2020, and the change in presentation of benefits associated with direct employees at one of our acquired companies to operating expense from cost of revenue. The presentation change represented 3.0% of our revenues for the year ended December 31, 2019 and an increase to operating expenses of 9% when comparing the year ended December 31, 2019 to 2018.

Interest Expense

Interest expense for the year ended December 31, 2019 increased $3.1 million, or 45%, to $9.9 million as compared to $6.8 million for the corresponding prior year period. The increase in interest expense is due to the increase in average outstanding borrowings for 2019 compared to the average outstanding borrowings during 2018.

Other Income

Other income for the year ended December 31, 2019 and 2018 was consistent at $0.1 million.

Income Tax Expense

Income tax expense for the year ended December 31, 2019 was $1.3 million compared to income tax expense of $0.3 million for the year ended December 31, 2018. The increase in taxes is due to the growth of our Texas operations as well as work performed in the Commonwealth of Puerto Rico.

Prior to the Atlas Business Combination and reorganization as an Up-C structure for income tax purposes, we were treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or our subsidiaries has been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few of our subsidiary C-Corp entities. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the year ended December 31, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2019 decreased by approximately ($0.2) million, or (63%), to approximately $0.2 million as compared to approximately $0.4 million for the corresponding prior year period.

The decrease in loss from discontinued operations for the year ended December 31, 2019 was primarily due to the wind-down of our P&I operation. We entered into a purchase agreement with a third-party in December 2017, and the sale was completed during 2018, resulting in an immaterial gain. The 2019 amounts represented the final wind-down of the operations that took place at the beginning of the year.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity and capital resources are our cash and cash equivalents balances, cash flow from operations, borrowing capacity under the Atlas Credit Agreement (defined below) and access to financial markets. Our principal uses of cash are operating expenses, working capital requirements, capital expenditures, repayment of debt and acquisition expenditures. We have been in compliance with the terms of the Atlas Credit Agreement and we believe our sources of liquidity, including cash flow from operations, existing cash and cash equivalents and borrowing capacity under the Atlas Credit Agreement will be sufficient to meet projected cash requirements for at least the next twelve months. We continue to assess our business operations and the impact that COVID-19 may have on our financial results and liquidity. Due to the effect of the COVID-19 pandemic and related project delays, we have experienced a reduction in revenues and thus reduced cash flows from operations in comparison to the previous comparable period. We will continue to monitor our capital requirements thereafter to ensure our needs are in line with available capital resources and we will continue to monitor the impact of COVID-19 to our liquidity.

Cash Flows for the nine months ended September 30, 2020 and September 30, 2019

	For the Nine Months ended September 30,
	2020	2019
	($ in thousands)
Net cash provided by operating activities	$10,125	$18,692
Net cash used in investing activities	(14,913)	(5,858)
Net cash provided by financing activities	(3,762)	(1,988)
Net (decrease) increase in cash and cash equivalents	$(8,550)	$10,846

Comparison of the nine months ended September 30, 2020 to the nine months ended September 30, 2019

Cash and Cash Equivalents.

At September 30, 2020 and September 30, 2019 we had $11.6 million and $17.4 million of cash and cash equivalents, respectively. Due to the fact that our operating companies closed on September 25, 2020, the Friday closest to September 30, 2020 as disclosed in Note 1 — Organization and Basis of Presentation to our unaudited financial statements as of and for the nine months ended September 30, 2020, we collected $3.0 million of net cash from September 25, 2020 through September 30, 2020 that was applied to outstanding receivable balances. This did not affect our working capital as of September 30, 2020 or our cash flows generated from operating activities for the nine months ended September 30, 2020. However, this would increase our liquidity to $42 million as of September 30, 2020.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $10.1 million for the nine months ended September 30, 2020, compared to $18.7 million for the nine months ended September 30, 2019. The decrease of $8.6 million was due to payments of accounts payable and accrued expenses mainly relating to costs associated with the Atlas Business Combination and other public company costs.

Investing Activities

Net cash used in investing activities was ($14.9) million for the nine months ended September 30, 2020, compared to ($5.8) million for the nine months ended September 30, 2019. The $9.1 million increase in cash used was related to our acquisition of LONG in February 2020 and Alta Vista in September 2020.

Financing Activities

Net cash used in financing activities was ($3.8) million for the nine months ended September 30, 2020, compared ($2.0) million for the nine months ended September 30, 2019. The $1.8 million increase to net cash used in financing activities was primarily due to the payment of preferred stock dividends which are a result of the redeemable preferred stock which was a result of the Atlas Business Combination.

The Company did raise additional money during 2020 through the Atlas Credit Agreement, described herein, and the issuance of redeemable preferred stock which was used to pay a distribution to the former owners of Atlas Intermediate, acquire LONG and pay off the Atlas Credit Facility.

Cash Flows for the years ended December 31, 2019 and December 31, 2018

	For the year ended December 31,
	2019	2018
	($ in thousands)
Net cash provided by operating activities	$31,507	$36,916
Net cash used in investing activities	(9,607)	(14,149)
Net cash used in financing activities	(8,224)	(26,875)
Net increase (decrease) in cash and cash equivalents	13,676	(4,108)

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018

Cash and Cash Equivalents

At December 31, 2019 and 2018 we had $20.2 million and $6.5 million of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $31.5 million for the year ended December 31, 2019, compared to $36.9 million for the year ended December 31, 2018. The decrease of ($5.4) million was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $9.6 million for the year ended December 31, 2019, compared to $14.1 million for the year ended December 31, 2018. The ($4.5) million decrease in cash used was primarily due to an acquisition in the previous period offset by higher capital expenditure to support our growth.

Financing Activities

Net cash used for financing activities was $8.2 million for the year ended December 31, 2019, compared to cash used by financing activities of $26.9 million for the year ended December 31, 2018. The ($18.7) million decrease to net cash used in financing activities was primarily due to additional funds received through the debt financing offset by distributions to stockholders.

Working Capital

Working capital, or current assets less current liabilities, decreased $11.8 million, or 12%, to $90.5 million at September 30, 2020 from $102.3 million at September 30, 2019. This decrease in working capital is due to the impacts of the COVID-19 pandemic on our revenues coupled with our higher interest expense and redeemable preferred stock dividends which was a result of the Atlas Business Combination. This was offset by $10.8 million of working capital additions that resulted from the LONG and Alta Vista acquisitions during 2020.

Debt Arrangements

In March 2019, subsequent to the merger with ATC Group Partners (“ATC”), we repaid all outstanding balances on the combined entity’s loan agreements in full and terminated our prior loan agreements. These loan agreements were replaced with a term loan of $145.0 million and a revolving credit facility of $50.0 million, of which $31.8 million was funded at closing (the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019.

The Atlas Credit Facility was secured by assets of Atlas Intermediate. The Atlas Credit Facility required quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bore interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined in the Atlas Credit Facility. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

The Atlas Credit Facility was scheduled to mature in March 2024. However, in connection with the consummation of the Atlas Business Combination, the Atlas Credit Facility was repaid and we entered into a new credit arrangement (the “Atlas Credit Agreement”) was entered into with Macquarie Capital (the “Lender” or “Lead Arranger”). The Atlas Credit Agreement called for a term loan (the “Term Loan”) in the amount of $281.0 million and revolving letter of credit (the “Revolver”) in the amount of $40.0 million of which $12.0 million was drawn upon through September 30, 2020. The term loan proceeds were used to repay the existing Atlas Credit Facility in the amount of $171.0 million and partially fund the Atlas Business Combination and the acquisition of LONG.

Under the terms of the Atlas Credit Agreement, the Term Loan and Revolver are set to expire on February 14, 2027 and February 14, 2025, respectively. Interest was payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the Atlas Credit Agreement equal either (i) Adjusted LIBOR (as defined in the Atlas Credit Agreement), plus 4.75%, or (ii) an Alternate Base Rate (as defined in the Atlas Credit Agreement), plus 3.75%.

The Atlas Credit Agreement is guaranteed by Holdings and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

On March 31, 2020, the terms of the Atlas Credit Agreement were modified to reduce the maturity of the Term Loan by one year to February 14, 2026 from February 14, 2027. The interest rate for the Term Loan was increased to (i) Adjusted LIBOR Rate as defined in the Atlas Credit Agreement, plus 6.25%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 5.25%. The interest rate for the Revolver was increased to (i) Adjusted LIBOR Rate as defined in the Atlas Credit Agreement, plus 5.0%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 4.0%. The modification also increased rate of amortization applicable to the Term Loan to 5.0% per annum (commencing on June 30, 2020).

The modifications to the Atlas Credit Agreement resulted from the exercise of the market-flex rights by the Lead Arranger in connection with the syndication process, which, in addition, required the payment of an upfront fee in an amount equal to 2% of the currently outstanding Term Loans, which was paid subsequently in April 2020. The market-flex rights were included in the Atlas Credit Agreement and were exercised by the Lead Arranger upon completion of the time period allowed to complete a syndication process.

The Company has been in compliance with the terms of the Atlas Credit Facility and Atlas Credit Agreement as of December 31, 2019 and September 30, 2020, respectively.

Our debt balances are summarized as follows:

	September 30, 2020	December 31, 2019
	(in thousands)
Atlas credit facility	$—	$171,144
Atlas credit agreement	285,975	—
Subtotal	285,975	171,144
Less: Loan costs, net	(16,028)	(1,712)
Less current maturities of long-term debt	(14,050)	(10,875)
Long-term debt	$255,897	$158,557

The following table presents, in millions, scheduled maturities of the Company’s debt as of September 30, 2020:

2020 (three months remaining)	$3.5
2021	14.1
2022	14.1
2023	14.0
2024	14.0
Thereafter	226.3
$286.0

Effective Interest Rate

Our average effective interest rate on our total debt, exclusive of redeemable preferred stock, during the nine months ended September 30, 2020 and 2019 was 6.9% and 6.1%, respectively.

Interest expense, inclusive of amortization of deferred debt issuance costs, in the consolidated statements for the nine months ended September 30, 2020 and 2019 was $18.3 million and $8.0 million, respectively.

Other Commitments and Contingencies

In connection with our acquisition of LONG in February 2020, we may be required to pay $12.0 million in earnout bonuses upon the achievement of certain performance targets. This amount may be paid in installments over the first, second and third anniversaries of the acquisition. We have currently accrued $5.6 million as the fair value of that liability within other long-term liabilities within our Consolidated Balance Sheet at September 30, 2020.

In November 2019, we entered into a financing arrangement of our business-related insurance policies and the amount remaining is $0.4 million as of September 30, 2020.

The Company enters into operating leases relating to office space and equipment leases in the ordinary course of business. Remaining amounts due as of September 30, 2020 are as follows:

2020 (three months remaining)	$2.9
2021	9.0
2022	6.5
2023	6.0
2024	3.0
Thereafter	3.9
$31.3

During 2020, the Company entered into an agreement with its fleet management company pursuant to which it would receive rebates of $1.3 million to be repaid over three years at an interest rate of 2.85% per annum. The rebates were secured by title to selected vehicles within the Company’s owned fleet of vehicles in Georgia and California.

Remaining payments are as follows:

2020 (three months remaining)	$0.1
2021	0.5
2022	0.5
2023	0.1
$1.2

Off-Balance Sheet Arrangements

As of September 30, 2020, we had no material off-balance sheet arrangements.

Effects of Inflation

Based on the analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2019. In March 2019, subsequent to the merger with ATC, the outstanding balance on the Atlas Loan Agreement was paid in full and terminated, and the then-current Atlas credit facility was amended by the Atlas Credit Facility to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing. Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was scheduled to mature in March 2024 and bore interest at a rate of 5.500%. It was subsequently paid off in connection with the Atlas Business Combination. We expect to fund these contractual obligations with cash generated from operating activities.

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Revolving credit facility – term loan(1)	$162,105	$18,068	$33,770	$110,267	$—
Capital lease obligation	1,079	286	572	221	—
Operating lease obligation	40,005	11,613	15,452	9,080	3,860
Obligations without cancellation provisions	3,917	3,917	—	—	—
Revolving credit facility – revolving loan(1)	39,839	1,577	2,636	35,626	—
Total contractual obligations and commitments	$246,945	$35,461	$52,430	$155,194	$3,860

____________

(1)      The two portions of the Atlas Loan Agreement, the revolving credit facility and the term loan, both bore interest at a variable rate, calculated as LIBOR plus a spread based on the Company’s leverage ratio. The spread was a range from 2.25% to 4.25%, and the leverage ratio was calculated as the Company’s total outstanding debt under this agreement divided by the Company’s estimated future EBITDA. Estimated future interest is included in the anticipated future payments.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, further adjusted to reflect non-cash equity compensation as well as certain one-time or non-recurring items.

We believe adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from adjusted EBITDA. Our computations of adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of adjusted EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP.

	For the three months ended September 30,		For the nine months ended September 30,		Year Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in $ millions)		(in $ millions)		(in $ millions)
Net (loss) income	$0.6	$8.7	$(20.8)	$13.5	$8.0	$12.0
Interest	6.3	2.5	18.3	8.0	9.9	6.8
Taxes	—	—	—	0.2	1.3	0.3
Depreciation and amortization	5.2	5.1	15.5	15.6	19.9	20.0
EBITDA	12.1	16.3	13.0	37.3	39.1	39.2

EBITDA for acquired business prior to acquisition date(1)	$—	$0.5	$0.8	$2.2	$—	$0.6
One time legal/transaction costs and other non-recurring charges(2)	6.5	3.6	22.4	8.4	24.5	9.8
Non-cash equity compensation(3)	0.4	0.8	11.0	1.4	2.0	0.2
Adjusted EBITDA	$19.0	21.2	$47.2	$49.3	$65.6	$52.6

____________

(1)      Includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the acquisition and January 1, 2019 through September 30, 2019.

(2)      Includes professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating as well as change in control payments relating to the Atlas Business Combination. Additionally, it includes other acquisition related professional fees, previous owner expenses and costs to shut down the telecom division.

(3)      Includes the amortization of the unvested portion of our 2017 and 2019 Management Incentive Plan grants that vested immediately upon the consummation of the Atlas Business Combination pursuant to change in control provisions contained within the applicable agreements, compensation that was earned and accrued for in the three months ended March 31, 2020 that was share settled subsequent to June 30, 2020, and the amortization of unvested restricted share units granted in May 2020 to key management personnel.

Business

The following discussion of our business should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies” and “smaller reporting companies.”

Our Company

Headquartered in Austin, Texas, we are a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 135 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, we do not perform any construction and do not take construction risk.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2019, we:

•        performed more than 50,000 projects, with average revenue per project of less than $10,000; and

•        delivered over 90% of our revenue under “time & material” and “cost-plus” contracts.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues were derived from projects that have used our services at least twice in the past three years and more than 95% of our revenues were generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Georgia and Texas Departments of Transportation, US Postal Service, US Environmental Protection Agency, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., Speedway, Walmart Inc., and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education and industrial sectors. Our customers include government agencies (federal, state and local), quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes engineers, inspectors, scientists and other field experts. As of September 30, 2020, our technical staff represented approximately 80% of our approximately 3,300 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of September 30, 2020, our contracted backlog was estimated to be approximately $638 million. See “— Backlog” below for additional information relating to our backlog.

For the three months ended September 30, 2020, we recognized approximately $120.5 million of gross revenues, ($0.9) million of net loss relating to the holders of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), and $19.0 million of adjusted EBITDA. For the nine months ended September 30, 2020, we recognized approximately $342.5 million of gross revenues, ($2.9) million of net loss relating to the holders of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), and $47.2 million of adjusted EBITDA. For a definition of adjusted EBITDA and a reconciliation of adjusted EBITDA to historical combined net income (loss), see “— Non-GAAP Financial Matters” below.

Company History

Since our inception, we have strategically strengthened our capabilities and widened our footprint through acquisitions of premier national and large regional technical service companies to create an industry-leading platform. Prior to the consummation of the Atlas Business Combination, in 2017, we sequentially acquired three regional market leaders in Texas (PAVETEX), Georgia (Moreland), and California (CEL). These businesses established our core services and capabilities. In 2018, we further augmented our core services and regional leadership through the acquisitions of Piedmont (Georgia) and SCST (California). In January 2019, we acquired ATC Group Services. We acquired LONG, a land surveying and engineering company headquartered in Atlanta, Georgia, in February 2020. As a result of these acquisitions, we established ourselves as a leading national platform. In February 2020, consistent with our ongoing acquisition strategy, we purchased LONG, a land surveying and engineering company headquartered in Atlanta, Georgia, adding an additional 113 technical resources.

Prior to February 14, 2020, Boxwood was a special purpose acquisition company incorporated in Delaware on June 28, 2017. On February 14, 2020, the Company consummated the Atlas Business Combination pursuant the Purchase Agreement. Following the consummation of the Atlas Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

Competitive Strengths

We believe that the following competitive strengths have been instrumental in our success and position it for continued growth:

National provider of highly technical and mission-critical services.    Our scale and breadth in our service offering enables us to compete for complex, marquee contract opportunities and deliver highly customized solutions on both national projects and at the local level. Established footholds in key geographies provide multiple touchpoints within the country’s highest growth markets. We believe our considerable technical expertise, qualifications and strong reputation in key infrastructure markets enables us to be successful with competitive opportunities and deliver high-quality rapid response capabilities to clients.

Repeatable, non-discretionary demand and entrenched relationships with long-term customers.    Non-discretionary, compliance-driven demand for our services creates repeating revenue from decades-long relationships with our blue-chip, diverse customer base. Our knowledge of our clients’ businesses drives transformative outcomes and high rates of customer retention. We generated approximately 76% of net revenue for the nine months ended September 30, 2020 and the year ended December 31, 2019 from customers that have engaged us in each of the last three years and 90% of our net revenue was derived from customers that have engaged us in at least two of the past three years. Of our top 15 customers by net revenue in 2019, over 50% had relationships with us of over 20 years, through our predecessor companies, and 96% had relationships with us of over 10 years.

De-risked business profile.    More than 90% of our revenue are either “time & material” or “cost-plus” contracts. Additionally, we estimate that approximately 70% of net revenue is generated from work on existing assets and structures, which are less impacted by new construction trends. We also utilize an asset-light operating model and variable cost workforce that allows management to right-size the cost structure to match demand trends and generate strong free cash flow during periods of slower activity.

Customer, end-market and geographic diversity.    We provide technical services to a diverse variety of customers with no significant end market, geography, project or customer concentration. We serve over 9,000 customers annually across over 50,000 projects. As of September 30, 2020, we operated in 41 states with approximately 3,300 employees stationed across approximately 140 offices. For the nine months ended September 30, 2020 and the year ended December 31, 2019, on a combined, net revenue basis, no customer represented more than 10% of our total net revenue and our top ten customers accounted for approximately 25% of total net revenue. Our broad geographic reach enables us to provide local service on a national level with entrenched positions in key markets that have favorable infrastructure spending patterns.

Highly visible revenue through a robust backlog.    Our significant backlog growth and robust pipeline provides visibility into our near-term revenue forecast. Our backlog, consisting of only contracted and fully funded work, has increased from $601 million as of December 31, 2019, to $638 million as of September 30, 2020, which represents over 135% of our gross revenue for the fiscal year ended December 31, 2019.

Strong margins and free cash flow.    We maintain strong margins and have achieved significant margin expansion since 2015. This attractive margin profile, coupled with a capital-light business model, enables us to maintain strong free cash flow.

Proven and experienced management team.    Our management team has deep industry expertise. We are led by our Chief Executive Officer, L. Joe Boyer, who has more than 30 years of experience in the technical services industry and is supported by an executive leadership team which also has an average of over 25 years of experience. Our management team has a long track record of achieving organic growth, high employee retention and executing on both accretive acquisitions and cross-selling opportunities.

Growth Strategy

We focus on a multi-pronged growth strategy, with a clear path to achieving our strategic plan driven by a unique inflection point in our evolution following recent acquisitions.

We intend to pursue the following growth strategies as we seek to expand our market share and position as a preferred provider of professional and technical services:

•        capitalize on key market tailwinds;

•        continue to expand cross-selling and national accounts;

•        pursue larger, premier infrastructure opportunities; and

•        maintain a disciplined approach to strategic, accretive and deleveraging mergers and acquisitions.

Capitalize on Key Market Tailwinds

We built our platform to take advantage of multiple independent, positive, macroeconomic trends that underpin momentum in target-end markets. Demands for our technical services are driven by aging infrastructure, increasing complexity and scrutiny of regulatory requirements, and continued inspection and quality assurance outsourcing trends. We have strategically established operations in states with large, predictable transportation budgets, and are primed to capitalize on the strong demand for repair and maintenance of aging infrastructure.

Cross-Selling and National Accounts

We intend to leverage our expanded platform to cross-sell our diverse services to existing customers. As the platform integration continues, we expect the number of cross-selling opportunities to drive increasing and above market organic revenue growth. We had previously ceded opportunities to subcontractors that can now be performed under our expanded, unified platform. We have already demonstrated success increasing our self-performance net revenue across our platform as well as in our cross-selling initiatives through our long-term relationship with clients, such as Walmart Inc.

Pursue Larger, Premier Infrastructure Opportunities

We intend to use our expanded geographic reach and service capabilities to pursue and win premier infrastructure opportunities that require complex infrastructure delivery services. We have already begun to execute on this blueprint, as illustrated by an increase in the number of backlog projects greater than $5 million from ten, as of December 31, 2018, to twenty, as of December 31, 2019. As of September 30, 2020, our sales team is pursuing 75 opportunities of greater than $5 million for 2020 and beyond. In addition, we continue to see our average contract and project sizes increase.

Disciplined Approach to Mergers and Acquisitions

We maintain a rigorous and highly disciplined approach in our pursuit of accretive acquisitions. We intend to selectively pursue targets that provide complementary, low-risk services and expand our national platform. These strategic acquisitions represent a highly attractive opportunity for us to continue diversifying and expanding our customer base, geographic footprint, and service offering across the platform. We intend to deploy this strategy within the highly fragmented technical services market which is largely comprised of regional service providers. We have a demonstrated track record of successfully identifying target companies and integrating them at highly accretive valuations, having completed seven such acquisitions since 2017.

We are currently engaged in an evaluation of multiple acquisition or strategic investment opportunities, some of which may be material to our results of operation and financial condition.

Industry Overview

We operate within the broader U.S. infrastructure services market, providing a diversified set of technical services to a variety of end markets. Services include, but are not limited to, quality assurance (“QA”), engineering, environmental and technical services. The relevant addressable market for U.S. infrastructure and construction testing, inspection and certification (“TIC”) and environmental consulting is an estimated $30 billion and growing. Our clients vary in size and scope and come from all sectors including U.S. federal, state, municipal and local governments, quasi-public and private clients from the education, healthcare and utilities industries, and large multinational corporations and others.

Historically, the infrastructure and construction TIC and environmental consulting industry have exhibited growth corresponding with market tailwinds, including a heightened expenditure on public infrastructure, increasing complexity of regulatory requirements, aging transportation, water and utility systems and growing outsourcing trends among public agencies and private entities. In addition to market tailwinds, the industry has additional growth potential as TIC and QA continue to increase as a percentage of overall construction value.

The following key market tailwinds are expected to drive future demand for US infrastructure and construction TIC and environmental consulting:

•        Aging infrastructure.    The majority of U.S. transportation, water and utility networks are over 50 years old, requiring an estimated $4.6 trillion of spending through 2025. Roughly 32% of major roads are in poor or mediocre condition, 25% of bridges are functionally or structurally deficient, 70% of all dams will be defective by 2025 and the majority of the U.S. electric grid was built in the mid-20th century, with an intended lifespan of 50 years.

•        Shift towards outsourcing.    Private and public entities are increasingly outsourcing construction and environmental services in an effort to reduce costs, decrease staffing levels, provide specialized solutions and avoid non-compliance. Around 40% of testing inspection services are outsourced, with the overall market for these services growing at approximately 8% year-over-year.

•        Increased public spending.    The United States Congress recently passed legislation aimed at increasing transportation infrastructure spend in key markets. For example, the Fixing America’s Surface Transportation Act (the “FAST Act”) will continue to provide near-term funding support, as the Highway Trust Fund has enough funding to cover large outlays through 2021. More than $900 billion in infrastructure funding has been approved through 2020.

•        Expanding state & local transportation spend.    Combined state and local spending for transportation infrastructure increased from $260 billion in 2014 to a projected $300 billion in 2020 and is expected to grow at a compound annual growth rate (“CAGR”) of approximately 4% through 2023. The top three states in projected transportation infrastructure spend for 2020, California, New York and Texas, account for approximately 33% of all state and local spending nationwide.

•        Rising Environmental Expenditures.    HSE regulations continue to become increasingly tight and complex amid heightened awareness of environmental issues by regulatory bodies and consumers. U.S. environmental consulting expenditures are expected to increase from $31 billion in 2019 to $41 billion in 2025.

End Markets

The end markets we serve are characterized by various public and private clients that are faced with deteriorating asset conditions, outdated systems and expanding regulations. We operate across the entire built environment for a variety of end markets including, but not limited to, transportation, commercial, education, industrial, environmental and water. Each of these end markets are experiencing tailwinds that drive ongoing maintenance and capital investment.

Transportation.    The U.S. transportation market has experienced broad increases in federal funding for U.S. Department of Transportation initiatives. As such, there are a growing number of government projects focused on roads, bridges and airports, including the FAST Act and the Federal Aviation Administration’s Modernization & Reform Act. The current installed transportation base is aging and both public and private entities are increasingly outsourcing testing, inspection and program management services for their assets. Illustrative projects in the transportation market include airports, bridges, tolls, railways, highways, waterways, ports, tunnels, pedestrian routes and others.

The following geographic areas have demonstrated expanding legislation and higher-than-average investment in transportation infrastructure.

•        Texas — The Texas Department of Transportation budget grew to $30 billion in 2018-2019, a 70% increase since 2010-2011, while staff headcount decreased 15% over the same period. The 2019 United Transportation Program approved $75 billion in infrastructure projects through 2028.

•        California — The California Department of Transportation budget was $14 billion in 2019 and has increased at a CAGR of 22% since 2016. The estimated backlog for road and bridge repairs is over $130 billion.

•        New York — The New York Department of Transportation budget was $12 billion in 2019 and there is a constant public effort to improve New York’s transportation infrastructure such as the New York Department of Transportation.

•        Georgia — Georgia’s Transportation Funding Act of 2015 provides $10 billion for infrastructure funding and the state’s Major Mobility Investment Program has secured $11 billion for large scale projects through 2030.

Commercial.    Asset operators are faced with increasing complexity of, and scrutiny around, regulatory requirements, which is driving demand for turnkey solutions and the professionalization of maintenance services. Additionally, corporations are increasing investment in information technology and smart-building features, frequently undergoing corporate relocations, and exhibiting a need for bespoke and unique facilities. The growth in outdated facilities alongside new technological and logistical needs has driven additional spend for warehouse and distribution facilities, as well as development spend across sports, recreation and stadiums. Illustrative projects in the commercial market include healthcare facilities, offices, multi-family properties, retail outlets, data centers, corporate headquarters, parking structures and religious facilities.

Education.    Population growth and increasing access to education is driving enrollments and creating a need for new and updated facilities. Academic institutions are placing a growing focus on environmental impact and sustainability as seen through the implementation of smart- and green-building technologies. Illustrative projects in the education market include colleges, universities, K-12 facilities, service academies, stadiums, athletic facilities, research facilities and theatres.

Industrial and Environmental.    New quality, health, safety and environmental regulations are driving demand for compliance systems and services in industrial businesses. Extreme weather requires services such as hurricane, storm and flood clean-up efforts as seen in the Carolinas, Florida and Texas. Illustrative projects in the industrial and environmental markets include manufacturing, refineries, agricultural, utilities, petrochemicals, nuclear, midstream, disaster response and mitigation and pulp and paper.

Water.    Broadening stress on the U.S. water network from outdated systems, population growth and extreme weather patterns has resulted in systems that are approaching the end of their useful lives. The aging water infrastructure must also be renovated to meet expanding government regulations and energy-efficiency standards. Illustrative projects in the water market include dams, levees, recycling facilities, drinking water, storage, inland waterways, wastewater and treatment plants.

Service Lines

Testing, Inspection and Consulting

Any time a structure in the built environment is designed, built, repaired, refurbished or sold, our clients require critical path services to ensure infrastructure compliance, quality and integrity. We offer a comprehensive suite of testing, inspection and consulting services to support a vast array of assets across different types, stages of life and end markets.

The testing, inspection and consulting services we offer fall into four categories: (1) materials, testing and engineering; (2) construction quality assurance; (3) environmental services; and (4) disaster response and recovery.

Materials, Testing & Engineering.    We perform testing and inspection work to identify and assess any risks posed by site conditions to a project and to meet rigorous industry standards. Through professional engineers, geologists, environmental specialists, laboratory managers and ACI, RTT and NICET-certified technicians, we offer full-service site assessment for clients ranging from small residential developers to large municipalities. Illustrative services include:

•        product evaluations;

•        factory QC services;

•        non-destructive testing and evaluations;

•        materials testing and inspection;

•        laboratory services; and

•        geophysics.

Construction Quality Assurance.    We offer a full suite of quality assurance and control services for construction projects of various magnitudes. We possess the technical expertise to observe, inspect and test construction material for compliance with approved construction documents and clients’ expectations. Illustrative services include:

•        construction quality assurance;

•        quality plan development;

•        construction engineering and inspection;

•        special inspections and testing;

•        source and field inspections; and

•        construction materials engineering and testing.

Environmental Services.    We provide comprehensive solutions to our clients’ most challenging ecological issues. Through implementing our highly trained team of engineers, geologists, hydrogeologists, archeologists, inspectors and other specialty environmental professionals, we have the capability to manage every aspect of a project’s environmental needs while remaining on time and on budget. Illustrative services include:

•        environmental permitting, compliance assistance, auditing and management system implementation;

•        air quality;

•        water, hazardous material permitting and registration;

•        underground storage tank management; and

•        leak detection and repair (LDAR) program management.

Disaster Response and Recovery.    We support response and recovery efforts for federal, state, local governments and agencies, as well as private sector clients across the U.S. Leveraging our vast portfolio of capabilities across transportation, water, industrial and commercial market sectors, we can expeditiously manage disaster response and recovery missions of any magnitude. Illustrative services include:

•        terrestrial, coastal and maritime response and recovery services;

•        implement and refine disaster assessments;

•        develop and manage sheltering and temporary essential power (STEP) programs;

•        develop temporary housing for refugee and migrant populations; and

•        implement and manage temporary repair and essential power programs for federal and commercial customers.

Engineering, Planning and Design

We offer a full service suite of civil, transportation, structural and architectural solutions for clients ranging from private developers to large federal agencies. We utilize our broad specialized expertise to offer technical and project management solutions in order to help clients meet their most demanding, large-scale challenges.

The specific engineering, planning and design services we offer fall into three categories: (1) engineering and design services; (2) program management; and (3) construction support services.

Engineering and Design Services.    Years of experience in design and construction of a broad range of transportation and civil infrastructure projects gives us unique expertise in the fields of engineering and planning. Our success in engineering and design services has been built on strong lines of communication, best in class planning and design professionals, meticulous quality control measures throughout all stages of a project’s development and fluid participation and direct input of all team members. This process of knowledge sharing among team members and continuous improvement of operations is a proven strategy ensuring maximum value for the owner and fewer unforeseen problems during construction. Illustrative services include:

•        civil engineering;

•        hydraulic studies;

•        transportation engineering and planning;

•        landscape architecture;

•        land acquisition services; and

•        geotechnical services.

Program Management.    We provide public and private sector clients with comprehensive support in managing the planning, funding, design and construction process of large-scale improvement programs. Illustrative services include:

•        constructability review, observation and monitoring;

•        plan and drawing review;

•        bid evaluation and award analysis;

•        progress documentation and payment review; and

•        dispute resolution.

Construction Support Services.    We offer a full suite of comprehensive construction support services for challenging large scale sites and structures. Services cover construction management, construction engineering and inspection, materials testing, project oversight and documentation and comprehensive audit support. Illustrative services include:

•        construction management;

•        contract documents preparation and administration;

•        project cost and schedule control;

•        construction observation and monitoring;

•        utility coordination; and

•        subsurface utility engineering.

Key Clients and Projects

We currently serve over 9,000 different clients annually. While our ten largest clients accounted for approximately 25% of our consolidated net revenue during the fiscal year ended December 31, 2019 and for the nine months ended September 30, 2020, no single client accounted for more than 10% during these periods. Although we serve a highly diverse client base, approximately 40% of our net revenues were attributable to public and quasi-public sector clients. In this regard, public sector clients include U.S. federal, state and local government departments, agencies, systems and authorities, including the Departments of Transportation, educational systems and public housing authorities, while quasi-public sector clients include utility service providers and energy producers. Of our private sector clients, our largest clients are commercial companies and contractors. Although we anticipate public and quasi-public sector clients to represent the majority of our revenues for the foreseeable future, we intend to continue expanding our service offerings to private sector clients.

During our history in the testing and inspection business, we have worked with such clients on such well-known projects as (in alphabetical order):

•        Apple Campus II (Cupertino, California)

•        Golden Gate Bridge (San Francisco, California)

•        Ground Zero Recovery (New York, New York)

•        Harbor Bridge (Corpus Christi, Texas)

•        The Grand Waikikian by Hilton (Honolulu, Hawaii)

•        Hurricane Katrina Recovery (Louisiana)

•        Northwest Corridor Express Lanes (Georgia)

•        San Francisco International Airport (San Francisco, California)

•        Stanford University Hospital (Stanford, California)

Contracts

We enter into contracts that contain two principal types of pricing provisions: (1) time and materials/cost-reimbursable; and (2) fixed price. For the year ended December 31, 2019 and quarter ended September 30, 2020, approximately 90% of our revenue was recognized from time and materials/cost-reimbursable contracts, with no more than 10% from fixed price contracts.

Cost-reimbursable contracts.    Cost-reimbursable contracts consist of the following:

•        “Time & materials” contracts are common for smaller scale professional and technical consulting and certification service projects. Under these types of contracts, there is no predetermined fee. Instead, we negotiate hourly billing rates and charge our clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have an initial not-to-exceed or guaranteed maximum price provision.

•        “Cost-plus” contracts are the predominant contracting method used by U.S., federal, state and local governments. Under these types of contracts, we charge clients for our costs, including both direct and indirect costs, plus a negotiated fee. The estimated cost plus the negotiated fee represents the total contract value.

Fixed price.    Fixed price contracts consist of the following:

•        Fixed price contracts require us to either perform all of the work under the contract for a specified lump sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. Fixed price contracts are subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Fixed price contracts expose us to a number of risks not inherent in “cost-plus” and “time & material” contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Many of our fixed price contracts relate to small value services, such as individual unit or very small quantity testing or inspection.

•        Revenues from engineering services are recognized in accordance with the accrual basis of accounting. Revenues under cost-reimbursable contracts are recognized when services are performed or on the percentage-of-completion method. Revenues recognized on the percentage-of-completion method are generally measured by the direct costs incurred to date as compared to estimated costs incurred. Less than 3% of our revenues were recognized on the percentage-of-completion method.

Backlog

As of December 31, 2019 and September 30, 2020, we had approximately $601 million and $638 million, respectively, of backlog, of which $371 million and $383 million, respectively or 60%, is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months.

Growth of our backlog has been accelerating since the establishment of our national platform. On a pro forma basis, our platform companies experienced 1.4% year-over-year growth from fiscal year ended December 31, 2017 to 2018 benefiting from the integration and cross-selling of the acquisitions of PAVETEX, Moreland and CEL in 2017.

We realized 8.7% backlog growth from fiscal year ended December 31, 2017 to 2018 as the business transitioned from independent regional providers to a national platform of scale.

____________

Note: Backlog is presented on a pro forma basis as if all acquisitions were consummated at the beginning of the relevant period with certain purchased companies estimated by our management.

Our backlog includes only amounts from fully funded projects for which work authorizations have been received and does not reflect the full amounts we may receive over the term of such contracts. Backlog is expressed in terms of gross revenue and therefore may include significant estimated amounts of third-party or pass-through costs to subcontractors and other parties. We cannot guarantee that the remaining revenue projected in the backlog will be realized in its entirety, or if realized, will result in profits. In addition, project cancellations and scope adjustments may occur from time to time. For example, certain contracts are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect our revenue and margins. Our backlog for the period beyond the next 12 months may be subject to variation from the prior year as existing contracts are completed, delayed or renewed or new contracts are awarded, delayed or canceled. Accordingly, our backlog as of any particular date is an uncertain indicator of future earnings. As backlog is not a defined accounting term, our computation of backlog may not be comparable to that of our industry peers.

Offices

Our principal executive offices are located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738 which we lease under a five-year commitment with annual lease terms of $0.2 million plus operating expenses over the life of the lease. We do not own any significant real property. We currently operate out of approximately 135 leased locations. Our lease terms vary from month-to-month to multi-year commitments. We do not consider any of these leased properties to be materially important. While we do believe it is necessary to maintain offices through which our services are coordinated, we feel there are an ample number of available office rental properties that could adequately serve our needs should we need to relocate or expand our operations.

Employees

As of September 30, 2020, we had approximately 3,300 employees, approximately 85% of which are full-time employees and approximately 80% of which represent our technical staff. Our employee attrition rate for 2019 among all staff, part-time and full-time, was approximately 10%. To date, however, we have been able to locate and engage highly qualified employees as needed and does not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations to be good.

Executive Officers

Our executive officers are L. Joe Boyer, Chief Executive Officer; David Quinn, Chief Financial Officer; Laura Strunk, Chief Legal Officer; John Mollere, Chief Administrative Officer; Gary Cappa, Chief Operating Officer and Walter Powell, Chief Accounting Officer. See the section entitled “Management — Information about Executive Officers and Directors” included in this Registration Statement, below.

Competition

The U.S. infrastructure and construction TIC and environmental consulting market is generally highly fragmented and competitive due to the breadth of services offered and the technical complexity needed to meet increasingly stringent regulatory standards.

Industry participants compete on the strength of client relationships, expertise in local markets, technical capabilities, reputation for quality of service and reliability, and price. The ability to compete effectively also depends on employing highly skilled, qualified personnel to meet technical qualification and staffing requirements.

Barriers to entry in the industry are created by the requirement for technical capabilities, a reputation for expertise and reliability and deep relationships with both clients and prime contractors. Scale and breadth of service offerings can also pass as a barrier for entry for companies that do not have adequate resources or capacity to complete complex and large-scale projects. Customers are increasingly emphasizing safe work practices by placing a premium on limiting liability, creating an additional barrier to entry for those who cannot demonstrate a safety record above industry standards.

The firms operating in the industry range from large, global companies with broad service offerings to small-scale specialized providers that typically service regional markets or specialized niches. Competitive dynamics in the industry are variable across end markets, localities, geographies, types and scopes of services, among other factors. We view our principal competitors as NV5 Global, Inc., Intertek Group plc, Tetra Tech, Inc., Jacobs Engineering Group Inc., Bureau Veritas S.A., Terracon Consultants Inc., WS Atkins PLC, WSP Global Inc., TRC Companies, Inc., ICF International and other small- and mid-sized regional players. Our ability to compete successfully will depend upon the effectiveness of our marketing efforts, the strength of our client relationships, our ability to accurately estimate costs, the quality of the work we perform, our ability to hire and train qualified personnel and our ability to obtain insurance.

Seasonality

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, our operating results during the months of December, January and February are generally lower than our operating results during other months. As a result, our revenue and net income for the first and fourth quarters of a fiscal year may be lower than our results for the second and third quarters of a fiscal year.

Insurance and Risk Management

We maintain insurance covering professional liability and claims involving bodily injury and property damage. We consider our present limits of coverage, deductibles and reserves to be adequate. Wherever possible, we endeavor to eliminate or reduce the risk of loss on a project through the use of quality assurance and control, risk management, workplace safety and similar methods.

Risk management is an integral part of the project management approach. We have a strict project review framework including escalation to senior management for any fixed price contracts above $5 million.

Regulation

We are regulated in a number of fields in which we operate. We contract with various U.S. governmental agencies and entities. When working with U.S. governmental agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations contain terms that, among other things:

•        require certification and disclosure of all costs or pricing data in connection with various contract negotiations;

•        impose procurement regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and

•        restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

To help ensure compliance with these laws and regulations, employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and our operations.

Legal and Environmental

From time to time, we are subject to various legal proceedings that arise out of our normal course of business or otherwise. We are not currently a party to any legal proceedings that, individually or in the aggregate, are expected to materially impact our business, financial position, results of operations and cash flows, taken as a whole.

We must comply with a number of laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities.

Management

Information About Executive Officers and Directors

Set forth below are the names, age and positions of each of our directors and officers:

Name	Age	Position
Executive Officers:
L. Joe Boyer	56	Chief Executive Officer and Director
David D. Quinn Sr.(1)	49	Chief Financial Officer
Gary M. Cappa	65	Chief Operating Officer
Walter G. Powell(2)	49	Chief Accounting Officer
John Alex Mollere	48	Chief Administrative Officer
Laura Strunk(3)	37	Chief Legal Officer
Non-Employee Directors:
Brian Ferraioli(4)	64	Director (Chairman)
R. Foster Duncan(4)	66	Director
Thomas H. Henley(5)	54	Director
Jeff Jenkins(5)	46	Director
Stephen M. Kadenacy(6)	51	Director
Leonard K. Lemoine(4)(6)	64	Director
Raquel G. Richmond	46	Director
Daniel G. Weiss(5)(6)	52	Director

____________

(1)      Mr. Quinn was appointed Chief Financial Officer of the Company in May of 2020.

(2)      Mr. Powell was appointed Chief Accounting Officer of the Company in May of 2020.

(3)      Ms. Strunk was appointed Chief Legal Officer of the Company in October of 2020.

(4)      Member of the Audit Committee

(5)      Member of the Nominating Committee

(6)      Member of the Compensation Committee

L. Joe Boyer has served as a director since February 2020 and as the Company’s Chief Executive Officer since October 2017. Prior to becoming the Company’s Chief Executive Officer, Mr. Boyer served as a consultant to Bernhard Capital Partners in connection with its infrastructure delivery services business from August 2016 to October 2017. From March 2013 to February 2016, Mr. Boyer was Chief Executive Officer of Atkins’ North American arm. From 2003 to 2013, Mr. Boyer held several senior management positions at Shaw Environmental & Infrastructure, most notably as President for its Federal Division. Mr. Boyer holds an M.B.A. from Pepperdine University and a B.S. in Architectural Engineering from The University of Texas at Austin.

David D. Quinn Sr. has served as the Company’s Chief Financial Officer since May 2020. Prior to becoming Chief Financial Officer, Mr. Quinn served as the Company’s Executive Vice President, Corporate Affairs since September 2019. Prior to joining the Company, Mr. Quinn held multiple executive level financial, administrative and operational roles. Mr. Quinn spent much of his early career, nearly 18 years, working within the Shaw Group family of companies, beginning in September 1996 with the OHM Corporation. Mr. Quinn held the role of Vice President of Business Management with the Shaw Group when ultimately acquired by Chicago Bridge and Iron in February 2013. In July of 2013, Mr. Quinn joined Atkins North America where he served in Chief Financial Officer, Chief Operating Officer and Chief Executive Officer capacities. Mr. Quinn obtained a B.A. in political science and economics from the University of Massachusetts, an M.B.A. from Norwich University, an executive certificate in management and leadership from the MIT Sloan School of Management, and a leadership certificate from the University of Oxford Saïd Business School.

Gary M. Cappa has served as the Company’s Chief Operating Officer since March 2020. Prior to becoming Chief Operating Officer, Mr. Cappa served as Chief Operating Officer of Atlas Technical Consultants LLC since October 2019. Prior to joining the Company, Mr. Cappa served as the President and Chief Executive Officer of Consolidated Engineering Laboratories (“CEL”) from September 1985 to October 2019. While at CEL, Mr. Cappa successfully led and stimulated its growth from one to eight facilities in California, Utah, Nevada, and Hawaii. He has been in the testing and inspection industry for 38 years and is committed to upholding the highest standards of quality in testing and inspection. With strong expertise in problem resolution, serving as liaison between the owner and contractor, expediting project completion, and quality control, Mr. Cappa has been instrumental in developing successful programs to improve the services of testing agencies and their interaction with local jurisdictions. Mr. Cappa holds a B.A. in Geology and Earth Science from the University of California, Santa Barbara.

Walter G. Powell has served as the Company’s Chief Accounting Officer since May of 2020. Prior to becoming Chief Accounting Officer, Mr. Powell served as the Company’s Chief Financial Officer since November 2017. Prior to becoming Chief Financial Officer of the Company, Mr. Powell served as an audit partner with Deloitte & Touche LLP for ten years, responsible for audits of public and private companies ranging in size from $20 million in revenue to $40 billion in revenue. Mr. Powell holds a B.S. in accounting from the University of New Orleans. He is a Certified Public Accountant and a member of the American Institute of CPAs.

John A. Mollere has served as the Company’s Chief Administrative Officer since January 2019. Mr. Mollere brings over 25 years of experience and leadership in corporate administration. Prior to joining the Company, Mr. Mollere served most recently as Chief Administrative Officer of ATC Group Services, a leading environmental consulting and engineering firm with locations across the United States which merged with the Company in 2019, from September 2005 to January 2019. There, Mr. Mollere led a diverse team of administrative professionals including legal, risk management, health and safety, procurement, information technology, and marketing communications. Prior to joining ATC Group Services, Mr. Mollere held a leadership position for over a decade in the risk management division of Fortune 500 company, The Shaw Group, Inc. (now part of McDermott International, Inc.), where he served in multiple management roles from August 1994 to September 2005. Mr. Mollere has a B.S. in Toxicology from Northeast Louisiana University and is a Certified Safety Professional.

Laura Strunk has served as the Company’s Chief Legal Officer since October 2020 and as the Company’s General Counsel since September 2020. Prior to joining the Company, she served as Associate General Counsel and Assistant Corporate Secretary for USA Compression Partners, LP (NYSE: USAC) in Austin, Texas since May 2018 and as Corporate Counsel at NuStar Energy LP (NYSE: NS) in San Antonio, Texas from April 2015 through April 2018. Ms. Strunk began her legal career in the New York City office of Vinson & Elkins LLP focusing on capital markets and mergers and acquisitions. She holds a B.A. in Art History from Dartmouth College and a J.D. from the University of Virginia School of Law.

Brian Ferraioli has served as Chairman of the Board, and as a director of the Company, since February 2020. Mr. Ferraioli is also an Operating Partner at Bernhard Capital Partners, and has worked with the firm since 2019. Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company, from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc., an engineering, technology and services company, from July 2007 to February 2013, when the company was acquired by Chicago Bridge & Iron Company N.V. Prior to joining The Shaw Group, Inc., Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, AG, a global engineering conglomerate. Mr. Ferraioli is a director and chairman of the audit committee of Vistra Energy Corp. and is a director and chair of the audit committee of Team, Inc. Mr. Ferraioli also previously served as a director, chair of the audit committee and on the compensation committee of Charah Solutions, Inc. from June 2018 to May 2020. Mr. Ferraioli has approximately 40 years of experience in senior finance and accounting roles in the engineering and construction industries and is also a National Association of Corporate Directors Governance Fellow. Previously, Mr. Ferraioli served as a director and chairman of the audit committee of Babcock & Wilcox Enterprises and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson, a privately owned construction company. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University.

R. Foster Duncan has served as a director of the Company since February 2020. Mr. Duncan joined Bernhard Capital Partners as an Operating Partner in December 2013. Mr. Duncan has more than 30 years of senior corporate, private equity and investment banking experience. Previously, Mr. Duncan held various positions in the private equity industry, including Managing Member of KD Capital L.L.C., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a global investment firm. Mr. Duncan was located in KKR’s New York office and worked exclusively with KKR and its portfolio companies in connection with creating value and identifying and investing in the energy, utility, natural resources and infrastructure sectors. Previously, Mr. Duncan was Executive Vice President and CFO of

Cinergy Corporation, a Fortune 250 energy and utility company, Chairman of Cinergy’s Investment Committee and CEO and President of Cinergy’s Commercial Business Unit. Prior to his time at Cinergy, he held senior management positions with LG&E Energy Corp., a utilities company, as a member of the Office of the Chairman and Executive Vice President and CFO. Mr. Duncan serves on the board of directors of Atlantic Power Corporation in Boston, Massachusetts where he is Chairman of the audit committee, and is a member of the compensation, operating and nominating and governance committees. He also previously served as a director of Essential Power, LLC, a portfolio company of Industry Funds Management (US), LLC and the Advisory Council of Greentech Capital Advisors in New York. Mr. Duncan graduated with distinction from the University of Virginia and received his M.B.A. from the A.B. Freeman Graduate School of Business at Tulane University.

Thomas H. Henley has served as a director of the Company since March 2020. Mr. Henley joined Bernhard Capital Partners as a member of the firm’s Investment Committee in February 2019. Prior to Bernhard Capital Partners, Mr. Henley served as the Senior Managing Director of Strategic Opportunities for the UAW Retiree Medical Benefits Trust, a purchaser of retiree healthcare benefits, from March 2016 to February 2019. Mr. Henley currently serves as a member of the board of directors for Lazarus Energy Holdings, an investment holding company, and has served in such capacity since 2006. Mr. Henley received his B.S. in Petroleum Engineering from Stanford University and his M.B.A. from the Anderson Graduate School of Management at UCLA.

Jeff Jenkins has served as a director of the Company since February 2020. Mr. Jenkins is a founder and partner of Bernhard Capital Partners, and has been with the firm since its inception in 2013. He serves as a member of the Investment Committee and the Portfolio Committee and is involved in all areas of the firm’s investment activities. Mr. Jenkins serves on the board of directors for Brown & Root, Bernhard LLC and Epic Piping. Prior to founding Bernhard Capital Partners, Mr. Jenkins spent ten years working for The Shaw Group, Inc. where he served many vital positions. During his tenure at The Shaw Group, Inc., Mr. Jenkins served as Chief Operating Officer of Shaw Environmental and Infrastructure, where he was responsible for operations and business development. Prior to this role, he served as President of the Commercial, State, and Local group within the Environmental and Infrastructure division. Before moving into his operating roles, Mr. Jenkins served as Vice President of the Office of the Chairman where he led overall corporate development and placed a special emphasis on mergers and acquisitions, joint ventures and business development efforts. Prior to joining The Shaw Group, Inc., Mr. Jenkins was a corporate and securities attorney at Vinson & Elkins LLP where his practice focused primarily on mergers and acquisitions, private equity and venture capital, and public securities work in a broad range of industries. Mr. Jenkins received his B.A. from Louisiana State University and his J.D. from Louisiana State University after initially attending law school at the University of Texas.

Stephen M. Kadenacy has served as a director of the Company since November 2018. Mr. Kadenacy previously served as Boxwood’s Chief Executive Officer and Chairman of the Board from November 2018 until the consummation of the Atlas Business Combination. Effective with the consummation of the Atlas Business Combination, Mr. Kadenacy resigned as an officer of the Company and has since served solely as a director of the Company. Mr. Kadenacy is CEO and Managing Partner of Boxwood Capital LLC. Mr. Kadenacy is also Chairman of the board of Centerline Logistics Corporation, a marine transportation company. Prior to these, Mr. Kadenacy served as President of AECOM, an infrastructure firm, from October 2014 until June 2017 and as Chief Operating Officer from October 2016 until June 2017. Prior to that, he served as AECOM’s Chief Financial Officer from October 2011 until October 2015 and as Senior Vice President, corporate finance from May 2008 to September 2011. Prior to joining AECOM, Mr. Kadenacy was with the accounting firm KPMG LLP in San Francisco since 1996. Mr. Kadenacy previously served on the board of directors and audit committee of ABM Industries Inc. Mr. Kadenacy holds a bachelor’s degree in economics from the University of California at Los Angeles and an M.B.A. from the University of Southern California.

Leonard K. Lemoine has served as a director of the Company since February 2020. Mr. Lemoine is the President and Chief Executive Officer of the Lemoine Company, LLC (“Lemoine”), a position he has held since January of 2011. Mr. Lemoine founded Lemoine in 1975 and the company has steadily grown from a small construction company, to one of the most respected, full-service contracting and construction management firms in the Southeastern United States. Lemoine constructs and manages projects ranging from minor interior renovations to some of the most complex healthcare facilities, commercial public and industrial landmarks in our region. Mr. Lemoine received his B.S. from Louisiana State University in 1979.

Raquel G. Richmond has served as a director of the Company since November 2020. Ms. Richmond has been a Senior Account Manager at Greenup Industries, LLC since January 2019 and has been a realtor for Greenup & Associates, LLC in New Orleans since June 2015. Ms. Richmond previously served as the President of Rock Consulting Services, LLC in New Orleans and as Project Manager at the U.S. Army Corps of Engineers on the Hurricane Storm Damage Risk Reduction System (HSDRRS), a $14 billion dollar infrastructure system in Southern Louisiana. Ms. Richmond brings to the Board over fifteen years of experience working on federal, state and local infrastructure projects and over twenty years of experience in the professional services sector. She holds an M.A. in Education Administration and a B.A. in Psychology, both from the University of New Orleans.

Daniel G. Weiss has served as a director of the Company since February 2020. Mr. Weiss has been co-founder and Managing Partner of Angeleno Group LLC (“AG”), a Los Angeles-based private equity firm with a global platform focused on high growth investments in next generation clean energy and climate solutions technology companies, since AG’s founding in 2001. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple AG portfolio companies. Prior to the formation of AG, Mr. Weiss was an attorney at O’Melveny & Myers in Los Angeles from 1998 to 1999. Mr. Weiss has served as a member of the board of directors of TPI Composites, Inc., a renewable energy manufacturing company, since 2009. Currently, Mr. Weiss serves on boards or public commissions for a number of non-profit and government organizations including the California Community Foundation, World Resources Institute, the UCLA Institute of the Environment and Sustainability (where he serves as co-Chair) and the Federal Reserve Bank’s 12th District Economic Advisory Council. Mr. Weiss holds a J.D. from Stanford Law School, an M.A. from Stanford University and a B.A. with high honors from U.C. Berkeley.

Independence of Directors

The Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a listed company or its subsidiaries or any other individual having a relationship which in the opinion of a listed company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Messrs. Duncan, Henley, Weiss, Lemoine, Jenkins and Ferraioli and Ms. Richmond are independent within the meaning of Nasdaq Listing Rule 5605(a)(2). The Company’s independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility both directly and through our committees. The Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the Company and provides appropriate updates to the Board and the audit committee of the Board (the “Audit Committee”), as established by the Board following the Atlas Business Combination. The Board delegates to the Audit Committee oversight of our risk management process, and the Company’s other committees also consider risk as they perform their respective committee responsibilities. The Audit Committee reports to the Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Committees

Following the Atlas Business Combination, the Board established the Audit Committee and, subsequently, the compensation committee (the “Compensation Committee”) and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Members will serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee Information

The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website, and include, among others:

•        appointing the Company’s independent registered public accounting firm;

•        evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•        determining the engagement of the independent registered public accounting firm;

•        reviewing and approving the scope of the annual audit and the audit fee;

•        discussing with management and the independent registered public accounting firm the results of the annual audit and reviewing the Company’s quarterly financial statements;

•        approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitoring the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        being responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•        reviewing the Company’s critical accounting policies and estimates; and

•        reviewing the Audit Committee charter and the committee’s performance at least annually.

The members of the Audit Committee are Messrs. Ferraioli, Duncan and Lemoine, with Mr. Duncan serving as the chair of the committee. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. The company believes that all of the members of the Audit Committee qualify as independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq with respect to audit committee membership. The company also believes that Mr. Duncan qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee Information

The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website, and include, among others:

•        reviewing and approving the compensation of the executive officers of the Company and such other employees of the Company as are assigned thereto by the Board;

•        making recommendations to the Board with respect to standards for setting compensation levels;

•        administering the incentive compensation plans (including equity-based plans and non-equity based plans) of the Company; and

•        exercising such other powers and authority as are set forth in a charter of the Compensation Committee, substantially in the form as provided to the Board, with such minor modifications, amendments or changes therein as the Compensation Committee may approve.

The members of the Compensation Committee are Messrs. Kadenacy, Lemoine and Weiss, with Mr. Kadenacy serving as the chair of the committee.

Nominating and Corporate Governance Committee Information

The principal functions of the Nominating and Corporate Governance Committee are detailed in the Nominating and Corporate Governance Committee charter, which is available on the company’s website, and include, among others:

•        identifying potential qualified nominees for director and nominate candidates for the Board;

•        developing the Company’s corporate governance guidelines and additional corporate governance policies; and

•        exercising such other powers and authority as are set forth in a charter of the Nominating and Corporate Governance Committee, substantially in the form as provided to the Board, with such minor modifications, amendments or changes therein as the Nominating and Corporate Governance Committee may approve.

The members of the Nominating and Corporate Governance Committee are Messrs. Henley, Jenkins and Weiss, with Mr. Jenkins serving as the chair of the committee.

Code of Ethics

In February 2020, we adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics codifies the business and ethical principles that govern all aspects of the Company’s business. The Company’s code of ethics is available on the Company’s website. The Company will also provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

Compensation Committee Interlocks and Insider Participation

As a “controlled company,” we are exempt from Nasdaq Listing Rule 5605(d), which requires the Compensation Committee of the Board to be comprised solely of independent directors. Other than Mr. Kadenacy, who is no longer one of our officers, none of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

EXECUTIVE COMPENSATION

The following disclosure describes the material components of the compensation for Atlas Intermediate’s principal executive officer and its next three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2019 (i.e., pre-business combination). This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

Named Executive Officers

For the fiscal year ended December 31, 2019, Atlas Intermediate had four Named Executive Officers, as follows:

•        L. Joe Boyer, Chief Executive Officer;

•        Walter Powell, Chief Financial Officer;

•        Gary M. Cappa, Chief Operating Officer; and

•        David D. Quinn Sr., Executive Vice President, Corporate Affairs.

The Named Executive Officers and their titles listed in this section are as of the fiscal year ended December 31, 2019. The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), an indirect wholly owned subsidiary of Atlas Holdings. Mr. Cappa served as President of Engineering & Testing Services, LLC, currently an indirect wholly owned subsidiary of Atlas Technical Consultants LLC, until October 1, 2019, and as Chief Operating Officer of Atlas Technical Consultants LLC as of October 1, 2019. In May of 2020, the Board appointed David D. Quinn Sr. to serve as the Chief Financial Officer of the Company and Walter Powell to serve as Chief Accounting Officer of the Company.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of the Named Executive Officers during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
L. Joe Boyer,	2019	500,000	675,000	2,209,960	58,400	3,443,360
Chief Executive Officer	2018	400,000	367,610	—	42,662	810,272

Walter Powell,	2019	320,000	220,000	1,052,360	37,800	1,630,160
Chief Financial Officer	2018	275,000	181,004	—	24,585	480,589

Gary M. Cappa,	2019	288,821	117,800	—	23,400	430,021
Chief Operating Officer	2018	—	—	—	—	—

David D. Quinn Sr.,	2019	86,154	100,000	—	—	186,154
Executive Vice President, Corporate Affairs(5)	2018	—	—	—	—	—

____________

(1)      The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), which is an indirect wholly owned subsidiary of Atlas Holdings.

(2)      Reflects performance-based, discretionary cash bonuses earned for the 2019 and 2018 performance years. In determining bonus amounts for 2019 and 2018, the Company relied on its judgment after a comprehensive review of company and individual performance, as well as consideration of qualitative and other factors, without being tied to any formulas or pre-established weightings.

(3)     Reflects the grant date fair value of awards of Class A Units of Atlas Holdings. These amounts were determined as of the grant date in accordance with FASB ASC Topic 718 using assumptions about the current waterfall expected payout and have been updated to correct an error in the previously disclosed amounts. Each Class A Unit represents an actual equity interest in Atlas Holdings that is designed to gain value only after the underlying assets of Atlas Holdings have reached a certain level of growth and those persons who hold certain other classes of equity in Atlas Holdings have reached a certain level of return. The Class A Units reported in this table were historically reported as “Stock Awards.” However, despite the fact that the Class A Units do not require the payment of an exercise price, the Company believes these awards are economically similar to and more analogous to options or stock appreciation rights and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with “option-like features.” For more information regarding the Class A Units, see “— Long Term Incentive Compensation” below.

(4)      Amounts reported in the “All Other Compensation” column include company contributions to the Named Executive Officers’ 401(k) plan retirement accounts, car allowance amounts, and employer-paid life insurance premiums, as reflected below.

Name	Year	Company 401(k) Plan Contributions	Car Allowance	Life Insurance Premiums	Total
L. Joe Boyer	2019	$20,000	$16,800	$21,600	$58,400
	2018	$16,000	$5,600	$21,062	$42,662

Walter Powell	2019	$12,830	$16,800	$7,985	$37,615
	2018	$11,000	$5,600	$7,985	$24,585

Gary M. Cappa	2019	$11,952	$8,400	$3,048	$23,400

(5)      Mr. Quinn commenced employment with the Company on September 1, 2019 and was not eligible to receive any Company 401(k) plan contributions or a car allowance during 2019. In 2020, Mr. Quinn is eligible to receive Company 401(k) plan contributions and is receiving a car allowance.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The Board has established the annual base salary for each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviewed base salaries on an annual basis in consultation with the Chief Executive Officer with respect to the annual base salary of the other Named Executive Officers. Subject to provisions of their respective employment agreements, as applicable, the Board has the ability to make adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance, and (c) the level of compensation paid to executives of other companies with which the Company competes for executive talent, as estimated based on publicly available information and the experience of members of the Board and the Chief Executive Officer.

Annual Bonus

The Company’s annual bonus awards have historically been of a discretionary nature and subject to performance targets established annually by the Board. For 2019, each Named Executive Officer was eligible to receive a target annual bonus of the following percentage of the executive’s base salary if all performance targets were met or exceeded: 100% for Mr. Boyer, 75% for Mr. Powell, 35% for Mr. Cappa, and 75% for Mr. Quinn.

The bonuses for 2019 were paid following a year-end review of the applicable performance criteria. The 35% target bonus for Mr. Cappa represents a prorated average of the applicable percentages in effect for different portions of the year as a result of his position change in 2019. The actual bonus amounts paid to each Named Executive Officer for 2019 are as follows:

Name	Award Payout
L. Joe Boyer	$675,000
Walter Powell	$220,000
Gary M. Cappa	$117,800
David D. Quinn Sr.	$100,000

The Named Executive Officers must generally be employed on the last day of the applicable performance period in order to receive payment of an annual bonus.

Health and Retirement Benefits

The Company provides medical, dental, vision, life insurance and disability benefits to all eligible employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

The Company maintains a 401(k) savings plan that allows participants, including the Named Executive Officers, to defer up to 60% of cash compensation (subject to applicable IRS guidelines). All of the Company’s employees are eligible participants. The Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as all other employees. The Company may provide employer matching contributions under the 401(k) plan. In 2019, the Company’s matching contributions were equal to 100% of the first 3% of eligible compensation deferred by an employee and 50% of the next 2% of eligible compensation deferred, up to the annual allowable IRS limits. Matching contributions are 100% vested when made. In addition, certain other perquisites have historically been provided to certain of the Named Executive Officers, including a car allowance and employer-paid life insurance premiums.

Long Term Incentive Compensation

Class A Unit Incentive Plan.    Prior to the consummation of the Atlas Business Combination, pursuant to the Atlas Technical Consultants Holdings LP Class A Unit Incentive Plan, as amended (the “Class A Equity Plan”), Atlas Holdings established the ability to grant equity interests in the form of Class A Units of Atlas Holdings (the “Class A Units”). Atlas Holdings reserved 1,644.09 Class A Units for issuance under the Class A Equity Plan. The Class A Units were reserved for issuance by Atlas Holdings for incentive purposes at the discretion of the board of managers of the general partner of Atlas Holdings. Class A Units were awarded to Messrs. Boyer and Powell in 2017. The Class A Units were generally scheduled to vest over a four-year period, with 25% of the Class A Units vesting on each of the first four anniversaries of the grant date, subject to the participant not experiencing a termination before the applicable vesting date. The Class A Equity Plan contains provisions for accelerated vesting upon a change of control and upon the participant’s death or permanent disability. Upon termination of employment of the respective holder for cause or without good reason (excluding death or permanent disability), all Class A Units will be automatically cancelled and forfeited without payment. Upon termination of employment of the respective holder without cause, with good reason, or due to death or permanent disability, all unvested Class A Units (after taking into account any accelerated vesting) will be cancelled and forfeited without payment, and any vested Class A Units will be subject to repurchase at the fair market value of such units as of the date of termination in accordance with the applicable provisions of the Amended and Restated Limited Partnership Agreement of Atlas Technical Consultants Holdings LP, as amended (the “LP Agreement”). In connection with the Atlas Business Combination in 2020, the vesting of all outstanding Class A Units was accelerated and the awards have been converted into shares of Class B common stock.

The Class A Units are intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43, and to provide economic incentives to service providers of Atlas Holdings in order to align their interests with equity holders of Atlas Holdings. The determination of participants and the number and series of Class A Units is within the sole discretion and authority of the board of managers of the general partner of Atlas Holdings. Pursuant to the LP Agreement, the general partner of Atlas Holdings may (i) establish a threshold amount that must be distributed to existing Class A Units before newly issued Class A Units may receive any distributions or (ii) authorize a new series of Class A Units and establish a participation threshold applicable to all Class A Units issued as part of such series. Distributions will be made first to the Common Partners (as defined in the LP Agreement) until those partners have received a full return on their capital contributions plus a specified yield in accordance with the LP Agreement. Once the Common Partners have received those amounts, distributions will then be made to the holders of vested Class A Units (pro rata in proportion to their ownership of the issued and outstanding vested Class A Units) in an amount calculated in accordance with the provisions of the LP Agreement. The remainder will be distributed to the Common Partners pro rata in accordance with their respective Common Percentage Interest (as defined in the LP Agreement).

Class A Unit Awards. During 2019, Messrs. Boyer, Powell and Cappa each held Class A Units under Class A Unit award agreements with Atlas Holdings. These agreements, together with the Class A Equity Plan, provide as follows:

•        Mr. Boyer was granted 100 Class A Units of Atlas Holdings in 2017 and 210 Class A Units of Atlas Holdings in 2019. The units granted in 2017 vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Boyer has not experienced a termination of employment before the applicable vesting date. The units granted in 2019 vest in 25% increments on each of the first four anniversaries of the grant date, subject to Mr. Boyer’s continued employment through each applicable vesting date, provided that 50 of the units shall be forfeited if, in connection with a change of control of Atlas Holdings, a specified EBITDA threshold is not achieved. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Boyer is terminated by reason of death or permanent disability, the number of Class A Units will vest that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Boyer’s termination (other than by reason of death or permanent disability as previously described) will be cancelled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

•        Mr. Powell was granted 45 Class A Units of Atlas Holdings in 2017 and 100 Class A Units of Atlas Holdings in 2019. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Powell has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Powell is terminated by reason of death or permanent disability, the number of Class A Units will vest that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Powell’s termination (other than by reason of death or permanent disability as previously described) will be canceled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

•        Mr. Cappa was granted 10 Class A Units of Atlas Holdings in 2017. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Cappa has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Cappa is terminated by reason of death or permanent disability, the number of Class A Units will vest that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested on or before Mr. Cappa’s termination (other than by reason of death or permanent disability as previously described) will be canceled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan.    On February 14, 2020, the Board adopted the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”) previously approved by the stockholders of the Company at the Company’s special meeting of stockholders held on February 11, 2020 (the “Special Meeting”), effective upon the consummation of the Atlas Business Combination. We began offering long-term incentives to the Named Executive Officers in 2020 through grants of restricted stock units under the Incentive Plan, which are intended to align the interests of service providers (including Named Executive Officers) with those of the Company’s stockholders. The material terms of the Incentive Plan are described in the section entitled “The Incentive Plan Proposal” in the Company’s Definitive Proxy Statement, as amended, originally filed on November 12, 2019, which is incorporated herein by reference.

See “— Employment Agreements and Potential Payments upon Termination or Change in Control” for a discussion of the provisions of the Named Executive Officers’ employment agreements that relate to the compensation elements discussed above.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the Named Executive Officers, the number of Class A Units of Atlas Holdings held as of the fiscal year ended December 31, 2019.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price(1)	Option Expiration Date(1)
L. Joe Boyer	260	(2)(3)	50	(3)	N/A	N/A
Walter Powell	122.5	(4)(5)	22.5	(5)	N/A	N/A
Gary M. Cappa	5	(6)	5	(6)	N/A	N/A

____________

(1)      Represents Class A Units of Atlas Holdings. The Class A Units reported in this table were previously reported as “Stock Awards.” However, despite the fact that profits interest awards, such as the Class A Units, do not require the payment of an exercise price or have an option expiration date, the Company believes that these profits interest awards are economically similar to stock options or stock appreciation rights due to the fact that they have no value for tax purposes at the grant date and obtain value only as the price of the underlying security rises above its hurdle amount, and as such, should be reported in this table as an “Option” award as an instrument with “option-like features.” Awards reflected as “Unexercisable” are Class A Units that have not yet vested. Awards reflected as “Exercisable” are Class A Units that have vested, but remain outstanding. In connection with the Atlas Business Combination, 100% of these awards became 100% vested and were converted into shares of our Class B common stock, which remains convertible into shares of our Class A common stock, subject to certain conditions and restrictions.

(2)      Mr. Boyer’s 210 Class A Units of Atlas Holdings granted in 2019 were subject to time- and performance-based vesting conditions and were scheduled to vest as follows: 52.5 units on each of April 8, 2020, April 8, 2021, April 8, 2022, and April 8, 2023 provided that 50 of the units would have been forfeited if, upon a change of control of Atlas Holdings, a certain EBITDA threshold was not achieved. As noted above, all of the Class A Units vested in connection with the Atlas Business Combination.

(3)      Mr. Boyer’s 100 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions; 50% were vested and the remaining 50% were scheduled to vest as follows: 25 units on October 23, 2020 and 25 units on October 23, 2021. As noted above, all of the Class A Units became vested in connection with the Atlas Business Combination.

(4)      Mr. Powell’s 100 Class A Units of Atlas Holdings granted in 2019 were subject to time-based vesting conditions and were scheduled to vest as follows: 25 units on each of April 8, 2020, April 8, 2021, April 8, 2022, and April 8, 2023. As noted above, all of the Class A Units vested in connection with the Atlas Business Combination.

(5)      Mr. Powell’s 45 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions; 50% were vested and the remaining 50% were scheduled to vest as follows: 11.25 units on December 18, 2020 and 11.25 units on December 18, 2021. As noted above, all of the Class A Units vested in connection with the Atlas Business Combination.

(6)      Mr. Cappa’s 10 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions: 50% were vested and the remaining 50% were scheduled to vest as follows: 2.5 units on November 16, 2020 and 2.5 units on November 16, 2021. As noted above, all of the Class A Units vested in connection with the Atlas Business Combination.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the Named Executive Officers. Capitalized terms appearing in the following descriptions but not defined therein are as defined in the applicable employment agreement.

L. Joe Boyer.    On August 12, 2019, Boxwood entered into an employment agreement with Mr. Boyer (the “Current Boyer Agreement”), which replaced his previous employment agreement (the “Prior Boyer Agreement”) with Atlas Technical Consultants LLC dated as of October 23, 2017, pursuant to which he became Chief Executive Officer of the Company, effective as of the consummation of the Atlas Business Combination. The Current Boyer Agreement supersedes the Prior Boyer Agreement. The initial term of the Current Boyer Agreement is three years, with automatic one-year renewals thereafter. Under the terms of the agreement, Mr. Boyer is (i) entitled to an annualized base salary of $550,000; (ii) eligible to receive an annual bonus with a target opportunity of 100% of his then-current base salary and a maximum of 200% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the Compensation Committee of the Board in good faith consultation with Mr. Boyer; (iii) eligible to receive, pursuant to the Incentive Plan, annual equity grants with a target grant date value of no less than 100% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) entitled to participate in Boxwood’s health, insurance, retirement and other employee benefits; (v) entitled to maintenance, at Boxwood’s cost, of his life insurance policy; and (vi) entitled to a monthly car allowance of no less than $1,400. The Company is also obligated to use commercially reasonable efforts to support Mr. Boyer’s nomination to serve as a member of the Board.

Under the Current Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death or Permanent Disability, by the Company through non-renewal, by the Company without Cause or by Mr. Boyer for Good Reason, he will be entitled to (i) a lump sum payment of 200% of his then-current base salary; (ii) a lump sum payment equal to his target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to two years. If Mr. Boyer’s employment is terminated within the 90-day period before or during the two-year period after a Change in Control, he will be entitled to receive (i) a lump sum payment equal to 250% of his then-current base salary; (ii) a lump sum payment equal to 150% of his target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to 30 months. All severance benefits under the Current Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims and compliance with the terms of the Current Boyer Agreement.

Mr. Boyer has also agreed to certain confidentiality, non-competition, non-solicitation and non-disparagement covenants under the Current Boyer Agreement. The confidentiality covenants apply during the term of the agreement and at all times thereafter. The non-competition and non-solicitation covenants apply during the term of the agreement and for two years following the officer’s termination of employment. The non-disparagement covenant is mutual and applies at all times during employment and thereafter. In the event of Mr. Boyer’s breach of a restrictive covenant during his employment with the Company, Mr. Boyer could be terminated for Cause (provided that the breach constituted a material violation of the Current Boyer Agreement. The Current Boyer Agreement does not prohibit the Company from waiving a breach of a restrictive covenant.

Walter Powell.    On February 25, 2019, the Company entered into an employment agreement with Walter Powell (the “Prior Powell Agreement”) to serve as our Chief Financial Officer. Under the Prior Powell Agreement, Mr. Powell’s base salary was initially set at $320,000 (with potential adjustments to be approved by the board of managers of the general partner of Atlas Holdings). Mr. Powell was eligible under the Prior Powell Agreement to (i) earn a discretionary annual bonus, in an amount up to 75% of his base salary, (ii) receive discretionary grants of incentive equity interests in Atlas Holdings, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) receive reimbursement for reasonable business expenses.

Under the Prior Powell Agreement, if Mr. Powell’s employment was terminated by Atlas Technical Consultants LLC without Cause or by Mr. Powell for Good Reason, he would be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) his annual bonus, to the extent earned, pro-rated for any fractional years, (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination and (iii) continuation of health benefits at the same cost applicable to active employees of the Company for the six months following his termination. Upon his death or Permanent Disability, Mr. Powell would have been be entitled to receive (i) his annual bonus, to the extent earned, pro-rated for any fractional years and (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination.

Effective as of May 11, 2020, the Company entered into an amended and restated employment agreement with Mr. Powell in his capacity as Chief Accounting Officer (the “Current Powell Agreement”). The term of Mr. Powell’s employment under the Current Powell Agreement commenced on May 11, 2020 and continues until May 11, 2023 unless otherwise terminated. After the initial three-year term, the term of Mr. Powell’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Current Powell Agreement, Mr. Powell (i) receives an annualized base salary of $330,000; (ii) is eligible to receive an annual bonus with a target opportunity of 50% of his then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Powell’s employment under the Current Powell Agreement is terminated due to his death or Permanent Disability, by the Company without Cause or by Mr. Powell for Good Reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of his then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without Cause or by Mr. Powell for Good Reason only, (x) continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (as amended, “COBRA”) at the same cost applicable to active employees of the Company for up to twelve months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Powell Severance”). If the Current Powell Agreement is terminated by the Company without Cause or by Mr. Powell for Good Reason within the 90 days prior to, or during the two-year period following, a Change in Control (as defined in the Powell Employment Agreement), he will be entitled to receive (i) the Powell Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Current Powell Agreement is terminated by Mr. Powell without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Powell will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Powell following the termination of the Current Powell Agreement are contingent on Mr. Powell signing and not revoking a release of claims and compliance with the terms of the Current Powell Agreement.

The Current Powell Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of twelve months following the termination of Mr. Powell’s employment, except for certain terminations following a Change in Control, in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Powell’s employment.

Gary M. Cappa.    On November 16, 2017, Engineering & Testing Services, LLC, currently an indirect wholly owned subsidiary of Atlas Technical Consultants LLC, entered into an employment agreement with Mr. Cappa (the “Initial Cappa Agreement”). Under the terms of the Initial Cappa Agreement, Mr. Cappa received an annualized base salary of $265,000. Mr. Cappa was eligible under the agreement to (i) earn a discretionary annual bonus in an amount up to 30% of his base salary, (ii) receive discretionary grants of incentive equity interests in Atlas Holdings, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) receive reimbursement for reasonable business expenses.

Effective as of October 1, 2019, Atlas Technical Consultants, LLC amended the Initial Cappa Agreement pursuant to which he became the Chief Operating Officer of Atlas Technical Consultants, LLC. The initial term under the amended agreement was three years from the effective date of the closing of the business transaction pursuant to which Engineering & Testing Services, LLC became an indirect wholly owned subsidiary of Atlas Technical Consultants Intermediate Holdco LLC (n/k/a Atlas Technical Consultants LLC), with automatic one-year renewals thereafter. Under the terms of the agreement, Mr. Cappa was (i) entitled to an annualized base salary of $370,000; (ii) eligible to receive an annual bonus with a target opportunity of 50% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the Board in consultation with Mr. Cappa; (iii) eligible to receive annual equity grants under the Company’s long term incentive plan with a target grant date value of no less than 50% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) eligible to participate in the Company’s health, insurance, retirement and other employee benefits; and (v) entitled to a monthly car allowance of no less than $700.

Effective as of May 11, 2020, the Company entered into a new employment agreement with Mr. Cappa in his capacity as Chief Operating Officer (the “Current Cappa Agreement”). The initial term of Mr. Cappa’s employment under the Current Cappa Agreement commenced on May 11, 2020 and continues until December 31, 2021, unless otherwise terminated. After the initial term, the term of Mr. Cappa’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Current Cappa Agreement, Mr. Cappa (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of his then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Cappa’s employment under the Current Cappa Agreement is terminated due to his death or Permanent Disability, by the Company without Cause or by Mr. Cappa for Good Reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of his then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without Cause or by Mr. Cappa for Good Reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to twelve months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Cappa Severance”). If the Current Cappa Agreement is terminated by the Company without Cause or by Mr. Cappa for Good Reason within the 90 days prior to, or two-year period following, a Change in Control, he will be entitled to receive (i) the Cappa Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Current Cappa Agreement is terminated by Mr. Cappa without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Cappa will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Cappa following the termination of the Cappa Employment Agreement are contingent on Mr. Cappa signing and not revoking a release of claims and compliance with the terms of the Cappa Employment Agreement.

The Current Cappa Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of twelve months following the termination of Mr. Cappa’s employment, except for certain terminations following a Change in Control, in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Cappa’s employment.

David D. Quinn Sr.    Effective as of May 11, 2020, the Company entered into an employment agreement with Mr. Quinn in his capacity as Chief Financial Officer (the “Current Quinn Agreement”). The initial term of Mr. Quinn’s employment under the Current Quinn Agreement commenced on May 11, 2020 and continues until May 11, 2023 unless otherwise terminated. After the initial three-year term, the term of Mr. Quinn’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Current Quinn Agreement, Mr. Quinn (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of the then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If the Current Quinn Agreement is terminated due to his death or Permanent Disability, by the Company without Cause or by him for Good Reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of his then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without Cause or by Mr. Quinn for Good Reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to twelve months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Quinn Severance”). If the Current Quinn Agreement is terminated by the Company without Cause or by Mr. Quinn for Good Reason within the 90 days prior to, or during the two-year period following, a Change in Control, he will be entitled to receive (i) the Quinn Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Current Quinn Agreement is terminated by Mr. Quinn without Good Reason or by the Company for Cause, he will be entitled to only the accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Quinn will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Quinn following the termination of the Current Quinn Agreement are contingent on Mr. Quinn signing and not revoking a release of claims and compliance with the terms of the Current Quinn Agreement.

The Current Quinn Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of 12 months following the termination of Mr. Quinn’s employment, except for certain terminations, including a termination by the Company without Cause, in which case the non-competition covenant does not apply following termination, or following a Change in Control (as defined in the Current Quinn Agreement), in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Quinn’s employment.

Director Compensation

No compensation was provided to non-employee directors for fiscal year 2019. For the Company’s non-employee directors who are not employed by or affiliated with Bernhard Capital Partners Management LP, the Board has approved a compensation program for 2020, which generally consists of a combination of restricted stock units and cash awards (with the exception of former director Joseph E. Reece, who received the same level of compensation, but elected to receive his entire compensation in the form of restricted stock units). On June 1, 2020, Mr. Reece delivered his formal notice of resignation to the Board, effective as of June 18, 2020.

Market Information, Dividends and Related Stockholder Matters

Market Information of Class A Common Stock and Public Warrants

Our Class A common stock and public warrants are traded on the Nasdaq under the symbols “ATCX” and “ATCXW,” respectively. As of November 5, 2020, 5,838,929 shares of Class A common stock, 20,000,000 public warrants and 3,750,000 private placement warrants were outstanding.

As of November 5, 2020, there were approximately eleven holders of record of our Class A common stock, two holders of record of our public warrants and one holder of record of our private placement warrants. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is also limited by restrictive covenants contained in any of our existing of future indebtedness.

Certain Anti-Takeover Provisions of Delaware Law

Our charter, bylaws, the Nomination Agreement we entered into with Atlas Holdings at the consummation of the Atlas Business Combination (the “Nomination Agreement”) and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting. Additionally, the charter, bylaws and the Nomination Agreement provide that the Company has expressly elected not to be governed by Section 203 of the DGCL, an anti-takeover law that governs business combinations between the Company and certain interested stockholders of the Company.

The Company’s authorized but unissued common stock and preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our Class A common stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.5 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Capital Stock” and (ii) as set forth in our charter, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with Atlas Holdings and its limited partners (the “Continuing Members”). Under the Continuing Members RRA, the Company has certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

Following the consummation of the Atlas Business Combination, the Company filed a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Member RRA.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The company will bear the expenses incurred in connection with the filing of any such registration statements.

GSO Registration Rights Agreement

In connection with the consummation of the Atlas Business Combination, we entered into a registration rights agreement (the “GSO RRA”) with GSO Capital Opportunities Fund III LP and the other holders party thereto (together, “GSO”). Under the GSO RRA, we have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

We have filed a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

The GSO RRA does not contemplate the payment of penalties or liquidated damages to GSO as a result of a failure to register, or delays with respect to the registration of, the GSO Registrable Securities.

Boxwood Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of shares of Class F common stock (subsequently converted into Class A common stock in connection with the Atlas Business Combination), private placement units, private placement shares, private placement warrants and any warrants that may be issued upon conversion of the loans (and their underlying securities) made by the Sponsor to the Company in connection with the IPO and which were repaid upon the completion of the Atlas Business Combination (the “Working Capital

Loans”) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of private placement securities to be acquired by an affiliate of Macquarie Capital (USA) Inc. (“Macquarie Capital”)), excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the private placement securities acquired by an affiliate of Macquarie Capital, the demand registration right provided is not exercisable for longer than five years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggy-back registration right provided is not exercisable for longer than seven years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contemplate the payment of penalties or liquidated damages to the stockholders party thereto as a result of a failure to register, or delays with respect to the registration of, our securities.

Tender and Support Agreements

The Supporting Parties, which hold in the aggregate approximately 53.1% of the outstanding warrants, have agreed to tender their warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreements. Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•        any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•        any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•        except as described below, any change in the Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•        any other material change in our corporate structure or business;

•        any class of our equity securities to be delisted from the Nasdaq;

•        any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the warrants);

•        the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•        the acquisition or disposition by any person of our securities; or

•        any changes in our organizational documents or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under the Exchange Act

The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. We currently do not intend to terminate the registration of the warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A common stock.

Accounting Treatment

The warrants are not currently reflected on our consolidated balance sheet. We will account for the exchange of warrants as a common stock issuance for no additional value. The par value of each share of Class A common stock issued in the Offer will be recorded as a credit to Class A common stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the unexchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations with respect to the receipt of Class A common stock in exchange for the warrants pursuant to the Offer, the subsequent receipt of Class A common stock in exchange for warrants pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and the ownership and disposition of Class A common stock acquired in exchange for warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our warrants or Class A common stock. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Class A common stock in exchange for the warrants pursuant to the Offer, the subsequent receipt of Class A common stock in exchange for warrants pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, and the ownership and disposition of Class A common stock.

This discussion is limited to holders that hold our warrants or will hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare equivalent tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding our warrants or Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our warrants or Class A common stock under the constructive sale provisions of the Code;

•        persons who hold or receive our warrants or Class A common stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•        tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our warrants or Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our warrants or Class A common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our warrants or Class A common stock received in exchange for warrants pursuant to the Offer that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchange of Warrants for Class A Common Stock

For those holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of our Class A common stock (except to the extent any cash payment is received in lieu of a fractional share), (ii) your aggregate tax basis in the Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the Class A common stock received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Class A common stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our Class A common stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of warrants for our Class A common stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our Class A common stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Although we believe the exchange of warrants for our Class A common stock pursuant to the Offer and any subsequent exchange pursuant to the terms of the Warrant Amendment will be a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of Class A common stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable to you).

If you exchange warrants for our Class A common stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment, and if you hold either (i) Class A common stock and own five percent or more (by vote or value) of our total common stock or (ii) Class B common stock and own one percent or more (by vote or value) of our total common stock, prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value of and your tax basis in, prior to the exchange, the warrants transferred in the exchange), and to maintain permanent records containing such information.

Warrants not Exchanged for Class A Common Stock

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A common stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Taxation of Distributions on our Class A Common Stock

If we pay distributions in cash or other property to U.S. Holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock with the tax consequences described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will constitute “qualified dividends” that generally will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock

Upon a sale or other taxable disposition of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our warrants or Class A common stock received in exchange for warrants pursuant to the Offer that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes.

Exchange of Warrants for our Class A Common Stock or “New Warrants”

A Non-U.S. Holder’s exchange of warrants for our Class A common stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above with respect to U.S. Holders. Any cash you receive in lieu of a fractional share of our Class A common stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of our Class A common stock, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock” below.

Taxation of Distributions on our Class A Common Stock

Any distributions of cash or property on our Class A common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes generally will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) a Non-U.S. Holder’s adjusted tax basis in its Class A common stock. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock (including as a result of the receipt of cash in lieu of fractional shares) unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we do not believe that we currently are, and do not expect to become, a USRPHC for U.S. federal income tax purposes. However, a Non-U.S. Holder of our Class A common stock generally will not be subject to U.S. net federal income tax even if we were to become a USRPHC as long as our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If our Class A common stock is not considered to be so traded, a Non-U.S. Holder generally would be subject to net U.S. federal income tax on the gain realized on a disposition of our Class A common stock if we were to become a USRPHC and generally would be required to file a U.S. federal income tax return. Additionally, a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, exchange or disposition of our warrants or Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Payments of dividends to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its non-U.S. status on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption. Payments of the proceeds from a sale, exchange or other disposition by a Non-U.S. Holder of our Class A common stock may also be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides certification of its non-U.S. status and satisfies certain other conditions, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from the disposition of assets such as our Class A common stock and the warrants.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document or the Letter of Transmittal and Consent from the information agent. All such questions or requests should be directed to:

Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, NY 10004

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to warrant holders in connection with the Offer and Consent Solicitation.

Description of Capital Stock

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our charter and bylaws in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC. These documents are also included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part.

Authorized and Outstanding Stock

Our charter authorizes the issuance of (a) 501,000,000 shares of capital stock, consisting of (x) 500,000,000 authorized shares of common stock, including (1) 400,000,000 authorized shares of Class A common stock, (2) 100,000,000 authorized shares of Class B common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of November 5, 2020, there were 5,838,929 shares of Class A common Stock outstanding; (b) 24,678,978 shares of Class B common stock outstanding; and (c) no shares of preferred stock outstanding.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our charter or our bylaws, or as required by the applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our outstanding shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Class B common stock

The Class B common stock is a voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock generally have the right to cause Holdings to redeem all or a portion of their common units of Holdings Units in exchange for shares of the Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be canceled. Our charter provides that Class B common stock is not be entitled to receive dividends, if declared by our Board, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding up of the post-combination company.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in our discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Election of Directors

The Board is classified into three classes, designated as Class I, Class II and Class III. Messrs. Ferraioli and Boyer and Ms. Richmond currently serve as Class I directors (the “Class I Directors”), Messrs. Jenkins, Weiss and Duncan currently serve as Class II directors (the “Class II Directors”) and Messrs. Kadenacy, Lemoine and Henley currently serve as Class III directors (the “Class III Directors”). The Class I Directors’ term will expire at the 2023 annual meeting of stockholders; the Class II Directors’ term will expire at the 2021 annual meeting of stockholders; and the Class III Directors’ term will expire at the 2022 annual meeting of stockholders. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Warrants

The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the holders subject to the terms and conditions therein. Additionally, solely with respect to the private placement warrants, approval by the holders of at least a majority of the then outstanding private placement warrants is required to make any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants.

You should review a copy of the Warrant Agreement, which is included as an exhibit to the registration statement of which this Prospectus/Offer to Exchange is a part, for a complete description of the terms and conditions applicable to the warrants.

Public Warrants

Each public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Atlas Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the closing of the Atlas Business Combination, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon the exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the warrant holders, provided that there is an effective registration statement covering the shares of common stock issuable upon exercise of the public warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or we have elected to require the exercise of warrants on a “cashless basis”.

If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Company’s warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of one share of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Class A common stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding Class A common stock is increased by a share capitalization, a share dividend payable in Class A common stock, a split-up of common stock or other similar event, then, on the effective date of such share capitalization, dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of the Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, as applicable, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter, as applicable.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of all or substantially all of the assets or other property of the Company in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property

(including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as such term is defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (unless on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each Class A common stock held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by us so long as they are held by the Sponsor, who initially purchased such warrants, or its respective permitted transferees. The Sponsor or its respective permitted transferees have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If any private placement warrants are transferred to holders other than the Sponsor or its permitted transferees, such warrants will become public warrants under the Warrant Agreement upon such transfer and will be redeemable by us and exercisable by the holders on the same basis as all other public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Rule 144

In general, under Rule 144 of the Securities Act (“Rule 144”), as currently in effect, a person (or persons whose shares are deemed aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months (or one year from the date of the Atlas Business Combination if longer), including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Under Rule 144, our affiliates or persons selling shares on behalf of our affiliates, who have met the holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•        1% of the number of shares of our Class A common stock then outstanding; or

•        the average weekly trading volume of our Class A common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of many of our “restricted securities” have entered into lock-up agreements as referenced above and their “restricted securities” will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Registration Rights

See “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities.”

Transfer Agent, Warrant Agent and Escrow Agent

The transfer agent, warrant agent and escrow agent for our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Class A common stock and warrants are listed on the Nasdaq under the symbols “ATCX” and “ATCXW,” respectively.

Certain Relationships and Related Party Transactions

Related Person Policy

The Board has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of our executive officers, directors or nominee for election as a director;

•        any person who is known by us to be the beneficial owner of more than 5% of our voting stock; and

•        any immediate family member of any of the foregoing persons, which includes any person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

Related Party Transactions

Founder Shares

In June 2017, we issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. We received payment for the shares in September 2018. On November 14, 2018, we effected a recapitalization pursuant to which each share of the company’s outstanding common stock was converted into 71,875 shares of Class F common stock. As a result of the recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of Class F common stock. On November 15, 2018, the Sponsor contributed back to us, for no consideration, 1,437,500 founder shares. As a result, the initial stockholders held 5,750,000 founder shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the initial stockholders would own 20% of our issued and outstanding shares after the initial public offering (not including the shares of Class A common stock underlying the private placement units and assuming the initial stockholders did not purchase any public shares in the initial public offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 founder shares were forfeited, resulting in 5,000,000 founder shares outstanding as of January 4, 2019. As of November 7, 2019, 5,000,000 shares of Class F common stock were issued and outstanding.

The initial stockholders agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of one year after the completion of a business combination or earlier if, subsequent to a business combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after a business combination, or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Following the completion of the Atlas Business Combination, the Continuing Members owned an aggregate of 23,974,368 units of Holdings (“Holdings Units”) redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of our Class B common stock held by such Continuing Member will be cancelled. Following the conversion of each outstanding share of our Class F common stock to one share of Class A common stock, the Sponsor owned an aggregate 2,225,000 shares of Class A common stock and 3,750,000 private placement warrants.

Promissory Note

On August 22, 2018, we issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which we borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the initial public offering. The Promissory Note was repaid upon the consummation of the initial public offering on November 20, 2018.

Private Placement Securities

Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 250,000 private placement units at $10.00 per private placement unit ($2,500,000 in the aggregate) and 3,500,000 private placement warrants at $1.00 per private placement warrant ($3,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one private placement warrant. Each private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units and private placement warrants were added to the proceeds from the IPO held in the trust account.

Financial Advisor Engagement

In connection with the Atlas Business Combination, we engaged Macquarie Capital, an affiliate of the Sponsor, to act as our financial advisor. At the consummation of the Atlas Business Combination, we paid Macquarie Capital a $4 million fee, comprised of $2 million in cash and 200,000 shares of newly issued common stock valued at $10 per share.

Underwriting Fees

Macquarie Capital also served as one of the representatives of the underwriters of our initial public offering. In connection with the initial public offering, Macquarie Capital received a portion of the $4 million in upfront underwriting discounts and was paid a portion of the $7 million deferred underwriting fee at the closing of the Atlas Business Combination.

Nomination Agreement

In connection with the consummation of the Atlas Business Combination, we entered into the Nomination Agreement. Under the Nomination Agreement, Atlas Holdings has the right to designate a certain number of individuals for nomination by the Board to be elected by our stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by Atlas Holdings and its affiliates, in the aggregate, as follows: (i) for so long as Atlas Holdings beneficially owns at least 50% of the aggregate voting power of the company, Atlas Holdings will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as Atlas Holdings beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the company, Atlas Holdings will have the right to designate three directors (and the size of the board will be fixed at eight directors); (iii) for so long as Atlas Holdings beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, Atlas Holdings will have the right to designate two directors (and the size of the board will be fixed at seven directors); and (iv) for so long as Atlas Holdings beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the company, Atlas Holdings, will have the right to designate one director. The Nomination Agreement also provides that the members of the management team of Atlas Intermediate shall not transfer shares of common stock or warrants to purchase shares of common stock beneficially owned or otherwise held by them prior to the termination of a lock-up period.

Atlas Credit Agreement

In connection with the consummation of the Atlas Business Combination, Buyer, the Atlas Credit Facility was repaid and the Atlas Credit Agreement was entered into with the Lender. The Atlas Credit Agreement consists of a term loan in the amount of $281.0 million and revolving letter of credit in the amount of $40.0 million, of which $12.0 million was drawn upon through September 30, 2020.

The Term Loan will mature on the date that is six years after the date thereof and the Revolver will mature on the date that is five years after date thereof. The Term Loan was funded at the consummation of the Atlas Business Combination and was used, in part, to fully repay and terminate outstanding obligations of approximately $171 million, pay transaction expenses incurred in connection with the Atlas Business Combination and for other general working capital purposes.

Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the Credit Facility are equal to either (i) Adjusted LIBO Rate (as defined in the Atlas Credit Agreement), plus a 6.25%, or (ii) an Alternate Base Rate (as defined in the Atlas Credit Agreement), plus 5.00%. The Credit Facility requires quarterly principal payments of $3.513 million through December 31, 2026.

The Credit Facility is guaranteed by Holdings, Buyer, Atlas Intermediate and the direct and indirect subsidiaries of Atlas Intermediate and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The Atlas Credit Agreement contains a financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the Atlas Credit Agreement) tested on a quarterly basis that does not exceed (i) 5.50 to 1.0 with respect to the fiscal quarters ending on June 30, 2020 and September 30, 2020 and (ii) 5.00 to 1.00 with respect to the fiscal quarter ending December 31, 2020 and as of the end of each fiscal quarter thereafter.

The Atlas Credit Agreement also includes a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

•        incur additional indebtedness and make guarantees;

•        incur liens on assets;

•        engage in mergers or consolidations or fundamental changes;

•        dispose of assets;

•        pay dividends and distributions or repurchase capital stock;

•        make investments, loans and advances, including acquisitions;

•        amend organizational documents and other material contracts;

•        enter into certain agreements that would restrict the ability to incur liens on assets;

•        repay certain junior indebtedness;

•        enter into certain transactions with affiliates;

•        enter into sale leaseback transactions; and

•        change the conduct of our business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that grant the Company continued flexibility to operate and develop our business.

The Atlas Credit Agreement also includes customary affirmative covenants, representations and warranties and events of default.

Placement Agent Engagements

In connection with the Atlas Business Combination, Boxwood engaged placement agents, including Macquarie Capital and Helena Advisors, LLC (“Helena”), to act as its placement agents in connection with the private placement of any PIPE securities with any PIPE investors. Macquarie Capital is an affiliate of the Sponsor and Joe Reece, a former member of the Board, who formerly served as the Founder and Chief Executive Officer of Helena from October 2018 to October 2019. At the consummation of the Atlas Business Combination, we paid Macquarie Capital and Helena cash fees of approximately $0.4 million and approximately $0.4 million, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of the Company’s voting common stock as of October 29, 2020 by:

•        each person known to be the beneficial owner of more than 5% of our outstanding common stock;

•        each of our named executive officers and directors; and

•        all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The table below represents beneficial ownership of our voting common stock, comprised of Class A common stock and Class B common stock. The beneficial ownership of our voting common stock is based on 30,517,907 shares of common stock outstanding, of which 5,838,929 shares are Class A common stock and 24,678,978 shares are Class B common stock.

Name and Address of Beneficial Owner(1)	Number of Class A shares		Number of Class B shares	Class A %		Class B %	Total Common Stock %
Directors, Executive Officers
L. Joe Boyer	—	(2)	606,700	*		2.5%	2.0%
David Quinn	—	(3)	—	*		—	*
Gary Cappa	—	(4)	1,145,861	*		4.6%	3.8%
Walter Powell	—	(5)	239,363	*		1.0%	*
John Alex Mollere			67,358			*	*
Laura Strunk	—		—	—		—	—
Stephen M. Kadenacy(7)(13)	5,986,995		—	62.7	%(14)	—	17.5	%(14)
Brian Ferraioli(8)	21,591		—	*		—	*
Leonard Lemoine(8)	11,995		—	*		—	*
Thomas H. Henley	—		—	—		—	—
Jeff Jenkins	—		—	—		—	—
R. Foster Duncan(8)	11,995		—	*		—	*
Daniel G. Weiss(8)	11,995		—	*		—	*
Raquel G. Richmond	—		—	—		—	—
All Directors and Executive Officers as a Group (Thirteen Individuals)	6,120,851		2,059,282	64.1	%(14)	8.3%	23.9	%(14)

Five Percent Holders:
Bernhard Capital Partners(9)			22,361,483	—		90.6%	73.3%
GSO Entity(10)	2,200,000		—	38.0%		—	7.2%
Boxwood Sponsor LLC(11)(12)	5,975,000		—	62.6	%(14)	—	17.4	%(14)
MIHI LLC(11)(12)	6,175,000		—	64.7	%(14)	—	18.0	%(14)

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the stockholders listed is 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

(2)      Excludes 107,066 shares of Class A common stock underlying unvested restricted stock units (“RSUs”), granted on May 15, 2020.

(3)      Excludes 26,766 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(4)      Excludes 32,199 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(5)      Excludes 21,413 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(6)      Excludes 5,353 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(7)      Comprised of (i) 2,225,000 shares of Class A common stock, (ii) 3,750,000 shares of Class A common stock underlying private placement warrants and (iii) 11,995 share of Class A common stock underlying restricted stock units granted to Mr. Kadenacy on March 19, 2020. The beneficial ownership percentages set forth for Mr. Kadenacy takes into account the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock.

(8)      Comprised solely of shares of Class A common stock underlying restricted stock units granted on March 19, 2020, which were fully vested on the grant date (but which will not be delivered until December 1, 2020 or within 30 days thereafter).

(9)      Based on the Schedule 13D/A filed with the Securities and Exchange Commission on August 27, 2020. Comprised solely of shares of Class B common stock. Bernhard Capital Partners’ interest is held through AS&M Holdings LP (formerly known as “Atlas Technical Consultants Holdings LP”) and indirectly by the BCP Energy Services Funds. The general partner of AS&M Holdings LP is AS&M Holdings GP LLC (formerly known as “Atlas Technical Consultants Holdings GP LLC”), which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J. M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(10)    Based on the Schedule 13D filed with the Securities and Exchange Commission on February 24, 2020. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(11)    Based on the Schedule 13D filed with the Securities and Exchange Commission on March 3, 2020. Boxwood Sponsor LLC is jointly owned and managed by MIHI Boxwood Sponsor, LLC, which is controlled by MIHI LLC, and Boxwood Management Company, LLC. MIHI LLC and Boxwood Management Company, LLC have shared voting and dispositive power with respect to the shares held by Boxwood Sponsor LLC and, as such, may be deemed to beneficially own the shares held by Boxwood Sponsor LLC. Each of MIHI LLC and Boxwood Management Company, LLC disclaim such beneficial ownership except to the extent of their respective pecuniary interests therein.

(12)    Based on the Schedule 13D filed with the Securities and Exchange Commission on March 3, 2020. Comprised of 2,425,000 shares of Class A common stock and 3,750,000 shares of Class A common stock underlying private placement warrants. MIHI LLC owns a majority interest in, and is the sole manager of, MIHI Boxwood Sponsor, LLC. As such, MIHI LLC may be deemed to beneficially own the shares held by our Sponsor. MIHI LLC is a member managed LLC. MIHI LLC is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI LLC and MIHI Boxwood Sponsor, LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5369.

(13)    Mr. Kadenacy owns a majority interest in, and is the sole manager of, Boxwood Management Company, LLC. As such, he may be deemed to beneficially own the shares held by Boxwood Management Company, LLC or Boxwood Sponsor LLC. Mr. Kadenacy disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(14)    The denominator for this calculation includes 3,750,000 shares of Class A common stock underlying private placement warrants outstanding and held, either directly or indirectly, by Boxwood Sponsor LLC, MIHI LLC and Mr. Kadenacy, as such ownership is described in greater detail in the footnotes above.

Legal Matters

The validity of our Class A common stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Kirkland & Ellis LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Latham & Watkins LLP.

Experts

The balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, and the related notes, included in this Prospectus/Offer to Exchange and elsewhere in the registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this Prospectus/Offer to Exchange, and are included in reliance on such report of such firm given upon their authority as experts in accounting and auditing.

The consolidated and combined financial statements of Atlas Intermediate Holdings LLC and ATC Group as of and for the year ended December 31, 2019 and 2018, included in this Prospectus/Offer to Exchange and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of any or all of the documents that are exhibits to this Prospectus/Offer to Exchange, at no cost to you, from our website (www.oneatlas.com), or by writing or telephoning us at the following address:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738
Attn: Chief Legal Officer
(512) 851-1501

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents our unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 based upon the combined historical financial statements of the Company, Boxwood and Atlas Intermediate after giving effect to the Business Combination and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination, equity financing, and debt financing as if they had been completed on January 1, 2019.

This information has been developed from and should be read together with the Company’s, Boxwood’s and Atlas Intermediate and ATC Group’s historical audited and unaudited financial statements and related notes included in this prospectus.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combination had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact, of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had the Business Combination been completed prior to the periods indicated above, or any integration costs and benefits from restructuring plans.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	Atlas Intermediate (Historical) (1/1-2/14/2020) (US GAAP)	Atlas Technical Consultants, Inc. (Historical) (2/15-9/30/2020) (US GAAP)	Atlas Combined (As Reported) (1/1-9/30/2020) (US GAAP)	Boxwood (Historical) (1/1-2/14/2020) (US GAAP)	Combined Prior to Pro-Forma Adjustments	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	$58,687	$283,816	$342,503		$342,503			$342,503
Cost of revenues	(31,725)	(148,115)	(179,840)		(179,840)			(179,840)
Operating expenses	(45,075)	(120,021)	(165,096)	(17,285)	(182,381)	6,957	A	(146,052)
						9,845	B
						2,167	C
						75	D
						17,285	N
Operating (loss) income	(18,113)	15,680	(2,433)	(17,285)	(19,718)			16,611
Interest expense	(2,951)	(15,398)	(18,349)		(18,349)	1,712	E	(17,830)
						1,200	F
						(2,160)	G
						(233)	H
Interest Income				411	411	(411)	I	—
Other income (expense)	17	1	18		18			18
(Loss) income before income taxes	(21,047)	283	(20,764)	(16,874)	(37,638)	36,437		(1,201)
Income tax expense	—	—	—	—	—			—
Net (loss)	(21,047)	283	(20,764)	(16,874)	(37,638)	36,437		(1,201)
Provision for non-controlling interest		8,144	8,144		8,144	3,395	M	11,539
Redeemable preferred stock dividends		(11,277)	(11,277)		(11,277)	(892)	J	(13,473)
						(1,293)	K
						(11)	L

Net (loss) attributable to members/holders of Class A common stock	$(21,047)	$(2,850)	$(23,897)	$(16,874)	$(40,771)	37,636		$(3,135)

(Loss) Per Class A Common Share	N/A	$(0.49)		$(2.92)	N/A			$(0.54)

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	N/A	5,770,411		5,770,411	N/A			5,770,411

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the year ended December 31, 2019		Combined	Pro Forma Adjustments		For the year ended December 31, 2019
	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)				Pro Forma Combined
Revenues	$—	$471,047	$471,047	$—		$471,047
Cost of revenues	—	(259,741)	(259,741)	—		(259,741)
Operating expense	(3,713)	(192,075)	(195,788)	12,927	AA	(182,861)
Operating (loss) income	(3,713)	19,231	15,518	12,927		28,445
Interest expense	—	(9,862)	(9,862)	9,473	BB	(19,477)
				(19,088)	BB
Interest income	4,054		4,054	(4,054)	CC	—
Other income, net	—	149	149	—		149
Income (loss) before provision for income taxes	341	9,518	9,859	(742)		9,117
Provision for income taxes	(689)	(1,342)	(2,031)	(2,370)	DD	(4,401)
Net (loss) income from continuing operations	(348)	8,176	7,828	(3,112)		4,716
Provision for non-controlling interest	—	—	—	7,077	EE	7,077
Redeemable preferred stock dividends				(7,250)	FF	(17,919)
				(10,513)	FF	—
				(156)	FF	—

Net (loss) from Continuing Operations Attributable to Class A Shareholders	$(348)	$8,176	$7,828	$(13,954)		$(6,126)
Net loss per share – basic and diluted
Net loss/Net loss from continuing operations per share class A	$(0.52)					$(1.05)
Weighted average shares outstanding – class A	6,348,851					5,827,342

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Boxwood was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood were stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and nine months ended September 30, 2020 give pro forma effect to the Business Combination, equity financing and debt financing as if they had been completed on January 1, 2019. These periods are presented on the basis of Atlas Intermediate being the accounting acquirer.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        the audited condensed statement of operations of Boxwood for the year ended December 31, 2019 and the related notes, included herein; and

•        the audited condensed consolidated and combined statement of operations of Atlas Intermediate Holdings LLC and ATC Group for the year ended December 31, 2019 and the related notes, included herein.

The unaudited pro forma condensed combined statement of operations for the quarter ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        the unaudited condensed statement of operations of the Company for the quarter ended September 30, 2020 and the related notes, included herein.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination or any integration costs or restructuring plans.

The pro forma adjustments reflecting the consummation of the Business Combination, equity financing, and debt financing are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company, Boxwood and Atlas Intermediate included herein.

2. Accounting Policies

Management is in the process of performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company. Boxwood and Atlas Intermediate have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Boxwood’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the quarter ended September 30, 2020 are as follows:

(A)    Reverse transaction related costs that were recorded in the financial records of Atlas Intermediate on the Closing Date of the Atlas Business Combination.

(B)    Reverse stock compensation expense that was accelerated upon change of control provisions within the incentive plans. These costs were recorded by Atlas Intermediate upon the Closing Date of the Atlas Business Combination.

(C)    Reverse change in control payments relating to certain executives due upon the completion of the Atlas Business Combination.

(D)    Reverse consulting fees associated with former Boxwood personnel to assist in the Atlas Credit Agreement (as defined in Note 7 — Long Term Debt of our unaudited financials for the quarterly period ended September 30, 2020) debt syndication process.

(E)    Reverse the write-off of the Atlas Credit Facility deferred loan fees that were recorded by Atlas Intermediate upon the closing of the Atlas Credit Agreement.

(F)    Reverse interest expense associated with the old Atlas Credit Facility as the pro-forma income statement assumes that debt would have been extinguished as of January 1, 2020.

(G)   Record interest expense associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.

(H)   Record amortization of deferred financing fees associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.

(I)     Elimination on interest income on the trust account.

(J)    Record cash dividends of the redeemable preferred stock at 5% on $145 million for the period January 1, 2020 through February 14, 2020.

(K)   Record PIK dividends of the redeemable preferred stock at 7.25% on $145 million for the period January 1, 2020 through February 14, 2020.

(L)    Record accretion of the 2.18% discount offered on the redeemable preferred stock for the period January 1, 2020 through February 14, 2020.

(M)   Record additional non-controlling interest provision as if the holders of Class B common stock shared in the results of the Company for the quarter based upon pro-forma results.

(N)    Reverse transaction related costs incurred by Boxwood Merger Corp in connection with the Atlas Business Combination including the write-off of $6 million of deferred IPO fees.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(AA) Reflects elimination of transaction related costs incurred and recorded by Atlas Intermediate and Boxwood.

(BB) Reflects the elimination of interest expense on the historical debt that is settled, and additional interest expense as a result of the debt financing.

(CC) Elimination of interest income on the trust account.

(DD) Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments to income attributable to Class A stockholders at the estimated statutory tax rate of 26%. Income attributable to non-controlling interests is not subject to taxes.

(EE) Reflects the 80% of interests related to the Class B stockholders.

(FF)  Reflects dividends payable to GSO in cash and PIK as well as the accretion of the 2.18% issuance discount on the preferred shares under the effective interest method, as outlined in the Equity Financing Commitment Letter, for the preferred shares reflected as redeemable non-controlling interests in the pro forma balance sheet.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and equivalents	$11,635	$20,185
Accounts receivable, net	108,784	90,775
Unbilled receivables, net	35,820	40,513
Prepaid expenses	5,620	5,266
Other current assets	2,437	812

Total current assets	164,296	157,551

Property and equipment, net	14,717	14,824
Intangible assets, net	88,026	92,389
Goodwill	97,892	85,125
Other long-term assets	3,065	2,884

TOTAL ASSETS	$367,996	$352,773

LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$26,138	$30,754
Accrued liabilities	14,443	10,085
Current maturities of long-term debt	14,050	10,875
Other current liabilities	19,135	13,712

Total current liabilities	73,766	65,426

Long-term debt, net of current maturities and loan costs	255,897	158,557
Other long-term liabilities	14,015	1,347

Total liabilities	343,678	225,330

COMMITMENTS AND CONTINGENCIES (NOTE 14)

Redeemable preferred stock	148,535	—

Members’ Capital	—	127,443
Class A common stock, $0.0001 par value, 400,000,000 shares authorized, 5,793,034 shares issued and outstanding at September 30, 2020	1	—
Class B common stock, $0.0001 par value, 24,724,873 shares authorized, 24,724,873 shares issued and outstanding at September 30, 2020	2	—
Additional paid in capital	(23,154)	—
Non-controlling interest	(98,216)	—
Retained (deficit)	(2,850)	—

Total shareholders’ equity/members’ capital	(124,217)	127,443

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL	$367,996	$352,773

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$120,486	$128,753	$342,503	$358,033

Cost of revenues	(62,229)	(70,623)	(179,840)	(196,247)
Operating expenses	(51,355)	(47,068)	(165,096)	(139,173)

Operating income (loss)	6,902	11,062	(2,433)	22,613

Interest expense	(6,310)	(2,493)	(18,349)	(8,027)
Other (expense) income	(31)	64	18	(718)

Income (loss) before income taxes	561	8,633	(20,764)	13,868
Income tax (expense) benefit	—	45	—	(114)

Net income (loss) from continuing operations	561	8,678	(20,764)	13,754
Loss from discontinued operations	—	—	—	(213)

Net income (loss)	561	8,678	(20,764)	13,541

Provision for non-controlling interest	3,003	—	8,144	—

Redeemable preferred stock dividends	(4,501)	—	(11,277)	—

Net (loss) income attributable to Class A common stock shareholders/members	$(937)	$8,678	$(23,897)	$13,541

(Loss) Per Class A Common Share	$(0.16)	N/A	$(0.49)	N/A

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,774,872	N/A	5,770,411	N/A

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL
(in thousands)

	Consolidated Statement of Shareholders’ Equity and Members’ Capital
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Members’ Capital	Non- Controlling Interests	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2018						171,794			171,794
Member distributions						—			—
Equity based compensation						56			56
Net income						735			735
Balance at March 31, 2019	—	—		—	—	172,585	—	—	172,585
Member distributions						(53,400)			(53,400)
Equity based compensation						513			513
Net income						4,128			4,128
Balance at June 30, 2019	—	—		—	—	123,826	—	—	123,826

Member distributions						—			—
Equity based compensation						814			814
Net income						8,678			8,678
Balance at September 30, 2019	—	—		—	—	133,318	—	—	133,318

Balance at December 31, 2019						127,443			127,443
Member distributions						(21,830)			(21,830)
Equity based compensation						9,845			9,845
Net (loss) prior to Atlas Business Combination						(21,047)			(21,047)
Recapitalization in connection with Atlas Business Combination	5,767	1	23,974	2	(23,632)	(94,411)	(96,990)		(215,030)
Net (loss) post Atlas Business Combination							(1,451)	(1,071)	(2,522)
Dividends on redeemable preferred stock							(1,809)	(435)	(2,244)
Balance at March 31, 2020	5,767	1	23,974	2	(23,632)	—	(100,250)	(1,506)	(125,385)
Equity based compensation					190				190
Net income							1,773	472	2,245
Dividends on redeemable preferred stock							(3,654)	(879)	(4,533)
Balance at June 30, 2020	5,767	1	23,974	2	(23,442)	—	(102,131)	(1,913)	(127,483)

Equity based compensation					380				380
Net income							625	(64)	561
Dividends on redeemable preferred stock							(3,628)	(873)	(4,501)
Distribution to non-controlling interests							(163)		(163)
Issuance of shares			776	—			6,989		6,989
Conversion of shares	26	—	(26)	—	(92)		92		—
Balance at September 30, 2020	5,793	1	24,724	2	(23,154)	—	(98,216)	(2,850)	(124,217)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(20,764)	$13,541
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	15,470	15,603
Equity based compensation expense	10,415	1,383
Loss (gain) on sale of property and equipment	18	(76)
Write-off of deferred financing costs related to debt extinguishment	1,712	40
Amortization of deferred financing costs	1,740	174
Provision for bad debts	1,081	351
Changes in assets & liabilities:
(Increase) in accounts receivable and unbilled receivable	(2,259)	(2,899)
Decrease (increase) in prepaid expenses	209	(170)
(Increase) in other current assets	(1,625)	(171)
(Decrease) increase in trade accounts payable	(6,353)	2,340
Increase (decrease) in accrued liabilities	4,358	(993)
Increase (decrease) in other current and long-term liabilities	6,147	(7,944)
(Increase) in other long-term assets	(24)	(2,487)

Net cash provided by operating activities	10,125	18,692

Cash flows from investing activities:
Purchases of property and equipment	(2,743)	(6,128)
Proceeds from disposal of property and equipment	224	270
Purchase of business, net of cash acquired	(12,394)	—

Net cash (used in) investing activities	(14,913)	(5,858)

Cash flows from financing activities:
Proceeds from issuance of debt	327,000	179,316
Payment of loan acquisition costs	(17,767)	(1,274)
Repayments of debt	(212,170)	(124,130)
Proceeds from issuance of redeemable preferred stock	141,840	—
Payments of redeemable preferred stock dividends	(4,583)	—
Issuance of common stock	10,229	—
Member distributions	(21,830)	(53,400)
Distributions to non-controlling interests	(163)	—
Payment to shareholders associated with Atlas Business Combination	(226,318)	—
Payment of contingent earn-out	—	(2,500)
Net cash (used in) financing activities	(3,762)	(1,988)

Net change in cash and equivalents	(8,550)	10,846

Cash and equivalents – beginning of period	20,185	6,509

Cash and equivalents – end of period	$11,635	$17,355

Supplemental information:
Cash paid during the period for:
Interest	$14,873	$6,880
Taxes	—	1,472

Capital assets financed	123	—
Contingent consideration share settled	1,060	—
Dividends due on redeemable preferred stock	—	—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

Atlas Technical Consultants, Inc. (the “Company”, “We”, or “Atlas” and formerly named Boxwood Merger Corp. (“Boxwood”)) was a blank check company, incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or assets.

On February 14, 2020 (the “Closing Date”), the Company consummated its acquisition of Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), pursuant to the Unit Purchase Agreement, dated as of August 12, 2019, as amended on January 22, 2020 (the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), Atlas TC Buyer LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (the “Buyer”), Atlas Intermediate and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”). The acquisition of Atlas Intermediate pursuant to the Purchase Agreement, together with the other transactions contemplated by the Purchase Agreement is referred to herein as the “Atlas Business Combination.”

Following the consummation of the Atlas Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings (“Holdings Units”). The Company is the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the Atlas Business Combination.

The Company has approximately 140 offices in 41 states, employs approximately 3,300 employees and is headquartered in Austin, Texas.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services, acquisition and project control services, as well as construction engineering and inspection and materials testing.

Services are provided throughout the United States and its territories to a broad base of clients, with no single client representing 10% or more of our revenues for either the quarter ended September 30, 2020 or 2019. Services are rendered primarily on a time and materials and cost-plus basis with approximately 90% of our contracts on that basis and the remainder represented by firm fixed price contracts.

Basis of Presentation

The acquisition of Atlas Intermediate has been accounted for as a reverse recapitalization. Under this method of accounting, Atlas is treated as the acquired company and Atlas Intermediate is treated as the acquirer for financial reporting purposes. Therefore, the consolidated financial results include information regarding Atlas Intermediate as the Company’s predecessor entity. Thus, the financial statements included in this report reflect (i) the historical operating results of Atlas Intermediate prior to the Atlas Business Combination; (ii) the combined results of the Company and Atlas Intermediate following the Atlas Business Combination; (iii) the assets, liabilities and members’ capital of Atlas Intermediate at their historical costs; and (iv) the Company’s equity and earnings per share presented for the period from the Closing Date.

The accompanying interim statements of the Company have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION (cont.)

In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. These interim statements should be read in conjunction with the audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that the Company filed with the SEC on March 16, 2020 and Form 8-K/A filed with the SEC on March 16, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (as defined herein), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Fiscal Year

The Company’s subsidiaries report their results of operations based on 52 or 53-week periods ending on the Friday nearest December 31, while Atlas reports on a calendar year end. For clarity of presentation, all periods are presented as if the year ended on December 31. During each quarter, our subsidiaries close on the Friday closest to March 31, June 30, and September 30, and Atlas closes on the actual calendar day. The impact of the difference between these dates has been insignificant to date. The Company has appropriately eliminated all transactions between itself and its subsidiaries when presenting its balance sheet.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of September 30, 2020 and December 31, 2019, the allowance for trade accounts receivable was $2.9 million and $2.1 million, respectively, while the allowance for unbilled receivables was $0.7 million and $0.6 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations. The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from three to ten years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the three months or nine months ended September 30, 2020 and 2019.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the three or nine months ended September 30, 2020 and 2019.

Revenue Recognition

During the fourth quarter of 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective approach to all contracts that were not completed as of the beginning of fiscal year 2019. We utilize the portfolio method practical expedient, which allows companies to account for multiple contracts as a portfolio, instead of accounting for them on a contract by contract basis (commonly known as the contract method). For our time and materials contracts, we apply the as-invoiced practical expedient, which permits us to recognize revenue as the right to invoice for services performed. The new standard did not materially affect our consolidated net income, financial position, or cash flows.

Below is a description of the basic types of contracts from which the Company may earn revenue:

Time and Materials Contracts

Under the time and materials (“T&M”) arrangements, contract fees are based upon time and materials incurred. The contracts may be structured as basic time and materials, cost plus a margin or time and materials subject to a maximum contract value (the “ceiling”). Due to the potential limitation of the contract’s ceiling, the economic factors of the contracts subject to a ceiling differ from the economic factors of basic T&M and cost plus contracts.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The majority of the Company’s contracts are for projects where it bills the client monthly at hourly billing or unit rates. The billing rates are determined by contract terms. Under cost plus contracts, the Company charges its clients for contract related costs at cost, an agreed upon overhead rate plus a fixed fee or rate.

Under time and materials contracts with a ceiling, the Company charges the clients for time and materials based upon the work performed however there is a ceiling or a not to exceed value. There are often instances that a contract is modified to extend the contract value past the original or amended ceiling. As the consideration is variable depending on the outcome of the contract renegotiation, the Company will estimate the total contract price in accordance with the variable consideration guidelines and will only include consideration that it expects to receive from the customer. When the Company is reaching the ceiling, the contract will be renegotiated, or we cease work when the maximum contract value is reached. The Company will continue to work if it is probable that the contract will be extended. The Company is only entitled to consideration for the work it has performed, and the ceiling amount is not a guaranteed contract value.

The Company earned approximately 90% of its revenues under T&M contracts during the three and nine months ended September 30, 2020 and 2019.

Fixed Price Contracts

Under fixed price contracts, the Company’s clients pay an agreed amount negotiated in advance for a specified scope of work. The Company is guaranteed to receive the consideration to the extent that the Company delivers under the contract. The Company recognizes revenue over a period of time on fixed price contracts using the input method based upon direct costs incurred to date, which are compared to total projected direct costs. Costs are the most relevant measure to determine the transfer of the service to the customer. The Company assess contracts quarterly and may recognize any expected future loss before actually incurring the loss. When the Company is expecting to reach the total consideration under the contract, the Company will begin to negotiate a change order.

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Change orders may take time to be formally documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before an agreement is reached with the client. If the Company is having difficulties in renegotiating the change order, the Company will stop work if possible, record all costs incurred to date, and determine, on a project by project basis, the appropriate final revenue recognition.

Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company evaluates claims on an individual basis and recognizes revenue it believes is probable to collect.

Performance Obligations

The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. However, in some instances, we may also promise to provide distinct goods or services within a contract, resulting in multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, we sell a customer a specific service and use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

The Company’s performance obligations are satisfied as work progresses or at a point in time. Revenue on our cost- reimbursable contracts is recognized over time using direct costs incurred or direct costs incurred to date as compared to the estimated total direct costs for performance obligations because it best depicts the transfer of control to the customer. Contract costs include labor, subcontractors’ costs and other direct costs.

Gross revenue from services transferred to customers at a point in time is recognized when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer of the reports and/or analysis performed.

As of September, 2020 and December 31, 2019, we had $638 million and $601 million of remaining performance obligations, or backlog, respectively of which $383 million and $371 million, respectively or 60% is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months. Contracts for which work authorizations have been received are included in backlog. Project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in backlog. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis, therefore backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. Our backlog for the period beyond 12 months may be subject to variation from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability.

Contract Assets and Liabilities

The timing of revenue recognition, billings and cash collections results in billed receivables, unbilled receivables (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities). Billed and unbilled receivables are reflected on the face of the Consolidated Balance Sheet. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts as of the reporting date and is reported within “other current liabilities” on the Consolidated Balance Sheet. This liability was $247 thousand and $343 thousand as of September 30, 2020 and December 31, 2019, respectively. Revenue recognized that was included in the contract liability balance at the beginning of the fiscal year was $32 thousand for the three months ended September 30, 2020 and 2019, respectively, and $96 thousand for the nine months ended September 30, 2020 and 2019, respectively.

U.S. Federal Acquisition Regulations

The Company has contracts with the U.S. federal, state and local governments that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its contracts that are directly funded or partially funded by pass through funds from the U.S. federal government. These provisions limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of the Company’s government contracts are subject to termination at the convenience of the government. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government contracts that are subject to the FAR are subject to audits performed by the Defense Contract Audit Agency (“DCAA”) and many other state governmental agencies. As such, the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems are subject to review. During the course of its audits, the DCAA or a state agency may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards and recommend that the applicable contracting officer disallow such costs. Historically, the Company has not incurred significant disallowed costs because of such audits. However, the Company can provide no assurance that the rate audits will not result in material disallowances of incurred costs in the future. The Company provides for a refund liability to the extent that it expects to refund some of the consideration received from a customer. The liability at September 30, 2020 and December 31, 2019 was $813 thousand.

Disaggregation of Revenues

As described further in Note 2 — Summary of Significant Accounting Policies, the Company has one operating segment, Engineering, Testing, Inspection and Other Consultative Services, which reflects how the Company is being managed. The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering and inspection and materials testing. Approximately 50% of the Company’s revenues in each reporting period presented are derived from federal, state and local government related projects.

All services performed by the Company are rendered in the United States and its territories via two contract types, time and materials or fixed price contracts. The Company derives 90% of its revenues from T&M contracts, the remainder are earned under fixed price contracts.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income

There are no other components of comprehensive income other than net income and the provision for non-controlling interest associated with Holding Units.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements (“ASC 820”), establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the Consolidated Balance Sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

Contingent consideration, as of December 31, 2019	$1,060
Additions for acquisitions	5,625
Reduction of liability for payment made	(1,060)
Total contingent consideration, as of September 30, 2020	5,625
Current portion of contingent consideration	—
Contingent consideration, less current portion	$5,625

Equity Based Compensation

The Company recognizes the cost of services received in an equity based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Consistent with the change in control provisions within the applicable agreements, the Company fully expensed the remaining unamortized value of the stock awards that vested upon the completion of the Atlas Business Combination during the quarter ended March 31, 2020. However, the Company granted restricted stock units during the second quarter of its fiscal year as a means to reward and retain selected management personnel. Please refer to Note 10 — Equity Based Compensation for further information.

Equity compensation was $380 thousand and $814 thousand for the three months ended September 30, 2020 and 2019, respectively, and $10,415 thousand and $1,383 thousand for the nine months ended September 30, 2020 and 2019, respectively.

Income Taxes

Following the consummation of the Atlas Business Combination, the Company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets consists of common units of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

Previously, Atlas Intermediate was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying consolidated financial statements except as disclosed below.

The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in the three months and nine months ended September 30, 2020 and 2019.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In addition, there are two C-Corporations (“C-Corp”) subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The results of operations prior to the Atlas Business Combination were treated consistently in this manner.

Subsequent to the Atlas Business Combination, the Up-C structure allowed the holders of our Class B common stock, par value $0.0001 per share (the “Class B common stock”) to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal income (and certain state and local) tax purposes following the business combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of Atlas that is allocated to the Seller and its limited partners will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level.

Income tax relating to the C-Corps is not considered in the provision for non-controlling interest calculation as it is solely the responsibility of the holders of our Class A common stock, par value $0.0001 per share (the “Class A common stock”). The Texas margin tax is considered within the provision of non-controlling interest as it generated through the results of Atlas Intermediate and its subsidiaries.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. At September 30, 2020, we have recorded a full valuation reserve. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Deferred taxes consisted of the following:

	September 30, 2020	December 31, 2019
	($’s in millions)
Asset:
Current	$0.2	$—
Noncurrent	13.0	—
Deferred tax asset, gross	13.2	—
Valuation allowance	(13.2)	—
Deferred tax asset, net	$—	$—

Liability:
Current	$—	$—
Noncurrent	0.6	0.6
Deferred tax liability, gross	0.6	0.6
Valuation allowance	—	—
Deferred tax liability, net	$0.6	$0.6

There are no net operating loss carryforwards. The Company records its deferred tax liabilities in other long-term liabilities within its Consolidated Balance Sheet.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income tax expense (benefit) was $0.0 million and ($0.0) million for the three months ended September 30, 2020 and 2019, respectively and $0.0 and $0.1 million for the nine months ended September 30, 2020 and 2019, respectively.

Income tax expense for the three and nine months ended September, 2019 and the period beginning January 1, 2020 through the Closing Date differs from the 21% statutory federal tax rate and various state tax rates applied to the Company’s pre-tax income due to only certain C-Corp subsidiaries being subject to recognition of federal or state income taxes in the Company’s Consolidated Statement of Operations.

The rate reconciliation for the period from the Atlas Business Combination through September 30, 2020 is as follows:

	Three Months Ended September 30, 2020	Atlas Business Combination Through September 30, 2020
Pre-tax loss	64	$663
Statutory tax rate	26%	26%
Tax benefit	17	172
Deferred tax asset valuation reserve	(17)	(172)
Income tax expense, net	$—	$—

Redeemable Preferred Stock

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, Holdings and GSO COF III AIV-2 LP (“GSO AIV-2”) entered into a subscription agreement, dated February 14, 2020 (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,450, which represents a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder.

The Preferred Units rank senior in priority to all other existing and future equity securities of Holdings with respect to liquidation preference and distribution rights.

The Preferred Units have a liquidation preference of $1,000 per Preferred Unit (the “Liquidation Preference”).

Subject to any limitations set forth in the Atlas Credit Agreement (as defined in Note 7 — Long-Term Debt), the Preferred Units pay a dividend of 5% per annum, plus either an additional 6.25% per annum in cash or 7.25% per annum in additional Preferred Units, at Holdings’ option, payable quarterly in arrears.

If a cash dividend is not able to be made because of a limitation under the Atlas Credit Agreement, then the Liquidation Preference with respect to any Unit shall increase to 3.5625% in any quarter until a cash dividend can be made.

The Preferred Units do not possess voting rights and are not convertible into any other security of Holdings.

Holdings may redeem the Preferred Units beginning on the second anniversary of the Closing Date at a price of 103% of the Liquidation Preference (the “Redemption Premium”), and on the third anniversary of their issuance at the Liquidation Preference, in each case plus accrued and unpaid dividends. The Preferred Units may only be redeemed by Holdings within the first two years of the Closing Date upon a change of control as described below, in which case such Preferred Units will be redeemed at a customary make-whole amount as if the Preferred Units were redeemed on the second anniversary.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subject to the terms of Holdings’ and its subsidiaries’ senior credit agreements, Holdings will be required to redeem the Preferred Units at the Redemption Premium, plus accrued and unpaid dividends, in the event of (i) a change of control, (ii) sales or other dispositions of all or substantially all of Holdings’ assets and (iii) the insolvency or bankruptcy of Holdings or any of its material subsidiaries.

Finally, holders of the Preferred Units may require Holdings to redeem their Preferred Units at the Liquidation Preference, plus accrued and unpaid dividends, beginning on the eighth anniversary of the Closing Date, subject to certain customary limitations.

Redeemable preferred stock, as of December 31, 2019	$—
Additions	141,840
Accrued paid in kind dividends	6,629
Accretion of discount	66
Redeemable preferred stock, as of September 30, 2020	$148,535

Segment

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the consolidated and combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

NOTE 3 — ATLAS BUSINESS COMBINATION

On the Closing Date, the Company completed the acquisition of Atlas Intermediate and its subsidiaries and in return the Atlas Intermediate members: (i) received 24.0 million shares of Class B common stock in the Company, (ii) repaid the $171.5 million of outstanding debt and interest accrued and due lender, (iii) paid$10.9 million of seller incurred acquisition-related costs, (iv) settled $1.1 million of contingent consideration associated with the SCST, Inc. acquisition and (v) paid $2.2 million of change in control payments due certain executives. This was paid for with: (i) $20.7 million of cash raised from special purpose acquisition company (“SPAC”) shareholders and the private placement discussed herein, (ii) the issuance of redeemable preferred stock in the amount of $141.8 million and (iii) the issuance of new debt in the amount of $271.0 million as discussed in Note 7 — Long-Term Debt.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ATLAS BUSINESS COMBINATION (cont.)

The shares of non-economic Class B common stock of the Company, which entitles each holder to one vote per share, are redeemable on a one-for-one basis for shares of Class A common stock at the option of the Unit Holders (formerly members) as their lock-up periods expire. Upon the redemption by any Class B common stock shares for Class A common stock, a corresponding number of shares of Class B common stock will be cancelled.

In connection with the Company’s entry into the Atlas Business Combination, the Company agreed to issue and sell in a private placement an aggregate of 1,000,000 shares of Class A common stock for a purchase price of $10.23 per share, and aggregate consideration of $10.2 million (the “Private Placement”). The Private Placement was consummated concurrently with the Closing Date and the proceeds of the Private Placement were used to fund a portion of the consideration paid to the Atlas Intermediate members.

Because the holders of our Class B common stock have effective control of the combined company after the Closing Date through their majority voting interests in both the Company and, accordingly, Atlas Intermediate, the Atlas Business Combination was accounted for as a reverse recapitalization. Although the Company was the legal acquirer, Atlas Intermediate was the accounting acquirer. As a result, the reports filed by the Company subsequent to the Atlas Business Combination are prepared “as if” Atlas Intermediate is the predecessor and legal successor to the Company. The historical operations of Atlas Intermediate are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Atlas Intermediate prior to the Atlas Business Combination; (ii) the combined results of the Company and Atlas Intermediate following the Atlas Business Combination; (iii) the assets, liabilities and members’ capital of Atlas Intermediate at their historical cost; and (iv) the Company’s equity and earnings per share for the period from the Closing Date.

NOTE 4 — BUSINESS ACQUISITIONS

In February 2020, the Company acquired Long Engineering (“LONG”), a land surveying and engineering company headquartered in Atlanta, Georgia. The aggregate purchase price consideration paid in connection with this stock acquisition was $10.7 million in cash, subject to customary closing working capital adjustments plus an earnout of up to $12.0 million contingent upon the achievement of certain financial targets to be paid upon the first, second and third anniversaries of the closing.

In September 2020, the Company acquired AltaVista Solutions (“Alta Vista”), a provider of testing and inspection services primarily to infrastructure clients.  Alta Vista is headquartered in Oakland, California and has offices in California and New York. The purchase agreement calls for the Company to pay Alta Vista up to $15.1 million in the form of cash and stock consideration. The Company has accrued for $6.2 million of cash consideration to be paid subsequent to the balance sheet date within “Other Current Liabilities” on its unaudited Consolidated Balance Sheet. The Company issued 776,197 shares of Class B common stock to the former owners of Alta Vista and this represented $7.0 million of the total consideration paid. Total consideration may also be increased or decreased based on results in future years.  Final value will be subject to customary closing working capital adjustments and the resolution of certain contingencies.

The Company did not acquire any entities during 2019.

Acquisition costs of approximately $0.4 million have been expensed in 2020 in the Consolidated Statement of Operations within operating expenses.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — BUSINESS ACQUISITIONS (cont.)

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed as of the acquisition:

	LONG	Alta Vista
Cash	$—	$314
Accounts receivable	5,094	2,787
Unbilled receivable		4,258
Property and equipment	1,423	306
Other current and long-term assets	14	707
Intangible assets	3,491	3,400
Liabilities	(778)	(2,312)
Net assets acquired	$9,244	$9,460
Consideration paid (cash and rollover equity)	$10,748	$15,098
Contingent earnout liability at fair value (cash)	5,625	—
Total consideration	16,373	15,098
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$7,129	$5,638

NOTE 5 — PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from three to ten years. Property and equipment consist of the following:

	September 30, 2020	December 31, 2019	Average Life
Furniture and fixtures	$3,245	$2,793	3 – 5 years
Equipment and vehicles	31,668	29,504	3 – 10 years
Computers	19,590	15,122	3 years
Leasehold improvements	5,201	4,936	3 – 5 years
Construction in progress	129	2,503
Less: Accumulated depreciation and amortization	(45,116)	(40,034)
	$14,717	$14,824

Property and equipment under capital leases:

	September 30, 2020	December 31, 2019
Computer equipment	$1,575	$1,241
Less accumulated depreciation	(897)	(557)
	$678	$684

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows:

2020 (three months remaining)	$91
2021	364
2022	363
2023	279
2024	97
Thereafter	18
$1,212

Depreciation expense was approximately $1.3 million for the three months ended September 30, 2020 and 2019, respectively and $4.2 million for the nine months ended September 30, 2020 and 2019, respectively.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows:

Balance as of December 31, 2019	$85,125
Acquisitions	12,767
Disposals	—
Measurement period adjustments	—
Balance as of September 30, 2020	$97,892

The Company did not recognize any impairments of goodwill in the three or nine months ended September 30, 2020 or 2019.

Intangible assets as of September 30, 2020 and December 31, 2019 consist of the following:

	September 30, 2020			December 31, 2019			Remaining useful life (in years)
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value
Definite life intangible assets:
Customer relationships	$111,130	$(31,547)	$79,583	$106,620	$(23,759)	$82,861	18.5
Tradenames	21,001	(12,608)	8,393	18,620	(9,282)	9,338	9.5
Non-competes	600	(550)	50	600	(410)	190	2.3
Total intangibles	$132,731	$(44,705)	$88,026	$125,840	$(33,451)	$92,389

Amortization expense for the three months ended September 30, 2020 and 2019 was $3.8 million and $3.8 million, respectively, and was $11.3 million and $11.4 million for the nine months ended September 30, 2020 and 2019, respectively.

Amortization of intangible assets for the next five years and thereafter is expected to be as follows:

2020 (three months remaining)	$3,376
2021	12,527
2022	11,933
2023	11,528
2024	11,124
Thereafter	37,538
$88,026

NOTE 7 — LONG-TERM DEBT

In March 2019, subsequent to the merger with ATC Group Partners (“ATC”), we repaid all outstanding balances on the combined entity’s loan agreements in full and terminated our prior loan agreements. These loan agreements were replaced with a term loan of $145.0 million and a revolving credit facility of $50.0 million, of which $31.8 million was funded at closing (the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019.

The Atlas Credit Facility was secured by assets of Atlas Intermediate. The Atlas Credit Facility required quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bore interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined in the Atlas Credit Facility. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

The Atlas Credit Facility was scheduled to mature in March 2024. However, in connection with the consummation of the Atlas Business Combination, the Atlas Credit Facility was repaid and a new credit arrangement (the “Atlas Credit Agreement”) was entered into with Macquarie Capital (the “Lender” or “Lead Arranger”). The Atlas Credit Agreement called for a term loan (the “Term Loan”) in the amount of $281.0 million and revolving letter of credit (the “Revolver”) in the amount of $40.0 million of which $12.0 million was drawn upon through September 30, 2020. The term loan proceeds were used to repay the existing Atlas Credit Facility in the amount of $171.0 million and partially fund the Atlas Business Combination and the LONG acquisition.

Under the terms of the Atlas Credit Agreement, the Term Loan and Revolver are set to mature on February 14, 2027 and February 14, 2025, respectively. Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the Atlas Credit Agreement are equal to either (i) Adjusted LIBOR as defined in the Atlas Credit Agreement, plus 4.75%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 3.75%.

The Atlas Credit Agreement is guaranteed by Holdings and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

On March 31, 2020, the terms of the Atlas Credit Agreement were modified to reduce the maturity of the Term Loan by one year to February 14, 2026 from February 14, 2027. The interest rate for the Term Loan was increased to (i) Adjusted LIBOR as defined in the Atlas Credit Agreement, plus 6.25%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 5.25%. The interest rate for the Revolver was increased to (i) Adjusted LIBOR as defined in the Atlas Credit Agreement, plus 5.0%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 4.0%. The modification also increased rate of amortization applicable to the Term Loan to 5.0% per annum (commencing on June 30, 2020).

The modifications to the Atlas Credit Agreement resulted from the exercise of the market-flex rights by the lead arranger in connection with the syndication process, which, in addition, required the payment of an upfront fee in an amount equal to 2% of the currently outstanding Term Loans, which was paid during April 2020. The market-flex rights were included in the Atlas Credit Agreement and were exercised by the lead arranger upon completion of the time period allowed to complete a syndication process.

The Company has been in compliance with the terms of the Atlas Credit Facility and Atlas Credit Agreement as of September 30, 2020 and December 31, 2019, respectively.

Long-term debt consisted of the following:

	September 30, 2020	December 31, 2019
Atlas credit facility – term loan	$—	$136,844
Atlas credit agreement – term loan	273,975	—
Atlas credit facility – revolving loan		34,300
Atlas credit agreement – revolving	12,000	—
Subtotal	285,975	171,144
Less: Loan costs, net	(16,028)	(1,712)
Less current maturities of long-term debt	(14,050)	(10,875)
Long-term debt	$255,897	$158,557

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

Aggregate long-term principal payments subsequent to September 30, 2020, are as follows (amounts in thousands):

2020 (three months remaining)	$3,513
2021	14,050
2022	14,050
2023	14,050
2024	14,050
Thereafter	226,262
$285,975

NOTE 8 — SHAREHOLDERS’ EQUITY

Shares Outstanding

Prior to the Atlas Business Combination, the Company was a SPAC with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the consummation of the Atlas Business Combination, the Company became a holding company whose sole material operating asset consists of its interest in Atlas Intermediate.

The following table summarizes the changes in the outstanding stock and warrants from the Closing Date through September 30, 2020:

	Class A Common Stock	Class B Common Stock	Warrants	Private Placement Warrants
Beginning Balance, as of Closing Date	5,767,342	23,974,368	20,000,000	3,750,000
Issuances	—	776,197	—	—
Transfers to Class A from Class B	25,692	(25,692)	—	—
Shares Outstanding at September 30, 2020	5,793,034	24,724,873	20,000,000	3,750,000

Class A Common Stock — At September 30, 2020, there were 5,793,034 shares of Class A common stock issued and outstanding. Holders of the Company’s Class A common stock are entitled to one vote for each share. The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share.

Class B Common Stock — At September 30, 2020, there were 24,724,873 shares of Class B common stock issued and outstanding. Class B common stock was issued to the holders of Holdings Units in Atlas Intermediate in connection with the Atlas Business Combination and are non-economic but entitle the holder to one vote per share. The Company is not authorized to issue any shares of Class B common stock with a par value of $0.0001 per share to the general public but can issue additional shares of Class B common stock to Atlas acquisition targets as part of the consideration paid with the approval of the Company’s Board of Directors.

Public Warrants — In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one-half of one warrant (“Public Warrant”). At September 30, 2020, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants will expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation. The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant with not less than 30 days’ notice provided to the Public Warrant holders. However, this redemption right can only be exercised if the last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-day trading period ending three business days before we send the notice of redemption to the Public Warrant holders.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHAREHOLDERS’ EQUITY (cont.)

Private Placement Warrants — Upon closing of the Boxwood initial public offering, Boxwood Sponsor LLC (the “Sponsor”) purchased an aggregate of 3,750,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants are identical to the Public Warrants discussed above, except (i) they will not be redeemable by the Company so long as they are held by the Sponsor and (ii) they may be exercisable by the holders on a cashless basis. At September 30, 2020, there were 3,750,000 Private Placement Warrants outstanding.

Private Placement

In connection with the Company’s entry into the Contribution Agreement, the Company agreed to issue and sell in a private placement an aggregate of 1,000,000 shares of Class A common stock for a purchase price of $10.23 per share, and aggregate consideration of $10.2 million (the “Private Placement”). The Private Placement was consummated concurrently with the Closing Date and the proceeds of the Private Placement were used to fund a portion of the cash consideration paid to the Unit Holders.

Non-controlling Interest

As of September 30, 2020, the Company ownership and voting structure is comprised of holders of our Class A common stock that participate 100% in the results of Atlas Technical Consultants, Inc. and 19.4% in Atlas Intermediate and its subsidiaries and holders of our Class B common stock that participate in the results of Atlas Intermediate and its subsidiaries until their Class B common stock is converted to Class A common stock. The holders of our Class B common stock participate in 80.6% of Atlas Intermediate and its subsidiaries. In connection with the Atlas Business Combination, it was determined that the results of Atlas Intermediate and its subsidiaries would be fully consolidated within the results of the Company.

Due to the participation of the holders of our Class B common stock in the results of Atlas Intermediate and subsidiaries, a non-controlling interest was deemed to exist. Non-controlling ownership interests in Atlas Intermediate and its subsidiaries are presented in the Consolidated Balance Sheet within shareholders’ equity as a separate component. In addition, consolidated net income includes earnings attributable to both the shareholders and the non-controlling interests.

As holders of our Class B common stock transition to holders of Class A common stock, we adjust our additional paid in capital and non-controlling interest within our Unaudited Consolidated Balance Sheet and the provision for non-controlling interest in our unaudited Statement of Operations. Class B common stock holders may convert their shares to Class A common stock at their discretion as their contractual lock-ups expire after the Atlas Business Combination.

During the quarter ended September 30, 2020, we distributed $163 thousand to the non-controlling interests. No previous distributions have been made to the non-controlling interests since the Atlas Business Combination.

NOTE 9 — LOSS PER SHARE

The Atlas Business Combination was structured as a reverse capitalization by which the Company issued stock for the net assets of Atlas Intermediate accompanied by a recapitalization. Earnings per share is calculated for the Company only for periods after the Atlas Business Combination due to the reverse recapitalization.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — LOSS PER SHARE (cont.)

(Loss) per share was calculated as follows:

	Three Months Ended September 30, 2020	Closing Date Through September 30, 2020
Numerator:
Net income post Atlas Business Combination	$561	$284
Provision for non-controlling interest	3,003	8,144
Redeemable preferred stock dividends	(4,501)	(11,278)
Net (loss) attributable to Class A common shares – basic and diluted	$(937)	$(2,850)

Denominator:
Weighted average shares outstanding – basic and diluted	5,774,882	5,770,411
Net (loss) per Class A common share, basic and diluted	$(0.16)	$(0.49)

The Company had the following shares that were excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive for the periods presented but could potentially dilute basic earnings per share in future periods:

	Three Months Ended September 30, 2020	Closing Date Through September 30, 2020
Warrants	20,000,000	20,000,000
Private placement warrants	3,750,000	3,750,000
Total	23,750,000	23,750,000

NOTE 10 — EQUITY BASED COMPENSATION

In December 2017, Atlas Intermediate’s Parent granted service-based Class A units to certain members of Atlas’ management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date.

In April 2019, Atlas Intermediate’s Parent granted service-based Class A units to certain members of Atlas’ management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 973.65 units granted as of December 31, 2019. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. The grant date fair value was determined using assumptions about the current waterfall expected payout.

In connection with the Atlas Business Combination, the outstanding shares were vested under the change of control provisions within the agreements. The shares are currently reflected as Class B Common Shares and may be converted to Class A Common Shares as the employee lock-up agreements expire.

The following summarizes the activity of Class A unit awards during the period ended September 30, 2020:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2019	1,226	$12,117
Granted	—	—
Vested and converted to Class B Common Stock	(1,226)	—
Forfeited	—	—
Unvested Class A units as of September 30, 2020	—	$12,117

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY BASED COMPENSATION (cont.)

Equity compensation relating to the Class A units that were converted to Class B Common Shares upon the Atlas Business Combination was $9,845 thousand during the quarter ended March 31, 2020. Expense associated with the Class A units that were subsequently converted to Class B Common Shares was $814 thousand for the three months ended September 30, 2019 and $1,383 thousand for the nine months ended September 30, 2019.

During the second quarter of 2020, the Company awarded 510,136 restricted share units (“RSUs”) to approximately ninety employees at a grant day fair market value of $8.95 per share. The Company estimates the fair value of the RSUs as the closing price of the Company’s Class A Common Stock on the grant date of the award, which is expensed over the applicable vesting period. The vesting period for these RSUs is equal annual tranches, pro ratably over three years, and there is no performance requirement attached to the RSUs other than continued service to the Company. The Company expensed $380 thousand during the three months ended September 30, 2020 and $570 thousand since their issuance in the second quarter 2020.

NOTE 11 — RELATED-PARTY TRANSACTIONS

During the nine months ended September 30, 2020 and 2019, the Company leased office space from former owners of acquired companies that became shareholders and/or officers of the Company. The Company recognized lease expenses under these leases within the Statement of Operations in the amount of $161 thousand and $162 thousand for the quarters ended September 30, 2020 and 2019, respectively, and $483 thousand and $485 thousand for the nine months ended September 30, 2020 and 2019, respectively.

During the three months ended September 30, 2020 and 2019, the Company performed certain environmental consulting work for an affiliate of one of its principal shareholders or members and collected fees related to these services in the amount of $135 thousand and $73 thousand, respectively. Related party revenues were $261 thousand and $181 thousand for the nine months ended September 30, 2020 and 2019, respectively.

On February 3, 2020, the Company entered into a subscription agreement with SCST, Inc., a California corporation, pursuant to which it agreed to acquire 105,977 shares of Class A common stock (the “SCST Stock”), for an aggregate purchase price of $1.1 million, in a private placement not registered under the Securities Act, in reliance on the exemption from Registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The issuance of the SCST Stock was completed in connection with the Atlas Business Combination and served to settle the contingent consideration to them as of December 31, 2019.

NOTE 12 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. The Company has expensed $1.6 and $1.4 million for the three months ended September 30, 2020 and 2019, respectively, and $4.7 million and $3.4 million for the nine months ended September 30, 2020 and 2019, respectively.

NOTE 13 — DISCONTINUED OPERATIONS

In June 2017, ATC decided to wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through December 31, 2019.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — DISCONTINUED OPERATIONS (cont.)

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the three and nine months ended September 30, 2020 and 2019 consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	(177)
Operating expenses	—	—	—	(36)
Operating loss	—	—	—	(213)
Depreciation and amortization	—	—	—	—
Other Income/(Expense)	—	—	—	—
Loss from discontinued operations	$—	$—	$—	$(213)

NOTE 14 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2025. The Company also rents equipment on a job-by-job basis.

Future minimum payments under noncancelable operating leases as of September 30, 2020 are as follows:

2020 (three months remaining)	$2,903
2021	8,974
2022	6,478
2023	6,049
2024	3,031
Thereafter	3,860
$31,295

Rental expense associated with facility and equipment operating leases for the three months ended September 30, 2020 and 2019 was $3.3 million during each quarter, and $9.6 million and $9.2 million for the nine months ended September 30, 2020 and 2019, respectively.

During 2020, the Company entered into an agreement with its fleet management company pursuant to which it would receive rebates of $1.3 million to be repaid over three years at an interest rate of 2.85% per annum. The rebates were secured by title to selected vehicles within the Company’s owned vehicles in Georgia and California.

Remaining payments are as follows:

2020 (three months remaining)	$113
2021	454
2022	454
2023	160
$1,181

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — COVID-19 PANDEMIC

In the first quarter of 2020, the COVID-19 outbreak spread quickly across the globe. Federal, state and local governments mobilized to implement containment mechanisms and minimize impacts to their populations and economies. Various containment measures, which included stay-at-home orders and restrictions on the operations of businesses, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity, volatility in the financial markets and an economic downturn.

As a result, there have been three financial responses from the U.S. Government in addition to interest rate cuts by the U.S. Federal Reserve Board which were initially done to stabilize the U.S. stock markets. They include: the Coronavirus Preparedness and Response Supplemental Appropriations Act of 2020, the Families First Coronavirus Response Act, and the Coronavirus Aid, Relief and Economic Security (CARES) Act of 2020 (the “CARES Act”).

In connection with the CARES Act, we have opted to defer the deposit and payment of the employer’s share of Social Security taxes. Under the CARES Act, deferrals are currently allowed from March 27, 2020 through December 31, 2020. The Company has not taken any other additional assistance under the CARES Act nor expects any other tax benefits derived from the program.

During the second quarter of 2020, we reduced our workforce through various actions. We routinely assess our staffing levels to make certain that we continue to appropriately service our clients and maintain shareholder value. As a safety focused organization, since the outbreak of COVID-19 and continuing throughout the third quarter, we have encouraged our employees to work from home wherever possible and to honor all shelter in place rules put forth by their State or local governments.

We continue to monitor the credit quality and access to capital for our non-governmental clients as this can be an indication of their ability to go forth with future projects and continue to pay for contracted services. As an infrastructure company, the work we do is currently deemed essential by Federal, State and local governments but any change from that designation could have a negative result on our business as well as our peers.

We are in compliance with our debt covenants as of September 30, 2020 and we expect that we will continue to be for the foreseeable future.

NOTE 16 — SUBSEQUENT EVENT

On October 19, 2020, the Company announced the commencement of (i) its offer to each holder of its outstanding warrants, including the public warrants and the private placement warrants (collectively, the “warrants”), each to purchase shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company, the opportunity to receive 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the warrants to amend the Warrant Agreement, dated as of November 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the warrants (the “Warrant Amendment”), to provide that each warrant not tendered in the Offer would be worth 0.1665 of a share of Class Common Stock,.

As of October 19, 2020, an affiliate of BlueCrest Capital Management Ltd., which holds 8,870,000 public warrants, representing approximately 37.3% of the total warrants outstanding, has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a Tender and Support Agreement with the Company. Additionally, theSponsor a related party, which holds 3,750,000 private placement warrants, representing approximately 15.8% of the total warrants outstanding, has agreed to tender its warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a Tender and Support Agreement with the Company. Accordingly, since holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described in the Prospectus/Offer to Exchange filed with the SEC on October 19, 2020 are satisfied or waived, then the Warrant Amendment will be adopted.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SUBSEQUENT EVENT (cont.)

The Offer and Consent Solicitation are made solely upon the terms and conditions in a Prospectus/Offer to Exchange and other related offering materials that are being distributed to holders of the warrants. The Offer and Consent Solicitation will be open until midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which the Company may extend.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Atlas Technical Consultants, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Atlas Technical Consultants, Inc. (formerly known as Boxwood Merger Corp.) (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2018 to 2020.

New York, NY
March 16, 2020

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$95,683	$1,275,571
Prepaid expenses and other current assets	319,500	23,116
Total Current Assets	415,183	1,298,687

Marketable securities held in Trust Account	204,322,796	200,471,972
Security deposit	—	7,125
Total Assets	$204,737,979	$201,777,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,858,994	$86,278
Income taxes payable	612,713	77,877
Total Current Liabilities	3,471,707	164,155

Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	10,471,707	7,164,155

Commitments

Common stock subject to possible redemption, 18,598,256 and 18,926,577 shares at redemption value as of December 31, 2019 and 2018, respectively	189,266,264	189,613,628

Stockholders’ Equity
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 1,651,744 and 1,323,423 shares issued and outstanding (excluding 18,598,256 and 18,926,577 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	165	132
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	500	575
Additional paid in capital	5,059,215	4,711,809
(Accumulated deficit)/ Retained earnings	(59,872)	287,485
Total Stockholders’ Equity	5,000,008	5,000,001
Total Liabilities and Stockholders’ Equity	$204,737,979	$201,777,784

The accompanying notes are an integral part of the consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
Operating costs	$3,712,997	$106,435
Loss from operations	(3,712,997)	(106,435)

Other income:
Interest income	4,054,156	471,972

Income before provision for income taxes	341,159	365,537
Provision for income taxes	(688,516)	(77,877)
Net (loss) income	$(347,357)	$287,660

Weighted average shares outstanding, basic and diluted(1)	6,348,851	6,240,480

Basic and diluted net loss per common share(2)	$(0.52)	$(0.01)

____________

(1)      Excludes an aggregate of 18,598,256 and 18,926,577 shares subject to possible redemption at December 31, 2019 and 2018.

(2)      Excludes income of $2,943,051 and $347,852 attributable to common stock subject to possible redemption for the years ended December 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class F Common Stock(1)		Additional Paid-in Capital	Stock Subscription Receivable	(Accumulated Deficit)/ Retained Earnings	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	7,187,500	$719	$24,281	$(25,000)	$(175)	$(175)
Stock subscription received from issuance of founder shares to Sponsor	—	—	—	—	—	25,000	—	25,000
Forfeiture of founder shares	—	—	(1,437,500)	(144)	144	—	—	—
Sale of 20,000,000 Units, net of underwriting discounts	20,000,000	2,000	—	—	188,299,144	—	—	188,301,144
Sale of 250,000 Private Placement Units	250,000	25	—	—	2,499,975	—	—	2,500,000
Sale of 3,500,000 Private Placement Warrants	—	—	—	—	3,500,000	—	—	3,500,000
Common stock subject to possible redemption	(18,926,577)	(1,893)	—	—	(189,611,735)	—	—	(189,613,628)
Net income	—	—	—	—	—	—	287,660	287,660
Balance – December 31, 2018(1)	1,323,423	132	5,750,000	575	4,711,809	—	287,485	5,000,001
Change in value of common stock subject to possible redemption	328,321	33	—	—	347,331	—	—	347,364
Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—	—
Net income	—	—	—	—	—	—	(347,357)	(347,357)
Balance – December 31, 2019	1,651,744	$165	5,000,000	$500	$5,059,215	$—	$(59,872)	$5,000,008

____________

(1)      Included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full.

The accompanying notes are an integral part of the consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(347,357)	$287,660
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,054,156)	(471,972)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(296,384)	(23,116)
Accounts payable and accrued expenses	2,772,716	86,103
Income taxes payable	534,836	77,877
Net cash used in operating activities	(1,390,345)	(43,448)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(200,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	203,332	—
Security deposit	7,125	(7,125)
Net cash provided by (used in) investing activities	210,457	(200,007,125)

Cash Flows from Financing Activities:
Collection of stock subscription receivable from Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placement Units	—	2,500,000
Proceeds from sale of Private Placement Warrants	—	3,500,000
Payment of offering costs	—	(698,856)
Proceeds from promissory note – related party	—	300,000
Repayment of promissory note – related party	—	(300,000)
Net cash provided by financing activities	—	201,326,144

Net Change in Cash	(1,179,888)	1,275,571
Cash – Beginning	1,275,571	—
Cash – Ending	$95,683	$1,275,571

Supplementary cash flow information:
Cash paid for income taxes	$153,680	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$189,320,780
Change in value of common stock subject to possible redemption	$(347,364)	$292,848

The accompanying notes are an integral part of the consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Boxwood Merger Corp. (the “Company”) was a blank check company incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

At December 31, 2019, the Company had not yet commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the potential acquisition of Atlas Intermediate Holdings, LLC, a Delaware limited liability company (“Atlas Intermediate”).

The Company’s subsidiaries are comprised of Atlas TC Holdings LLC, a wholly owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), and Atlas TC Buyer LLC, a wholly owned subsidiary of Holdings and a Delaware limited liability company (“Buyer”).

On the Closing Date, the Company consummated the acquisition of Atlas Intermediate, pursuant to the Unit Purchase Agreement, dated as of August 12, 2019, as amended on January 22, 2020 (the “Purchase Agreement”), by and among the Company, Holdings, Buyer, Atlas Intermediate and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”). The acquisition of Atlas Intermediate pursuant to the Purchase Agreement together with the other transactions contemplated by the Purchase Agreement is referred to herein as the “Atlas Business Combination.”

Following the consummation of the Atlas Business Combination (the “Closing”), the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets consists of common units of Holdings (“Holdings Units”). The Company is the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the business combination.

As of the Closing Date and following the completion of the Atlas Business Combination, the Seller and the limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of Class B common stock held by such Continuing Member will be cancelled.

At the Closing, following the cancellation of 1,750,000 shares of Boxwood Sponsor LLC’s (the “Sponsor”) Class F common stock contemplated by the Purchase Agreement, and the conversion of each outstanding share of the Class F common stock to one share of Class A common stock, the Sponsor owned an aggregate 1,975,000 shares of Class A common stock and 3,750,000 Private Placement Warrants (defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 250,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and 3,500,000 warrants (the “Private Placement Warrants” and, collectively, with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrants in a private placement to the Sponsor, generating gross proceeds of $6,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Securities was placed in a trust account (“Trust Account”) and invested in U.S. government securities,

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account could be released to pay the Company’s franchise and income tax obligations.

Transaction costs amounted to $11,698,856, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $698,856 of other costs. As of December 31, 2019, $95,683 of cash was held outside of the Trust Account and is available for working capital purposes.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable Securities Held in Trust Account

At December 31, 2019 and 2018, the assets held in the Trust Account were substantially held in money market funds. Through December 31, 2019, the Company withdrew $203,332 of interest earned on the Trust Account to pay franchise and income taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest or penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Common stock subject to possible redemption at December 31, 2019 and 2018, which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 23,750,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for the periods presented.

Reconciliation of Net Loss per Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net (loss) income	$(347,357)	$287,660
Less: Income attributable to common stock subject to possible redemption	(2,943,051)	(347,852)
Adjusted net loss	$(3,290,408)	$(60,192)

Weighted average shares outstanding, basic and diluted	6,348,851	6,240,480

Basic and diluted net loss per share	$(0.52)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 250,000 Private Placement Units at $10.00 per Private Placement Unit ($2,500,000 in the aggregate) and 3,500,000 Private Placement Warrants at $1.00 per Private Placement Warrant ($3,500,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one Private Placement Warrant. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Securities were added to the proceeds from the Initial Public Offering held in the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2017, the Company issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. The Company received payment for the shares in September 2018. On November 14, 2018, the Company effected a recapitalization pursuant to which each share of the Company’s outstanding common stock was converted into 71,875 shares of the Company’s Class F common stock (the “Recapitalization”). As a result of the Recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of the Company’s Class F common stock (the “Founder Shares”). On November 15, 2018, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares. As a result, the initial stockholders held 5,750,000 Founder Shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the initial stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units and assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding as of January 4, 2019.

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Promissory Notes — Related Party

On August 22, 2018, the Company issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on November 20, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, (i) the Sponsor has committed an aggregate of $1,000,000, to be provided to the Company in the event that funds held outside of the Trust Account are insufficient to fund expenses relating to investigating and selecting a target business and other working capital requirements prior to a Business Combination and (ii) the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a Business Combination. If the Company does not complete a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $250,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2019 and 2018.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of Private Placement Securities to be acquired by an affiliate of Macquarie Capital (USA) Inc.), excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the Private Placement Securities acquired by an affiliate of Macquarie Capital (USA) Inc., the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. At the completion of the Atlas Business Combination, the $7,000,000 deferred fee owed to the underwriters for their services was settled for cash in the amount of $6,000,000 (see Note 9).

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 6. COMMITMENTS (cont.)

Right of First Refusal

The Company granted an affiliate of the Sponsor and an underwriter of the Initial Public Offering, a right of first refusal for a period of 36 months from the date of the commencement of sales of the Initial Public Offering to act as one of potentially several banks which provide to the Company certain financial advisory, underwriting, capital raising, and other services for which it may receive a portion of the overall fees. The affiliate had not been retained as of the filing date of these consolidated financial statements, therefore no amounts are currently due. No funds will be paid out of the Trust Fund to fund any such payments and it is not expected that any fees would be paid prior to the completion of a Business Combination.

At the closing of the Business Combination, the Company paid an affiliate of Macquarie Capital (USA) Inc. a $4 million fee, comprised of $2 million in cash and 200,000 shares of Class A common stock for its services as a financial advisor.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,651,744 and 1,323,423 shares of common stock issued and outstanding, excluding 18,598,256 and 18,926,577 shares of Class A common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. Holders of the Class F common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 5,000,000 and 5,750,000 Founder Shares issued and outstanding.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the foregoing, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption:

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day trading period referred to above.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 8. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities at December 31, 2019 and 2018.

The income tax provision (benefit) consists of the following:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Federal
Current	$688,516	$77,020
Deferred	—	—

State
Current	—	857
Deferred	—	—
Change in valuation allowance	—	—
Income tax provision	$688,516	$77,877

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.2%
True-ups	(0.1)%	0.0%
Meals and entertainment	0.1%	0.1%
Business combination expenses	180.8%	0.0%
Income tax provision	201.8%	21.3%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$204,322,796	$200,471,972

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Atlas Business Combination

On February 14, 2020, the Company consummated the acquisition of Atlas Intermediate, pursuant to the Purchase Agreement. Following the Closing, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

In connection with the consummation of the Atlas Business Combination, the Company changed its name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.”

GSO Subscription Agreement

On February 14, 2020, in connection with the Closing, Holdings and GSO COF III AIV-2 LP (“GSO AIV-2”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,000, which represents a 2.12% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 10. SUBSEQUENT EVENTS (cont.)

Support Letter

On February 14, 2020, in connection with the Closing, Boxwood entered into a support agreement (the “Support Agreement”) with GSO Entity, pursuant to which, instead of purchasing shares of Class A common stock directly from the Company, GSO Entity purchased 1,000,000 publicly-traded shares of Class A common stock that were withdrawn from redemption, at a price of $10.26 per share (the “Market Purchase”). In connection with the Market Purchase, Boxwood agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter (ii) to increase the original issue discount on the Preferred Units from 2% to 2.179% and (iii) to provide certain indemnification rights in connection with the Market Purchase.

Credit Agreement

In connection with the Business Combination, Buyer, as the initial borrower, entered into a senior credit facility (the “Credit Facility”) consisting of (i) a $281.0 million senior secured Term Loan and (ii) a $40.0 million senior secured Revolver pursuant to that certain Credit Agreement dated February 14, 2020, as amended by that certain First Amendment dated as of March 30, 2020 and as amended by that certain Second Amendment, dated as of March 31, 2020, by and among Holdings, Buyer, and pursuant to the Business Combination, Atlas Intermediate, which became the new borrower by operation of law and as further provided in Section 9.19 of such Credit Agreement, the lenders party thereto, the issuing banks party thereto and Macquarie Capital Funding LLC, as administrative agent and swing line lender (the “Credit Agreement”).

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the Closing, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with the Seller and its limited partners (the “Continuing Members”). Under the Continuing Members RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

The Company is required to, within 30 days of the Closing Date, file a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Member RRA.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GSO Registration Rights Agreement

On February 14, 2020, in connection with the Closing, the Company entered into a registration rights agreement (the “GSO RRA”) with the GSO Entity and the other holders party thereto (together, “GSO”). Under the GSO RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the GSO holds as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

ATLAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 10. SUBSEQUENT EVENTS (cont.)

The Company is required to, within 30 days of the Closing Date, file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

As of the Closing Date and following the completion of the Atlas Business Combination, the Seller and the limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of Class B common stock held by such Continuing Member will be cancelled.

At the Closing, following the cancellation of 1,750,000 shares of the Sponsor’s Class F common stock contemplated by the Purchase Agreement, and the conversion of each outstanding share of the Class F common stock to one share of Class A common stock, the Sponsor owned an aggregate 1,975,000 shares of Class A common stock and 3,750,000 private placement warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atlas Intermediate Holdings LLC and ATC Group Partners LLC

Opinion on the financial statements

We have audited the accompanying consolidated and combined balance sheets of Atlas Intermediate Holdings LLC (a Delaware limited liability company) and ATC Group Partners LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2019 and 2018, the related consolidated and combined statements of operations, members’ capital, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits and the report of the other auditors, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of ATC Group Partners LLC which statements reflect total assets constituting 37% (or $131 million) of combined total assets as of December 31, 2018, and total revenue of 60% (or $255 million) of combined total revenue for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ATC Group Partners LLC, is based solely on the report of the other auditors.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Houston, Texas
March 16, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ATC Group Partners LLC and Subsidiaries:

Opinion on the financial statements

We have audited the consolidated balance sheet of ATC Group Partners LLC and its subsidiaries, (the “Company”) as of December 28, 2018, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
July 16, 2019

We have served as the Company’s auditor since 2016. In 2019 we became the predecessor auditor.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED BALANCE SHEETS
(amounts in thousands)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and equivalents	$20,185	$6,509
Accounts receivable, net	90,775	101,180
Unbilled receivables, net	40,513	37,692
Prepaid expenses	5,266	6,446
Other current assets	812	453
Total current assets	157,551	152,280

Property and equipment, net	14,824	12,260
Intangible assets, net	92,389	109,904
Goodwill	85,125	80,352
Other long-term assets	2,884	39
TOTAL ASSETS	$352,773	$354,835

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$30,754	$24,245
Accrued liabilities	10,085	14,046
Current maturities of long-term debt	10,875	5,682
Other current liabilities	13,712	21,456
Total current liabilities	65,426	65,429

Long-term debt, net of current maturities and loan costs	158,557	112,362
Other long-term liabilities	1,347	5,250
Total liabilities	225,330	183,041

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ CAPITAL	127,443	171,794
TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$352,773	$354,835

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Revenues	$471,047	$426,439

Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)
Operating income	19,231	19,476

Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96
Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)
Net income from continuing operations	8,176	12,438
Loss from discontinued operations	(146)	(393)

Net income	$8,030	$12,045

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENTS OF MEMBERS’ CAPITAL
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Members capital, balance at the beginning of the year	$171,794	$172,674
Contributions	—	2,126
Distributions	(54,365)	(15,279)
Equity-based compensation	1,984	228
Net income	8,030	12,045
Members capital, balance at the end of the year	$127,443	$171,794

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$8,030	$12,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,881	20,042
Equity-based compensation expense	1,984	228
Gain on sale of property and equipment	(170)	(476)
Write-off of deferred financing costs related to debt extinguishment	40	30
Amortization of deferred financing costs	360	—
Provision for bad debts	1,017	—

Changes in assets & liabilities:
Decrease (increase) in accounts receivable and unbilled receivable	6,567	(2,844)
Decrease in prepaid expenses	1,180	2,802
(Increase) in other current assets	(359)	(101)
Increase in trade accounts payable	6,233	464
(Decrease) increase in accrued liabilities	(3,961)	4,749
(Decrease) in other current and long-term liabilities	(8,450)	—
(Increase) in other long-term assets	(845)	(23)
Net cash provided by operating activities	31,507	36,916

Cash flows from investing activities:
Purchases of property and equipment	(8,453)	(5,626)
Proceeds from disposal of property and equipment	1,140	698
Purchase of engineering license	(2,000)	—
Purchase of business, net of cash acquired	(294)	(9,221)
Net cash (used in) investing activities	(9,607)	(14,149)

Cash flows from financing activities:
Proceeds from short-term debt	5,193	101,954
Proceeds from long-term debt	176,494	—
Payment of loan acquisition costs	(1,274)	—
Repayments of long-term debt	(129,209)	(114,326)
Member distributions	(54,365)	(15,279)
Member contributions	—	776
Payment of contingent earn-out	(5,063)	—
Net cash (used in) financing activities	(8,224)	(26,875)

Net change in cash and equivalents	13,676	(4,108)
Cash and equivalents – beginning of period	6,509	10,617
Cash and equivalents – end of period	$20,185	$6,509

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying consolidated and combined financial statements include the consolidated and combined accounts of Atlas Technical Consultants Holdings LP and subsidiaries (“Atlas”) and ATC Group Partners LLC and subsidiaries (“ATC”) collectively the “Company” or “We”. As of December 31, 2018 and for the year then ended, Atlas and ATC have been presented on a combined historical cost basis as they are entities under common control.

In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value. As of and for the year ended December 31, 2019, Atlas and ATC have been presented on a consolidated basis. All intercompany balances and transactions amongst the consolidated entities have been eliminated.

The Company has approximately 135 offices in 40 states and more than 3,200 employees and is headquartered in Austin, Texas.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing.

Services are provided throughout the United States and its territories to a broad base of clients with no single client representing 10% or more of our revenues for either the year ended December 31, 2019 or 2018. Services are rendered primarily on a time and materials and cost-plus basis with approximately 95% of our contracts on that basis and the remainder represented by firm fixed price contracts.

Basis of Presentation

The accompanying consolidated and combined financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal Year

The Company’s subsidiaries report the results of operations based on 52 or 53-week periods ending on the Friday nearest December 31 while the Parent company reports on a calendar year end. For clarity of presentation, all periods are presented as if the year ended on December 31. Fiscal years 2019 and 2018 each contained 52 weeks and ended on December 27 and December 28, respectively, for our subsidiaries. The impact of the difference between these dates was insignificant. The Company has appropriately eliminated all transactions between the Parent and the subsidiaries when presenting its balance sheet.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of December 31, 2019 and December 31, 2018, the allowance for trade accounts receivable was $2.1 million and $2.8 million, respectively, while the allowance for unbilled receivables was $0.6 million and $1.6 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations.

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the years ended December 31, 2019 and 2018.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of ASC 350, Intangibles — Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the years ended December 31, 2019 and 2018.

Revenue Recognition

During the fourth quarter of 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective approach to all contracts that were not completed as of the beginning of fiscal year 2019. We utilize the portfolio method practical expedient, which allows companies to account for multiple contracts as a portfolio, instead of accounting for them on a contract by contract basis (commonly known as the contract method). For our time and materials contracts, we apply the as-invoiced practical expedient, which permits us to recognize revenue as the right to invoice for services performed. The new standard did not materially affect our consolidated net income, financial position, or cash flows.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Below is a description of the basic types of contracts from which the Company may earn revenue:

Time and Materials Contracts

Under the time and materials (“T&M”) arrangements, contract fees are based upon time and materials incurred. The contracts may be structured as basic time and materials, cost plus a margin or time and materials subject to a maximum contract value (the “ceiling”). Due to the potential limitation of the contract’s ceiling, the economic factors of the contracts subject to a ceiling differ from the economic factors of basic T&M and cost plus contracts.

The majority of the Company’s contracts are for projects where it bills the client monthly at hourly billing or unit rates. The billing rates are determined by contract terms. Under cost plus contracts, the Company charges its clients for contract related costs at cost, an agreed upon overhead rate plus a fixed fee or rate.

Under time and materials contracts with a ceiling, the Company charges the clients for time and materials based upon the work performed however there is a ceiling or a not to exceed value. There are often instances that a contract is modified to extend the contract value past the original or amended ceiling. As the consideration is variable depending on the outcome of the contract renegotiation, the Company will estimate the total contract price in accordance with the variable consideration guidelines and will only include consideration that it expects to receive from the customer. When the Company is reaching the ceiling, the contract will be renegotiated, or we cease work when the maximum contract value is reached. The Company will continue to work if it is probable that the contract will be extended. The Company is only entitled to consideration for the work it has performed, and the ceiling amount is not a guaranteed contract value.

The Company earned approximately 95% of its revenues under T&M contracts during the years ended December 31, 2019 and 2018.

Fixed Price Contracts

Under fixed price contracts, the Company’s clients pay an agreed amount negotiated in advance for a specified scope of work. The Company is guaranteed to receive the consideration to the extent that the Company delivers under the contract. The Company recognizes revenue over a period of time on fixed price contracts using the input method based upon direct costs incurred to date, which are compared to total projected direct costs. Costs are the most relevant measure to determine the transfer of the service to the customer. The Company assess contracts quarterly and may recognize any expected future loss before actually incurring the loss. When the Company is expecting to reach the total consideration under the contract, the Company will begin to negotiate a change order.

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Change orders may take time to be formally documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before an agreement is reached with the client. If the Company is having difficulties in renegotiating the change order, the Company will stop work if possible, record all costs incurred to date, and determine, on a project by project basis, the appropriate final revenue recognition.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company evaluates claims on an individual basis and recognizes revenue it believes is probable to collect.

Performance Obligations

The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. However, in some instances, we may also promise to provide distinct goods or services within a contract, resulting in multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, we sell a customer a specific service and use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

The Company’s performance obligations are satisfied as work progresses or at a point in time. Revenue on our cost-reimbursable contracts is recognized over time using direct costs incurred or direct costs incurred to date as compared to the estimated total direct costs for performance obligations because it best depicts the transfer of control to the customer. Contract costs include labor, subcontractors’ costs and other direct costs.

Gross revenue from services transferred to customers at a point in time is recognized when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer of the reports and/or analysis performed.

As of December 31, 2019, we had $601 million of remaining performance obligations, or backlog, of which $361 million or 60% is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months. Contracts for which work authorizations have been received are included in backlog. Project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in backlog. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis, therefore backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. Our backlog for the period beyond 12 months may be subject to variation from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability.

Contract Assets and Liabilities

The timing of revenue recognition, billings and cash collections results in billed receivables unbilled receivables (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities). Billed and unbilled receivables are reflected on the face of the Consolidated Balance Sheet. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts as of the reporting date and is reported within “other current liabilities” on the Consolidated Balance Sheet. This liability was $343 and $472 as of December 31, 2019 and 2018, respectively. Revenue recognized that was included in the contract liability balance at the beginning of the fiscal year was $129 for the year ended December 31, 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

U.S. Federal Acquisition Regulations

The Company has contracts with the U.S. federal, state and local governments that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its contracts that are directly funded or partially funded by pass through funds from the U.S. Federal government. These provisions limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of the Company’s government contracts are subject to termination at the convenience of the government. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Government contracts that are subject to the FAR are subject to audits performed by the Defense Contract Audit Agency (“DCAA”) and many other state governmental agencies. As such, the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems are subject to review. During the course of its audits, the DCAA or a state agency may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards and recommend that the applicable contracting officer disallow such costs. Historically, the Company has not incurred significant disallowed costs because of such audits. However, the Company can provide no assurance that the rate audits will not result in material disallowances of incurred costs in the future. The Company provides for a refund liability to the extent that it expects to refund some of the consideration received from a customer. The liability at December 31, 2019 and 2018 was $813.

Disaggregation of Revenues

As described in Note 12 — Segment, the Company has one operating segment, Engineering, Testing, Inspection and Other Consultative Services, which reflects how the Company is being managed.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing. Public sector clients approximate one-third of the Company’s revenues in each reporting period presented.

All services performed by the Company are rendered in the United States and its territories via two contract types, time and materials or fixed price contracts. The Company derives 95% of its revenues from T&M contracts.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income

There are no other components of comprehensive income other than net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of the FASB ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the consolidated balance sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

	For the year ended December 31,
	2019	2018
Contingent consideration, beginning of the year	$7,000	$5,000
Additions for acquisitions	63	2,000
Reduction of liability for payment made	(5,063)	—
Decrease of liability related to re-measurement of fair value	(940)	—
Total contingent consideration, end of the period	1,060	7,000
Current portion of contingent consideration	(1,060)	(5,000)
Contingent consideration, less current portion	$—	$2,000

Equity-Based Compensation

The Company recognizes the cost of services received in an equity-based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award. Equity compensation was $1,984 and $228 for the years December 31, 2019 and 2018, respectively.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying combined financial statements except as disclosed below. The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in 2019 and 2018. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2019 and 2018, deferred taxes consisted of approximately $0.6 million and $2.0 million, respectively of a deferred tax liability related to the prior year conversion by the C-Corp subsidiaries from the cash to accrual method for tax purposes. There are no net operating loss carryforwards. The Company records its deferred tax liabilities in other long-term liabilities within its Consolidated and Combined Balance Sheet.

Income tax expense was $1.3 million and $0.3 million for 2019 and 2018, respectively. Income tax expense differs from the 21% federal tax rate and various state tax rates applied to the Company’s pre-tax income due to only certain C-Corp subsidiaries being subject to recognition of federal or state income taxes in the Company’s Combined and Consolidated Statement of Operations. Additionally, the Company has recorded the Texas margin tax within income tax expense.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. Updates relate to the following types of cash receipts: Debt prepayments of extinguishment cost, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investees, and beneficial interests in securitization transactions. The Company adopted this ASU on January 1, 2019. The adoption did not have a material effect on its results of operations, financial position, or cash flows. The adoption of the ASU did not result in an adjustment to the statement of cash flows as of January 1, 2019.

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

Reclassifications

Certain prior year balance sheet balances have been reclassified for consistency in current year presentation.

NOTE 3 — BUSINESS ACQUISITIONS

In November 2018, Atlas acquired SCST, Inc. (“SCST”), a provider of environmental science, geotechnical, geophysics, special inspection & materials testing, facilities consulting, and telecom & utilities services. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $10.6 million in cash and $1.1 million in rollover equity from the owners of SCST, subject to customary closing working capital adjustments plus an earnout of up to $2.0 million upon the achievement of certain financial targets to be paid upon the first and second anniversaries of the closing.

In August 2018, Atlas acquired Piedmont Geotechnical Consultants (“Piedmont”), a geotechnical engineering, materials testing and environmental consulting firm servicing Georgia and the Southeast. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $4.0 million in cash and $0.3 million in rollover equity from the owners of Piedmont, subject to customary closing working capital adjustments.

The Company did not acquire any entities during 2019 but entered into a definitive binding agreement on November 20, 2019 to acquire Long Engineering, Inc. This acquisition closed in 2020 (refer to Note 13 — Subsequent Events for further information).

Acquisition costs of approximately $0.4 million have been expensed in 2018 in the combined statement of operations as within operating expenses. The following table summarizes fair values of the assets acquired and liabilities assumed as of the acquisition dates for acquisitions closed during 2018. The accounting for these acquisitions was finalized in 2019. These fair values were finalized during 2019 (amounts in thousands):

	Piedmont	SCST
Cash	$—	$—
Accounts receivable	1,707	8,833
Property and equipment	78	261
Prepaid expenses	21	203
Other assets	—	234
Intangible assets	1,350	3,350
Liabilities	(809)	(5,190)
Net assets acquired	$2,347	$7,691
Consideration paid (cash and rollover equity)	$4,300	$11,758
Contingent earnout liability (cash)	—	2,000
Total consideration	4,300	13,758
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$1,953	$6,067

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 4 — PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years. Property and equipment consist of the following (amounts in thousands):

	December 31,		Average life
	2019	2018
Furniture and fixtures	$5,256	$4,429	3 – 5 years
Equipment and vehicles	27,041	24,725	3 – 10 years
Computers	15,122	17,587	3 years
Leasehold improvements	4,936	4,205	3 – 5 years
Construction in Progress	2,503	905
Less: Accumulated depreciation and amortization	(40,034)	(39,591)
	$14,824	$12,260

Property and equipment under capital leases (amounts in thousands):

	December 31,
	2019	2018
Computer equipment	$1,241	$1,095
Less accumulated depreciation	(557)	(167)
	$684	$928

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows (amounts in thousands):

2020	$286
2021	286
2022	286
2023	202
2024	19
Thereafter	—
$1,079

Depreciation expense was approximately $5.2 million and $5.8 million for the years ended December 31, 2019 and 2018, respectively.

NOTE 5 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Beginning Balance	$80,352	$82,735
Acquisitions	—	6,622
Measurement Period Adjustments	4,773	(9,005)
Balance at the End of the Year	$85,125	$80,352

The Company did not recognize any impairments of goodwill in the year ended December 31, 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 5 — GOODWILL AND INTANGIBLES (cont.)

Intangible assets as of December 31, 2019 and December 31, 2018 consist of the following (amounts in thousands):

	December 31, 2019			December 31, 2018			Remaining useful life (in years)
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value
Definite life intangible assets:
Customer relationships	$106,620	(23,759)	$82,861	$110,931	$(14,056)	$96,875	9.3
Tradenames	18,620	(9,282)	9,338	17,092	(4,487)	12,605	7.3
Non-competes	600	(410)	190	647	(223)	424	3.0
Total intangibles	$125,840	$(33,451)	$92,389	$128,670	$(18,766)	$109,904

Amortization expense for the years ended December 31, 2019 and December 31, 2018 was $14.7 million and $13.9 million, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows (amounts in thousands):

2020	$13,981
2021	11,282
2022	10,689
2023	10,673
2024	10,673
Thereafter	35,091
$92,389

NOTE 6 — LONG-TERM DEBT

In October 2017, concurrent with the closing of the Moreland acquisition, Atlas obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the ETS acquisition, Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by the assets owned by Atlas. Proceeds from the credit agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The credit agreement is scheduled to mature in November 2022 with quarterly principal payments required beginning December 2017. Interest is compounded based on the variable rate in effect.

ATC had a business loan agreement (Loan Agreement) maturing on January 29, 2020. The Loan Agreement includes a revolving credit facility that shall not exceed $45 million. Security for the loan is provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate plus a margin based on the total leverage ratio as defined in the Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balance on the Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was secured by assets of the Company.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 6 — LONG-TERM DEBT (cont.)

The Atlas Credit Facility is scheduled to mature in March 2024. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

Long-term debt consisted of the following (amounts in thousands):

	December 31,
	2019	2018
Atlas credit facility – term loan	$136,844	$89,063
Capital lease obligations	—	1,030
Other loans – capital lease obligations	—	385
Atlas credit facility – revolving loan	34,300	13,944
Other line of credit	—	14,500
Subtotal	171,144	118,922
Less: Loan costs, net	(1,712)	(878)
Less current maturities of long-term debt	(10,875)	(5,682)
Long-term debt	$158,557	$112,362

Atlas was in compliance with all applicable loan covenants as of and for the year ended December 31, 2019.

Aggregate long-term principal payments subsequent to December 31, 2019, are as follows (amounts in thousands):

2020	$10,875
2021	10,875
2022	10,875
2023	13,594
2024	124,925
Thereafter	—
$171,144

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2025. The Company also rents equipment on a job-by-job basis.12

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum payments under non-cancelable operating leases as of December 31, 2019 are as follows (amounts in thousands):

2020	$11,613
2021	8,974
2022	6,478
2023	6,049
2024	3,031
Thereafter	3,860
$40,005

Rental expense associated with facility and equipment operating leases for the years ended December 31, 2019 and 2018 was $11.7 million and $9.4 million, respectively.

NOTE 8 — EQUITY BASED COMPENSATION

In December 2017, Atlas’ Parent granted service-based Class A units to certain members of Atlas’ management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for this grant was $228 for the years ended December 31, 2019 and 2018.

In April 2019, Atlas Parent granted service-based Class A units to certain members of Atlas management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 973.65 units granted as of December 31, 2019. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for the period ended December 31, 2019 was $1,757 related to the April 2019 grant. The grant date fair value was determined using assumptions about the current waterfall expected payout.

The following summarizes the activity of Class A unit awards during the period ended December 31, 2019:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2018	378	$1,593
Granted	974	10,524
Vested	(126)	—
Forfeited	—	—
Unvested Class A units as of December 31, 2019	1,226	$12,117

NOTE 9 — RELATED-PARTY TRANSACTIONS

During the years ended December 31, 2019 and 2018, the Company leased office space from former owners of acquired companies that became shareholders and/or officers of the Company. The Company recognized lease expenses under these leases within the consolidated and combined Statement of Operations in the amount of $635 and $96 for the years ended December 31, 2019 and 2018, respectively.

During the years ended December 31, 2019 and 2018, the Company performed certain environmental consulting work for an affiliate of one of its principal owners or members and collected fees related to these services in the amount of $192 and $117, respectively.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 10 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. Total contributions related to these plans made by the Company in 2019 and 2018 were $4.4 and $3.1 million, respectively.

NOTE 11 — DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through December 31, 2019.

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the year ended December 31, 2019 and 2018 consisted of the following (amounts in thousands):

	For the year ended December 31,
	2019	2018
Revenues	$—	$(23)
Cost of revenues	197	167
Operating expenses	36	249
Operating loss	233	393
Depreciation and amortization	—	—
Other Income/(Expense)	(87)	—
Loss from discontinued operations	$146	$393

NOTE 12 — SEGMENT

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

NOTE 13 — SUBSEQUENT EVENTS

The Company and Boxwood Merger Corp. (“Boxwood”), a special purchase acquisition company (“SPAC”) entered into a purchase agreement on August 12, 2019 whereby the Company would be acquired for consideration approximating $617 million upon approval of the Boxwood shareholders. Consideration would be a combination of roll-over equity by current company shareholders, new share purchases by Boxwood SPAC participants, cash from a new credit arrangement and repayment of the existing Atlas Credit Facility. A full description of the proposed acquisition terms may be found in the Boxwood Definitive Proxy Statement dated November 12, 2019 (the “Proxy”) filed with the United States Securities and Exchange Commission (“SEC”) and is available on www.sec.gov.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 13 — SUBSEQUENT EVENTS (cont.)

On February 13, 2020, Boxwood’s shareholders approved the acquisition of the Company by the SPAC and consideration was comprised of the aforementioned consideration plus a private placement of preferred share units. This was treated as a reverse recapitalization and Boxwood’s name was changed to Atlas Technical Consultants, Inc. For more information, please refer to the Form 8-K as filed on February 14, 2020 with the SEC and is available on the SEC’s website.

On February 14, 2020, the existing Atlas Credit Facility was repaid with proceeds from the acquisition.

On February 17, 2020, the Company completed its acquisition of Long Engineering. The purchase price called for $10.5 million in cash and variable contingent consideration due the sellers over the course of the next three years based upon the achievement of certain EBITDA targets.

NOTE 14 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2019 and 2018 is as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Cash paid for interest	$9,535	$6,401
Cash paid for taxes	2,000	2,226

Noncash investing and financing activities:
Property and equipment purchases included in accounts payable	276	189

Noncash investing activities:
Class C shares issued for acquisition of business	—	1,350
Contingent earnout for acquisition of business	63	2,000

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [        ], 2020 by and between Atlas Technical Consultants, Inc., a Delaware corporation (f/k/a Boxwood Merger Corp.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of November 15, 2018 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, in connection with the closing of the business combination on February 14, 2020 (the “Atlas Business Combination”), the Company filed the second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware pursuant to which the Company was renamed Atlas Technical Consultants, Inc.;

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Atlas Business Combination, the holders of the warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants, shares of Common Stock;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of a majority of the number of the then outstanding warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the warrants to exchange all of the outstanding warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than a majority of the then outstanding warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by:

(a) adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding warrants, as described in Section 6A.2 below, for Class A common shares (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.1665 Class A common shares (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Class A common shares). In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [          ].1

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the

____________

1         This will be the last sale price of our common stock on the Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on October 19, 2020).

Annex A-1

registered holders of the warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the warrants shall have no further rights except to receive, upon surrender of the warrants, the Consideration.

2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

Annex A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

ATLAS TECHNICAL CONSULTANTS, INC.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Annex A-3

ATLAS TECHNICAL CONSULTANTS, INC.

Offer to Exchange Warrants to Purchase Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
for
Shares of Class A Common Stock
of
Atlas Technical Consultants, Inc.
and
Consent Solicitation

_________________________________

PROSPECTUS

_________________________________

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail
Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call: (866) 342-1635
Email: atcxw@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

BofA Securities, Inc.
Bank of America Tower at One Bryant Park
New York, NY 10036
Toll-Free: (888) 803-9655